                                                                  EXHIBIT 99.2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

OVERVIEW

We are one of the foremost providers of real estate related and travel related services in the world. We were created through the December 1997 merger (the "Cendant Merger") of HFS Incorporated ("HFS") and CUC International Inc. ("CUC"). We provide business services to our customers, many of which are consumer services companies, and also provide fee-based services directly to consumers, generally without owning the assets or sharing the risks associated with the underlying businesses of our customers or collaborative businesses.

Our operations consist of four principal divisions:

   o       travel related services,

   o       real estate related services,

   o       direct marketing services and

   o       diversified services.

Our businesses provide a wide range of complementary consumer and business services, which together represent seven business segments.

Following is a brief description of each division and its related services.

   o The travel related services businesses facilitate vacation timeshare exchanges and franchise car rental and hotel businesses;

   o The real estate related services businesses franchise real estate brokerage businesses, provide home buyers with mortgages, assist in employee relocations and provide consumers with relocation, real estate and home-related products and services through our move.com network of Web sites;

   o The direct marketing services businesses provide an array of value driven products and services; and

   o The diversified services businesses include our tax preparation services franchise, information technology services, car parks in the United Kingdom and other consumer-related services.

As a franchisor of hotels, real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses to use our brand names. We do not own or operate hotels, real estate brokerage offices, car rental operations or tax preparation offices, except for certain company-owned Jackson Hewitt Inc. offices, which we intend to franchise. Instead, we provide our franchisee customers with services designed to increase their revenue and profitability.

In connection with our previously announced program to focus on maximizing the opportunities and growth potential of our existing businesses, we divested several non-strategic businesses and assets and have completed or commenced certain other strategic initiatives related to our Internet businesses. Pursuant to such program, we completed the dispositions of Global Refund Group, the fleet business segment, Central Credit, Inc., Spark Services, Inc., National Leisure Group ("NLG"), National Library of Poetry ("NLP"), Essex Corporation ("Essex"), Cendant Software Corporation, Hebdo Mag International, Inc., the Green Flag Group ("Green Flag") and Entertainment Publications, Inc. ("EPub"). As a result of the divestitures program, we divested former CUC businesses representing approximately 45% of CUC's revenues in 1997, the year in which CUC merged with HFS (see Note 3 -- Dispositions and Acquisitions of Businesses). In addition, in October 2000, we committed to a plan to spin-off our individual membership segment which represented a majority of CUC revenues.

On March 21, 2000, our shareholders approved a proposal authorizing a new series of Cendant common stock to track the performance of the Move.com Group, an operator of a popular network of Web sites, which offer a wide selection of quality relocation, real estate and home-related products and services. The Move.com Group will integrate and enhance the online efforts of our residential real estate brands and those of our other real estate business units based upon our RentNet, Inc. ("RentNet") online apartment guide model. The Move.com Group commenced operations in the third quarter of 1999 with the move.com Internet site, our flagship site, becoming functional during January 2000. Prior to the formation of the Move.com Group, RentNet's historical financial information was included in our discontinued individual membership segment.

The Move.com Group currently generates the following types of revenue: subscriptions, sponsorships, e-commerce and other revenue. E-commerce revenue primarily includes mortgage referral and marketing fees. In addition to the move.com site itself, the assets attributed to Move.com Group include RentNet, our online apartment rental business acquired in January 1996 and previously included in our discontinued individual membership segment, National Home Connections, LLC, a facilitator of connecting and disconnecting utilities, processor of address changes and provider of moving related services and products, which was acquired in May 1999, and the assets of MetroRent, an online provider of fee-based apartment vacancy reports, which was acquired in December 1999.

On October 27, 2000, we announced that we entered into a definitive agreement to sell certain businesses within our Move.com Group segment, as well as certain other businesses (see Disposition within Note 27 -- Subsequent Events).

The following discussion should be read in conjunction with the information contained in our Consolidated Financial Statements and accompanying Notes thereto (particularly, Note 27 -- Subsequent Events) included elsewhere herein.

CONSOLIDATED OPERATIONS -- 1999 vs. 1998

REVENUES

Revenues increased $56 million (1%) in 1999 over 1998, which reflected growth in a majority of our reportable operating segments despite the effects of dispositions of non-strategic businesses. Significant contributing factors which gave rise to such revenue growth included an increase in the amount of royalty fees received from our franchised brands within both our travel and real estate franchise segments and an increase in loan servicing revenues within our mortgage segment. Revenues in 1999 included the full year operating results of our car park subsidiary, which was acquired in April 1998, compared to the post acquisition period in 1998. A detailed discussion of revenue trends from 1998 to 1999 is included in the section entitled "Results of Reportable Operating Segments -- 1999 vs. 1998."

OTHER CHARGES

LITIGATION SETTLEMENTS. On December 7, 1999, we reached a preliminary agreement to settle the principal securities class actions pending against us, other than certain claims relating to FELINE PRIDES securities discussed below. As a result of the settlement, we recorded a pre-tax charge of approximately $2.89 billion. This settlement is subject to final documentation and court approval (see Note 17 -- Commitments and Contingencies).

During 1998, we reached a final agreement to settle a class action lawsuit that was brought on behalf of the holders of the FELINE PRIDES. As a result of the settlement, we recorded a pre-tax charge of $351 million (see PRIDES Litigation Settlement within Note 27 -- Subsequent Events).

TERMINATION OF PROPOSED ACQUISITIONS. During 1999, we announced our intention not to proceed with the acquisition of RAC Motoring Services and recorded a $7 million charge in connection with the write-off of acquisition costs. During 1998, we recorded a $433 million charge in connection with the termination of the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company.

INVESTIGATION-RELATED COSTS. During 1999 and 1998, we incurred investigation-related costs of $21 million and $33 million, respectively, in connection with our discovery and announcement of accounting irregularities on April 15, 1998.

MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES (CREDITS). During 1999 and 1998, we recorded merger-related costs and other unusual charges (credits) of $25 million and ($67) million, respectively (see "Merger-Related Costs and Other Unusual Charges (Credits)").

OTHER CHARGES. During 1998, we incurred other charges of $53 million and $35 million in connection with the termination of certain of our former executives and investigation-related financing costs, respectively.

For a detailed discussion regarding Other Charges, see Note 5 to the Consolidated Financial Statements.

DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expense increased $44 million (15%) in 1999 over 1998 as a result of incremental amortization of goodwill and other intangible assets from 1998 acquisitions and capital spending primarily to support growth and enhance marketing opportunities in our businesses, partially offset by the impact of the disposal of non-strategic businesses.

INTEREST EXPENSE AND MINORITY INTEREST

Interest expense, net increased $84 million (75%) in 1999 over 1998 primarily as a result of an increase in the average debt balances outstanding and a nominal increase in the cost of funds. In addition, the composition of average debt balances during 1999 included longer term fixed rate debt carrying higher interest rates as compared to 1998. The weighted average interest rate on long-term debt increased to 6.4% in 1999 from 6.2% in 1998. Minority interest, net of tax increased $10 million (20%). Minority interest, net of tax is primarily related to distributions payable in cash on our FELINE PRIDES and the trust preferred securities issued in February 1998.

NET GAIN ON DISPOSITIONS OF BUSINESSES

During 1999, we recorded a net gain of $967 million in connection with the disposition of certain non-strategic businesses. For a detailed discussion regarding such dispositions, see Note 3 -- Dispositions and Acquisitions of Businesses.

PROVISION (BENEFIT) FOR INCOME TAXES

Our effective tax rate increased to a benefit of 63.2% in 1999 from an expense of 34.3% in 1998 primarily due to the impact of the disposition of our fleet businesses that was accounted for as a tax-free merger.
Accordingly, nominal income taxes were provided on the net gain realized upon such disposition.

INCOME (LOSS) FROM CONTINUING OPERATIONS

Income (loss) from continuing operations for 1999 decreased $541 million from 1998 primarily as a result of other charges in 1999 and 1998 of $2.95 billion and $838 million, respectively, and the 1999 net gain on dispositions of businesses of $967 million. Such decrease was partially offset by growth in our continuing businesses, see "Results of Reportable Operating Segments."

RESULTS OF REPORTABLE OPERATING SEGMENTS

The underlying discussions of each segment's operating results focuses on Adjusted EBITDA, which is defined as earnings before non-operating interest, income taxes, depreciation and amortization, and minority interest, adjusted to exclude net gains on dispositions of businesses and certain other charges which are of a non-recurring or unusual nature and are not included in assessing segment performance or are not segment-specific. Our management believes such discussion is the most informative representation of how management evaluates performance. However, our presentation of Adjusted EBITDA may not be comparable with similar measures used by other companies. For additional information, including a description of the services provided in each of our reportable operating segments, see Note 24 to the Consolidated Financial Statements.

Prior to the third quarter of 2000, the historical operating results of Cendant Travel, our subsidiary which facilitates travel arrangements for our travel-related and membership businesses, were included within the discontinued individual membership segment. Beginning the third quarter of 2000, the operations of Cendant Travel were managed as a component of the travel segment. Accordingly, the operating results of Cendant Travel are reflected in the travel segment for all periods presented.

Included in the Move.com Group are RentNet, Inc., ("RentNet"), acquired during January 1996, National Home Connections, LLC, acquired in May 1999, and the assets of MetroRent, acquired in December 1999. Prior to the formation of the Move.com Group, RentNet's historical financial information was included in our discontinued individual membership segment. We reclassified the financial results of RentNet for the years ended December 31, 1998 and 1997.

                                                 YEAR ENDED DECEMBER 31,
                       ---------------------------------------------------------------------------
                                                                                       ADJUSTED
                                                                                        EBITDA
                                  REVENUES                   ADJUSTED EBITDA            MARGIN
                       ------------------------------------------------------------ --------------
                         1999      1998    % CHANGE   1999 (1) 1998 (2)   % CHANGE   1999    1998
                       -------- --------  ---------- --------  -------- ----------  ------ ------
(DOLLARS IN MILLIONS)
Travel                  $1,239    $1,163       7%      $  593   $  552        7%      48%     47%
Insurance/Wholesale        575       544       6%         180      138       30%      31%     25%
Real Estate Franchise      571       456      25%         424      349       21%      74%     77%
Relocation                 415       444      (7%)        122      125       (2%)     29%     28%
Mortgage                   397       353      12%         182      188       (3%)     46%     53%
Move.com Group              18        10      80%         (22)       1         *        *     10%
Diversified Services     1,099     1,108      (1%)        223      120       86%      20%     11%
Fleet                      207       387        *          81      174         *      39%     45%
                       -------- --------             --------  --------
Total                   $4,521    $4,465               $1,783   $1,647
                       ======== ========             ========  ========

------------
*      Not meaningful.
(1) Excludes (i) a charge of $2.9 billion associated with the preliminary agreement to settle the principal shareholder securities class action suit, (ii) a charge of $7 million in connection with the termination of the proposed acquisition of RAC Motoring Services, (iii) a charge of $21 million of investigation-related costs, (iv) $23 million of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of our lodging franchisees to a property management system sponsored by us, (v) $2 million of costs primarily resulting from the consolidation of European call centers in Cork, Ireland and (vi) a credit of $967 million for the net gain on the dispositions of businesses.
(2) Excludes (i) a charge of $351 million associated with the agreement to settle the PRIDES securities class action suit, (ii) charges of $433 million for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company, (iii) charges of $121 million for investigation-related costs, including incremental financing costs and executive terminations and (iv) a net credit of $67 million associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.

TRAVEL

Revenues and Adjusted EBITDA increased $76 million (7%) and $41 million (7%), respectively, in 1999 compared to 1998. Franchise fees increased $39 million (7%) in 1999, consisting of increases in lodging and car rental franchise fees of $26 million (7%) and $13 million (8%), respectively. Our franchise businesses experienced growth in 1999 compared to 1998 primarily due to increases in the amount of weighted average available rooms (24,000 incremental rooms domestically) and car rental days. Timeshare subscriptions and exchange revenues increased $18 million (5%), primarily as a result of increased volume. Also contributing to the revenue and Adjusted EBITDA increases was an $11 million bulk timeshare exchange transaction in 1999, largely offset by a $7 million decrease in gains from the sale of portions of our equity investment in Avis Rent A Car, Inc. ("ARAC," subsequently renamed Avis Group

Holdings, Inc.). The Adjusted EBITDA margin increased to 48% in 1999 from 47% in 1998. Total expenses increased $35 million (6%), primarily due to increased volume; however, such increase included a $14 million increase in marketing and reservation fund expenses associated with our lodging franchise business unit that was offset by increased marketing and reservation revenues received from franchisees.

INSURANCE/WHOLESALE

Revenues and Adjusted EBITDA increased $31 million (6%) and $42 million (30%), respectively, in 1999 compared to 1998 primarily due to customer growth, which resulted from increases in affiliations with financial institutions. The increase in affiliations with financial institutions was attributable principally to international expansion, while the Adjusted EBITDA increase was due to improved profitability in international markets as well as a $25 million expense decrease related to longer amortization periods for certain customer acquisition costs as a result of a change in accounting estimate. International revenues and Adjusted EBITDA increased $28 million (23%) and $15 million (164%), respectively, primarily due to a 37% increase in customers. The Adjusted EBITDA margin increased to 31% in 1999 from 25% in 1998. The Adjusted EBITDA margin for domestic operations was 37% in 1999, versus 31% in 1998. The Adjusted EBITDA margin for international operations was 16% for 1999, versus 7% in 1998. Domestic operations, which represented 74% of segment revenues in 1999, generated higher Adjusted EBITDA margins than international operations as a result of continued expansion costs incurred internationally to penetrate new markets. International operations, however, have become increasingly profitable as they have expanded over the last two years.

REAL ESTATE FRANCHISE

Revenues and Adjusted EBITDA increased $115 million (25%) and $75 million (21%), respectively, in 1999 compared to 1998. Royalty fees for the CENTURY 21(Registered Trademark), COLDWELL BANKER(Registered Trademark) and ERA(Registered Trademark) franchise brands collectively increased by $67 million (17%) primarily as a result of a 5% increase in home sale transactions by franchisees and an 8% increase in the average price of homes sold. Home sales by franchisees benefited from strong existing domestic home sales for the majority of 1999, as well as from expansion of our franchise system. Existing domestic home sales are expected to decline compared to 1999 as a result of increases in interest rates. Declining home sales will impact royalty income since royalty income is based on gross commission income earned by agents and brokers on the sale of homes. These declines are expected to be partially offset by increases in other areas of our business, such as real estate franchise sales and higher home resale prices. Beginning in the second quarter of 1999, the financial results of the advertising funds for the COLDWELL BANKER and ERA brands were consolidated into the results of the real estate franchise segment, increasing revenues by $31 million and expenses by a like amount, with no impact on Adjusted EBITDA. Revenues in 1999 benefited from $20 million generated from the sale of portions of our preferred stock investment in NRT Incorporated ("NRT"), the independent company we helped form in 1997 to serve as a consolidator of residential real estate brokerages. Since most costs associated with the real estate franchise business do not vary significantly with revenues, the increases in revenues, exclusive of the aforementioned consolidation of the advertising funds, contributed to an improvement of the Adjusted EBITDA margin to 79% in 1999 from 77% in 1998.

RELOCATION

Revenues and Adjusted EBITDA decreased $29 million (7%) and $3 million (2%), respectively, in 1999 compared with 1998 and the Adjusted EBITDA margin increased to 29% in 1999 from 28% in 1998. Operating results in 1999 benefited from a $13 million increase in referral fees and international relocation service revenue, offset by a comparable decline in home sales revenue. Total expenses decreased $26 million (8%), which included $15 million in cost savings from regional operations, technology and telecommunications, and $11 million in reduced expenses resulting from reduced government home sales and the sale of an asset management company in the third quarter of 1998. The asset management company contributed 1998 revenues and Adjusted EBITDA of $21 million and $16 million, respectively. In 1999, revenues and Adjusted EBITDA benefited from the sale of a minority interest in an insurance subsidiary, which resulted in $7 million of additional revenue and Adjusted EBITDA. In 1998, revenues and Adjusted EBITDA also benefited from an improvement in receivable collections, which permitted an $8 million reduction in billing reserve requirements.

MORTGAGE

Revenues increased $44 million (12%) and Adjusted EBITDA decreased $6 million (3%), respectively, in 1999 compared with 1998. The increase in revenues resulted from a $32 million increase in loan servicing revenues and a $12 million increase in loan closing revenues. The average servicing portfolio increased $10 billion (29%), with the average servicing fee increasing approximately seven basis points because of a reduction in the rate of amortization on servicing assets. The reduced rate of amortization was caused by higher mortgage interest rates in 1999. Total mortgage closing volume in 1999 was $25.6 billion, a decline of $400 million from 1998. However, purchase mortgage volume (mortgages for home buyers) increased $3.7 billion (24%) to $19.1 billion, offset by a $4.2 billion decline in mortgage refinancing volume. Moreover, purchase mortgage volume from the teleservices business (Phone In -- Move In) and Internet business (Log In -- Move In) increased $4.7 billion (63%), primarily because of increased purchase volume from our real estate franchisees. Industry origination volume is expected to be lower in 2000 compared to 1999 as a result of recent increases in interest rates and reduced refinancing volume. We expect to offset lower refinancing volume with increased purchase mortgage volume in 2000. The Adjusted EBITDA margin decreased from 53% in 1998 to 46% in 1999. Adjusted EBITDA decreased in 1999 because of a $17 million increase in expenses incurred within servicing operations for the larger of the increase in the average servicing portfolio and other expense increases for technology, infrastructure and teleservices to support capacity for volume anticipated in future periods. We anticipate that increased costs to support future volume will negatively impact Adjusted EBITDA through the first six months of 2000.

MOVE.COM GROUP

Move.com Group provides a broad range of quality relocation, real estate, and home-related products and services through its flagship portal site, move.com, and the move.com network. Revenues increased $8 million (80%) to $18 million, while Adjusted EBITDA decreased $23 million to a loss of $22 million in 1999 compared to 1998. These results reflect our increased investment in marketing and development of the portal and retention bonuses paid to Move.com Group employees.

DIVERSIFIED SERVICES

Revenues decreased $9 million (1%) and Adjusted EBITDA increased $103 million (86%), in 1999 compared to 1998. The April 1998 acquisition of National Car Park ("NCP"), contributed incremental revenues and Adjusted EBITDA of $103 million and $48 million, respectively, in 1999 over 1998. Also contributing to an increase in revenues and Adjusted EBITDA in 1999 was $39 million of incremental income from investments and $13 million of revenues recognized in connection with a litigation settlement. The aforementioned revenue increases were partially offset by the impact of disposed operations, including Essex in January 1999, NLG and NLP in May 1999, Spark Services, Inc. and Global Refund Group in August 1999, Central Credit, Inc. in September 1999 and EPub and Green Flag in November 1999. The operating results of disposed businesses were included through their respective disposition dates in 1999 versus being included for the full year in 1998, except for Green Flag which was acquired in April 1998. Accordingly, revenues from divested businesses were incrementally less in 1999 by $138 million while Adjusted EBITDA improved $15 million. The increase in Adjusted EBITDA in 1999 over 1998 also reflects offsetting reductions in preferred alliance revenues and corporate expenses.

FLEET

On June 30, 1999, we completed the disposition of our fleet business segment (see Note 3 -- Dispositions and Acquisitions of Businesses). Revenues and Adjusted EBITDA were $207 million and $81 million, respectively, in the first six months of 1999 and $387 million and $174 million, respectively, for the full year in 1998.

CONSOLIDATED OPERATIONS -- 1998 VS. 1997

REVENUES

Revenues increased $912 million (26%) in 1998 over 1997, which reflected growth in substantially all of our reportable operating segments. Significant contributing factors which gave rise to such increases included substantial growth in the volume of mortgage services provided and an increase in the amount of royalty fees received from our franchised brands, principally within the real estate franchise segment.

DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expense increased $81 million (36%) in 1998 over 1997 as a result of incremental amortization of goodwill and other intangible assets from 1998 acquisitions and increased capital spending primarily to accommodate growth in our businesses.

OTHER CHARGES

We recorded a $351 million charge in connection with an agreement to settle a class action lawsuit that was brought on behalf of the holders of our Income and Growth FELINE PRIDES securities who purchased their securities on or prior to April 15, 1998. In addition, we recorded a $433 million charge related to the termination of proposed acquisitions, a $53 million charge related to the termination of certain of our former executives, and charges of $33 million and $35 million, respectively, of investigation-related costs and investigation-related financing costs. In addition, we recorded merger-related and other unusual charges (credits) of ($67) million and $701 million during 1998 and 1997, respectively. For a more detailed discussion of such charges (credits) see "Merger-Related Costs and Other Unusual Charges (Credits) -- 1997" and Note 5 to the Consolidated Financial Statements.

INTEREST EXPENSE AND MINORITY INTEREST

Interest expense, net increased $61 million (120%) in 1998 over 1997 primarily as a result of incremental average borrowings during 1998 and a nominal increase in the cost of funds. We primarily used debt to finance $2.8 billion of acquisitions and investments during 1998, which resulted in an increase in the average debt balance outstanding as compared to 1997. The weighted average interest rate on long-term debt increased from 6.0% in 1997 to 6.2% in 1998. In addition to interest expense on long-term debt, we also incurred $51 million of minority interest, net of tax, primarily related to the preferred dividends payable in cash on our FELINE PRIDES and trust preferred securities issued in March 1998.

PROVISION FOR INCOME TAXES

Our effective tax rate was reduced to 34.3% in 1998 from 71.6% in 1997 due to the non-deductibility of a significant amount of unusual charges recorded during 1997 and the favorable impact in 1998 of reduced rates in international tax jurisdictions in which we commenced business operations during 1998. The 1997 effective income tax rate included a tax benefit on 1997 unusual charges, which were deductible at an effective rate of only 28.3%. Excluding unusual charges, the effective income tax rate on income from continuing operations in 1997 was 41.0%.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations for 1998 increased $126 million from 1997 primarily as a result of growth in our continuing businesses, see "Results of Reportable Operating Segments."

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

In August 1998, we changed our accounting policy with respect to revenue and expense recognition for our membership businesses, effective January 1, 1997, and recorded a non-cash after-tax charge of $283 million to account for the cumulative effect of an accounting change.

RESULTS OF REPORTABLE OPERATING SEGMENTS

The underlying discussions of each segment's operating results focuses on Adjusted EBITDA, which is defined as earnings before non-operating interest, income taxes, depreciation and amortization, and minority interest, adjusted to exclude net gains on dispositions of businesses and certain other charges which are of a non-recurring or unusual nature and are not included in assessing segment performance or are not segment-specific. Our management believes such discussion is the most informative representation of how management evaluates performance. However, our presentation of Adjusted EBITDA may not be comparable with similar measures used by other companies. For additional information, including a description of the services provided in each of our reportable operating segments, see Note 24 to the Consolidated Financial Statements.

Prior to the third quarter of 2000, the historical operating results of Cendant Travel, our subsidiary which facilitates travel arrangements for our travel and membership businesses, were included within the discontinued individual membership segment. Beginning the third quarter of 2000, the operations of Cendant Travel were managed as a component of the travel segment. Accordingly, the operating results of Cendant Travel are reflected in the travel segment for all periods presented.

Included in the Move.com Group are RentNet, Inc., ("RentNet"), acquired during January 1996, National Home Connections, LLC, acquired in May 1999, and the assets of MetroRent, acquired in December 1999. Prior to the formation of the Move.com Group, RentNets historical financial information was included in our discontinued individual membership segment. We reclassified the financial results of RentNet for the years ended December 31, 1998 and 1997.

                                                  YEAR ENDED DECEMBER 31,
                       ----------------------------------------------------------------------------
                                                                                    ADJUSTED EBITDA
                                  REVENUES                   ADJUSTED EBITDA             MARGIN
                       ------------------------------------------------------------ ---------------
                         1998      1997    % CHANGE   1998 (1) 1997 (2)   % CHANGE   1998    1997
                       -------- --------  ---------- --------  -------- ----------  ------ -------
(DOLLARS IN MILLIONS)
Travel                  $1,163    $1,057      10%      $  552   $  485       14%      47%      46%
Insurance/Wholesale        544       483      13%         138      111       24%      25%      23%
Real Estate Franchise      456       335      36%         349      227       54%      77%      68%
Relocation                 444       402      10%         125       93       34%      28%      23%
Mortgage                   353       179      97%         188       75      151%      53%      42%
Move.com Group              10         6      67%           1       (1)        *      10%     (17%)
Diversified Services     1,108       767      44%         120      152      (21%)     11%      20%
Fleet                      387       324      19%         174      121       44%      45%      37%
                       -------- --------             --------  --------
Total                   $4,465    $3,553               $1,647   $1,263
                       ======== ========             ========  ========

------------
*      Not meaningful.
(1) Excludes (i) a charge of $351 million associated with the agreement to settle the PRIDES securities class action suit, (ii) charges of $433 million for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company, (iii) charges of $121 million for investigation-related costs, including incremental financing costs, and executive terminations and (iv) a net credit of $67 million associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.
(2) Excludes unusual charges of $701 million primarily associated with the Cendant Merger and the PHH Merger.

TRAVEL

Revenues and Adjusted EBITDA increased $106 million (10%) and $67 million (14%), respectively, in 1998 over 1997. Contributing to the revenue and Adjusted EBITDA increase was a $35 million (7%) increase in franchise fees, consisting of increases of $23 million (6%) and $12 million (8%) in lodging and car rental franchise fees, respectively. Our franchise businesses experienced increases during 1998 in worldwide available rooms (29,800 incremental rooms, domestically), revenue per available room, car rental days and average car rental rates per day. Timeshare subscription and exchange revenue increased $27 million (9%) as a result of a 7% increase in average membership volume and a 4% increase in the number of exchanges. Also contributing to the revenue and Adjusted EBITDA increase was $16 million of incremental fees received from preferred alliance partners seeking access to our franchisees and their customers, $13 million of fees generated from the execution of international master license agreements and an $18 million gain on our sale of one million shares of ARAC common stock in 1998. The aforementioned drivers supporting increases in revenues and Adjusted EBITDA were partially offset by a $37 million reduction in the equity in earnings of our investment in the car rental operations of ARAC as a result of reductions in our ownership percentage in such investment during 1997 and 1998. Total expenses increased $39 million (7%), however the Adjusted EBITDA margin improved from 46% in 1997 to 47% in 1998. The improvement in the Adjusted EBITDA margin reflects operating leverage within our franchise operations and a leveraging of our corporate infrastructure among more businesses in 1998 compared to 1997.

INSURANCE/WHOLESALE

Revenues and Adjusted EBITDA increased $61 million (13%) and $27 million (24%), respectively, in 1998 over 1997, primarily due to customer growth. This growth generally resulted from increases in affiliations with financial institutions. Domestic operations, which comprised 77% of segment revenues in 1998, generated higher Adjusted EBITDA margins than the international businesses as a result of continued expansion costs incurred internationally to penetrate new markets.

Domestic revenues and Adjusted EBITDA increased $25 million (6%) and $24 million (22%), respectively. Revenue growth, which resulted from an increase in customers, also contributed to an improvement in the overall Adjusted EBITDA margin from 23% in 1997 to 25% in 1998, as a result of the absorption of such increased volume by the existing domestic infrastructure. International revenues and Adjusted EBITDA increased $36 million (41%) and $3 million (54%), respectively, due primarily to a 42% increase in customers while the Adjusted EBITDA margin remained relatively flat at 7%.

REAL ESTATE FRANCHISE

Revenues and Adjusted EBITDA increased $121 million (36%) and $122 million (54%), respectively, in 1998 over 1997. Royalty fees collectively increased for our CENTURY 21, COLDWELL BANKER and ERA franchise brands by $102 million (35%) as a result of a 20% increase in home sales by franchisees and a 13% increase in the average price of homes sold. Home sales by franchisees benefited from existing home sales in the United States reaching a record 5 million units in 1998, according to data from the National Association of Realtors, as well as from expansion of our franchise systems. Because many costs associated with the real estate franchise business, such as franchise support and information technology, do not vary directly with home sales volumes or royalty revenues, the increase in royalty revenues contributed to an improvement in the Adjusted EBITDA margin from 68% to 77%.

RELOCATION

Revenues and Adjusted EBITDA increased $42 million (10%) and $32 million (34%), respectively, in 1998 over 1997. The Adjusted EBITDA margin improved from 23% to 28%. The primary source of revenue growth was a $29 million increase in revenues from the relocation of government employees. We also experienced growth in the number of relocation-related services provided to client corporations and in the number of household goods moves handled, partially offset by lower home sale volumes. The divestiture of certain niche-market property management operations accounted for other revenue of $8 million. Expenses associated with government relocations increased in conjunction with the volume and revenue growth, but economies of scale and a reduction in overhead and administrative expenses permitted the reported improvement in the Adjusted EBITDA margin.

MORTGAGE

Revenues and Adjusted EBITDA increased $174 million (97%) and $113 million (151%), respectively, in 1998 over 1997, primarily due to strong mortgage origination growth and average fee improvement. The Adjusted EBITDA margin improved from 42% to 53%. Mortgage origination grew across all lines of business, including increased refinancing activity and a shift to more profitable sale and processing channels and was responsible for substantially all of the segment's revenue growth. Mortgage closings increased $14.3 billion (122%) to $26.0 billion and average origination fees increased 12 basis points, resulting in a $180 million increase in origination revenues. Although the servicing portfolio grew $9.6 billion (36%), net servicing revenue was negatively impacted by average servicing fees declining 7 basis points due to the increased refinancing levels in the 1998 mortgage market, which shortened the servicing asset life and increased amortization charges. Consequently, net servicing revenues decreased $9 million, partially offset by a $6 million increase in the sale of servicing rights. Operating expenses increased in all areas, reflecting increased hiring and expansion of capacity in order to support continued growth; however, revenue growth marginally exceeded such infrastructure enhancements.

MOVE.COM GROUP

Revenues and Adjusted EBITDA increased $4 million (67%) and $2 million, respectively, in 1998 compared to 1997, primarily due to increases in listings, prices and the addition of new sponsors on the RentNet site. Offsetting the increase in revenue were increases in expenses primarily related to selling and marketing, product development and personnel costs. The revenues and expenses include only the operations of RentNet, which has been attributed to the Move.com Group. RentNet was previously included in our individual membership segment.

DIVERSIFIED SERVICES

Revenues increased $341 million (44%), while Adjusted EBITDA decreased $32 million (21%). Revenues increased primarily from acquired NCP, Green Flag and Jackson Hewitt Inc. operations, which contributed $410 million and $54 million to 1998 revenues and Adjusted EBITDA, respectively. The revenue increase attributable to 1998 acquisitions was partially offset by a $140 million reduction in revenues associated with the operations of certain of our ancillary businesses which were sold during 1997, including Interval International, Inc. ("Interval"), which contributed $121 million to 1997 revenues.

The revenue increase did not translate into increases in Adjusted EBITDA primarily due to asset write-offs, dispositions of certain ancillary business operations and approximately $8 million of incremental operating costs associated with establishing a consolidated worldwide data center. We wrote-off $37 million of impaired goodwill associated with NLP, and $13 million of certain of our equity investments in interactive membership businesses. Adjusted EBITDA in 1997 associated with aforementioned disposed ancillary operations included $27 million from Interval and $18 million related to services formerly provided to the casino industry. Our NCP, Green Flag and Jackson Hewitt Inc. subsidiaries contributed $93 million and $27 million to 1998 Adjusted EBITDA, respectively.

FLEET

On June 30, 1999, we completed the disposition of our fleet business segment for aggregate consideration of $1.8 billion (see Note 3 -- Dispositions and Acquisitions of Businesses). Fleet business segment revenues and Adjusted EBITDA increased $63 million (19%) and $53 million (44%), respectively, in 1998 over 1997, contributing to an improvement in the Adjusted EBITDA margin from 37% to 45%. We acquired The Harpur Group Ltd. ("Harpur"), a fuel card and vehicle management company in the United Kingdom, on January 20, 1998. Harpur contributed incremental revenues and Adjusted EBITDA in 1998 of $32 million and $21 million, respectively. The revenue increase is further attributable to a 12% increase in fleet leasing fees and a 31% increase in service fee revenue. The fleet leasing revenue increase is due to a 5% increase in pricing and a 7% increase in the number of vehicles leased, while the service fee revenue increase is the result of a 40% increase in number of fuel cards and vehicle maintenance cards partially offset by a 7% decline in pricing. The Adjusted EBITDA margin improvement reflects streamlining of costs at newly acquired Harpur and a leveraging of our corporate infrastructure among more businesses.

MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES (CREDITS)

1999. We incurred $23 million of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of our lodging franchisees to a property management system sponsored by us and $2 million of costs (included as a component of the table below) primarily resulting from further consolidation of European call centers in Cork, Ireland.

1997. We incurred merger-related costs and other unusual charges ("Unusual Charges") in 1997 related to continuing operations of $701 million primarily associated with the Cendant Merger ("the Fourth Quarter 1997 Charge") and the merger with PHH Corporation ("PHH") in April 1997 (the "PHH Merger" or the "Second Quarter 1997 Charge").

                                                       ACTIVITY
                                    UNUSUAL  ---------------------------  DECEMBER 31,
                                    CHARGES     1997     1998     1999        1999
                                   --------- --------  --------  -------  --------------
(IN MILLIONS)
Fourth Quarter 1997 Charge            $455     $(258)    $(130)   $ (6)        $61
Second Quarter 1997 Charge             283      (207)      (60)     (5)         11
                                   --------- --------  -------- -------  --------------
Total                                  738      (465)     (190)    (11)         72
Reclassification for discontinued
 operations                            (37)       37        --      --          --
                                   --------- --------  -------- -------  --------------
Total Unusual Charges related to
 continuing operations                $701     $(428)    $(190)   $(11)        $72
                                   ========= ========  ======== =======  ==============

Fourth Quarter 1997 Charge. We incurred Unusual Charges in the fourth quarter of 1997 totaling $455 million substantially associated with the Cendant Merger and our merger in October 1997 with Hebdo Mag International, Inc., a classified advertising business. Reorganization plans were formulated prior to and implemented as a result of the mergers. We determined to streamline our corporate organization functions and eliminate several office locations in overlapping markets. Our management's plan included the consolidation of European call centers in Cork, Ireland and terminations of franchised hotel properties.

Unusual charges included $93 million of professional fees, primarily consisting of investment banking, legal, and accounting fees incurred in connection with the mergers. Personnel related costs of $171 million included $73 million of retirement and employee benefit plan costs, $24 million of restricted stock compensation, $61 million of severance resulting from consolidations of European call centers and certain corporate functions and $13 million of other personnel related costs. We provided for 474 employees to be terminated, the majority of which were severed. Business termination costs of $78 million consisted of a $48 million impairment write down of hotel franchise agreement assets associated with a quality upgrade program and $30 million of costs incurred to terminate a contract which may have restricted us from maximizing opportunities afforded by the Cendant Merger. Facility related and other unusual charges of $113 million included $70 million of irrevocable contributions to independent technology trusts for the direct benefit of lodging and real estate franchisees, $16 million of building lease termination costs and a $22 million reduction in intangible assets associated with our wholesale annuity business for which impairment was determined in 1997. During 1999 and 1998, we recorded a net adjustment of $2 million and ($27) million, respectively, to Unusual Charges with a corresponding increase (decrease) in liabilities primarily as a result of a change in the original estimate of costs to be incurred. We made cash payments of $8 million, $103 million and $152 million during 1999, 1998 and 1997, respectively, related to the Fourth Quarter 1997 Charge. Liabilities of $61 million remained at December 31, 1999, which were primarily attributable to future severance costs and executive termination benefits, which we anticipate that such liabilities will be settled upon resolution of related contingencies.

Second Quarter 1997 Charge. We incurred $295 million of Unusual Charges in the second quarter of 1997 primarily associated with the PHH Merger. During the fourth quarter of 1997, as a result of changes in estimate, we adjusted certain merger-related liabilities, which resulted in a $12 million credit to Unusual Charges. Reorganization plans were formulated in connection with the PHH Merger and were implemented upon consummation. The PHH Merger afforded us, at such time, an opportunity to rationalize our combined corporate, real estate and travel-related businesses, and enabled our corresponding support and service functions to gain organizational efficiencies and maximize profits. We initiated a plan just prior to the PHH Merger to close hotel reservation call centers, combine travel agency operations and continue the downsizing of fleet operations by reducing headcount and eliminating unprofitable products. In addition, we initiated plans to integrate our relocation, real estate franchise and mortgage origination businesses to capture additional revenues through the referral of one business unit's customers to another. We also formalized a plan to centralize the management and headquarters functions of our corporate relocation business unit subsidiaries. Such initiatives resulted in write-offs of abandoned systems and leasehold assets commencing in the second quarter of 1997. The aforementioned reorganization plans included the elimination of PHH corporate functions and facilities in Hunt Valley, Maryland.

Unusual charges included $30 million of professional fees, primarily comprised of investment banking, accounting and legal fees incurred in connection with the PHH Merger. Personnel related costs of $154 million were associated with employee reductions necessitated by the planned and announced consolidation of our corporate relocation service businesses worldwide as well as the consolidation of corporate activities. Personnel related charges also included termination benefits such as severance, medical and other benefits and provided for retirement benefits pursuant to pre-existing contracts resulting from a change in control. Business termination charges of $56 million, which were comprised of $39 million of costs to exit certain activities primarily within our fleet management business (including $36 million of asset write-offs associated with exiting certain activities), a $7 million termination fee associated with a joint venture that competed with the PHH Mortgage Services business (presently Cendant Mortgage Corporation) and $10 million of costs to terminate a marketing agreement with a third party in order to replace the function with internal resources. Facility related and other charges totaling $43 million included costs associated with contract and lease terminations, asset disposals and other charges incurred in connection with the consolidation and closure of excess office space. During the year ended December 31, 1998, we recorded a net credit of $40 million to Unusual Charges with a corresponding reduction to liabilities primarily as a result of a change in the original estimate of costs to be incurred. We made cash payments of $5 million, $28 million and $150 million during 1999, 1998 and 1997, respectively, related to the Second Quarter 1997 Charge. Liabilities of $11 million remained at December 31, 1999, which are attributable to future severance and lease termination payments. We anticipate that severance will be paid in installments through April 2003 and lease terminations will be paid in installments through August 2002.

RESULTS OF DISCONTINUED OPERATIONS -- 1999 VS. 1998

INDIVIDUAL MEMBERSHIP

On October 25, 2000, our Board of Directors committed to a plan to complete a tax-free spin-off of our individual membership segment (consisting of Cendant Membership Services, Inc., a wholly-owned subsidiary) and loyalty business (consisting of Cendant Incentives, formerly National Card Control Inc., a wholly-owned subsidiary included within our insurance/wholesale segment) through a special dividend to CD common stockholders. In connection with the planned spin-off, the account balances and activities of the individual membership segment were segregated and reported as a discontinued operation for all periods presented. The final transaction is expected to be completed by mid-2001.

Income (loss) from our discontinued individual membership segment was income of $104 million, net of tax, in 1999 and a loss of $48 million, net of tax, in 1998. The operating results of such discontinued operations in 1999 includes gains on the disposition of businesses of $142 million ($86 million, after tax) and an unusual charge of $85 million ($48 million, after tax) in connection with a development advance we made to Netmarket Group, Inc. ("NGI"). Excluding the aforementioned non-recurring items during 1999 income from operations was $66 million, net of tax, in 1999 versus a loss of $48 million, net of tax, in 1998. Revenues and Adjusted EBITDA from our discontinued individual membership segment increased $59 million (7%) and $192 million, respectively, in 1999 compared to 1998 and Adjusted EBITDA margin improved to positive 15% from negative 7% for the same periods. The revenue growth was principally due to a greater number of members added year over year and increases in the average price of a membership. The increase in the Adjusted EBITDA margin was primarily due to the revenue increases, since many of the infrastructure costs associated with providing services to members are not dependent on revenue volume, and a reduction in solicitation spending, as we further refined the targeted audiences for our direct marketing efforts and achieved greater efficiencies in reaching potential new members.

Beginning September 15, 1999 through December 31, 1999, certain of individual membership's online businesses were not consolidated into our discontinued individual membership segment operations as a result of our donation of NGI outstanding common stock to a charitable trust. In October 1999, we completed the divestiture of our North American Outdoor Group ("NAOG") business unit. The operating results of our former online membership businesses and NAOG were included in the operations of the individual membership segment through their respective disposition dates in 1999 versus being included for the full year in 1998. The divested businesses accounted for the net increase in revenues and Adjusted EBITDA of $10 million and $23 million, respectively in 1999 versus 1998. Excluding the operating results of our former online businesses and NAOG, revenues and Adjusted EBITDA increased $49 million and $169 million, respectively, in 1999 over 1998 and the Adjusted EBITDA margin increased to positive 21% from negative 3%. Additionally, revenues and Adjusted EBITDA in 1999 were incrementally benefited $13 million and $5 million, respectively, from the April 1998 acquisition of a company that, among other services, provides members with access to their personal credit information.

CONSUMER SOFTWARE AND CLASSIFIED ADVERTISING

Pursuant to our program to divest non-strategic businesses and assets, we disposed of our consumer software and classified advertising businesses in January 1999 and December 1998, respectively. During 1998, we recorded a $405 million gain, net of tax, on the disposal of discontinued operations, which included our classified advertising and consumer software businesses. During 1999, we recorded an additional $174 million gain, net of tax, on the sale of discontinued operations, related to the disposition of our consumer software business, coincident with the closing of the transaction and in connection with certain post-closing adjustments. Losses from discontinued operations, net of tax, were $25 million in 1998, which included our classified advertising and consumer software businesses. For a detailed discussion regarding discontinued operations, see Note 4 -- Discontinued Operations.

RESULTS OF DISCONTINUED OPERATIONS -- 1998 VS. 1997

INDIVIDUAL MEMBERSHIP

Loss from our discontinued individual membership segment in 1998 and 1997 was $48 million, net of tax, and $16 million, net of tax, respectively. Revenues increased $134 million (19%) in 1998 over 1997 while Adjusted EBITDA and Adjusted EBITDA margin decreased $44 million and 5 percentage points, respectively, for the same period. The revenue growth was primarily attributable to an incremental $28 million associated with an increase in the average price of a membership, $26 million of increased billings as a result of incremental marketing arrangements, primarily with telephone and mortgage companies, and $36 million from the acquisition of a company in April 1998 that, among other services, provides members access to their personal credit information. Also contributing to the revenue growth are increased product sales and service fees, which are offered and provided to individual members. The reduction in Adjusted EBITDA and the Adjusted EBITDA margin is a direct result of $104 million (25%) increase in membership solicitation costs. We increased our marketing efforts during 1998 to solicit new members and as a result increased our gross average annual membership base by approximately 3 million members (11%) at December 31, 1998, compared to the prior year. The growth in members during 1998 resulted in increased servicing costs during 1998 of approximately $33 million (13%). While the costs of soliciting and acquiring new members were expensed in 1998, the revenue associated with these new members will not begin to be recognized until 1999, upon expiration of the membership period.

CONSUMER SOFTWARE AND CLASSIFIED ADVERTISING

During 1998, we recorded a $405 million gain, net of tax on the disposition of our consumer software and classified advertising businesses in 1998. Losses from such discontinued operations, net of tax, were $25 million in 1998 compared to $26 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

AUTHORIZATION OF TRACKING STOCK

On March 21, 2000, our shareholders approved a proposal authorizing a new series of common stock to track the performance of the Move.com Group. Our existing common stock was reclassified as CD common stock, which reflects the performance of our other businesses and also a retained interest in the Move.com Group (collectively referred to as the "Cendant Group"). In addition, our charter was amended and restated to increase the number of authorized shares of common stock from 2.0 billion to approximately 2.5 billion, comprised of 2.0 billion shares of CD common stock and 500 million shares of Move.com common stock. Although the issuance of Move.com common stock is intended to track the performance of the Move.com Group, holders are subject to all of the risks associated with an investment in all of our businesses, assets and liabilities.

PENDING ACQUISITIONS

Avis Group Holdings, Inc. On November 13, 2000, we announced that we entered into a definitive agreement to acquire all of the outstanding shares of Avis Group Holdings, Inc. ("Avis," formerly Avis Rent A Car, Inc.) that are not currently owned by us at a price of $33.00 per share in cash. Approximately 26 million outstanding shares of Avis common stock and options to purchase
7.9 million additional shares are not currently owned by us. Accordingly, the transaction is valued at approximately $937 million, inclusive of the net cash obligation related to Avis stock options expected to be cancelled prior to consummation.

The acquisition will be made by PHH. PHH will distribute the consumer car rental business to a subsidiary not within PHH's ownership structure. After the acquisition and the distribution of the consumer car rental business, PHH will own and operate the Avis fleet management business, as well as the Wright Express fuel card business. The merger is conditioned upon, among other things, approval of a majority of the votes cast by Avis shareholders who are unaffiliated with us and also customary regulatory approvals. Although no assurances can be given, we expect the transaction to close in the first quarter of 2001.

Fairfield Communities, Inc. On November 2, 2000, we announced that we had entered into a definitive agreement with Fairfield Communities, Inc. ("Fairfield") to acquire all of its outstanding common stock at $15 per share, or approximately $635 million in aggregate. The final acquisition price may increase to a maximum of $16 per share depending upon a formula based on the average trading price of CD common stock over a twenty trading day period prior to the date on which Fairfield shareholders meet to approve the transaction. The consideration is payable in cash or CD common stock, or a combination of cash and CD common stock, at the holder's election. We are not required, however, to pay more than 50% of the consideration in cash and have the right to substitute cash for any shares of Fairfield common stock instead of issuing CD common stock. Consummation of the transaction is subject to customary regulatory approvals. Although no assurances can be given, we expect to complete the acquisition in early 2001.

PENDING DISPOSITION

On October 27, 2000, we announced that we had entered into a definitive agreement (the "Homestore Transaction") with Homestore.com, Inc. ("Homestore") to sell our Internet real estate portal, move.com, certain other businesses within our Move.com Group segment and Welcome Wagon International, Inc. ("Welcome Wagon") (a wholly-owned subsidiary included within the diversified services segment) in exchange for approximately 26 million shares of Homestore common stock valued at approximately $761 million. We intend on allocating a portion of the Homestore common stock shares received to existing Move.com common shareholders and option holders. After such allocation, we expect to retain approximately 19 or 20 million shares of Homestore common stock. Consummation of the transaction is subject to certain customary closing conditions, including Hart Scott Rodino anti-trust approval. Although no assurances can be given, we expect to complete the transaction during the first quarter of 2001.

DIVESTITURE PROGRAM

In 1999, we completed our program to divest non-strategic businesses and assets, which began in the third quarter of 1998. Proceeds have been primarily used to repurchase CD common stock and reduce our indebtedness.

Entertainment Publications, Inc. On November 30, 1999, we completed the sale of approximately 85% of our EPub unit for $281 million in cash. We retained approximately 15% of EPub's common equity in connection with the transaction. In addition, we have a designee on EPub's Board of Directors. We account for our investment in EPub using the equity method. We realized a net gain of approximately $156 million ($78 million, after tax).

Green Flag. On November 26, 1999, we completed the sale of Green Flag for approximately $401 million in cash, including dividends of $37 million. We realized a net gain of approximately $27 million ($8 million, after tax).

Fleet. On June 30, 1999, we completed the disposition of our fleet business segment ("fleet segment") pursuant to the agreement between PHH, our wholly-owned subsidiary, and Avis Rent A Car, Inc. ("ARAC," subsequently renamed Avis Group Holdings, Inc.). Pursuant to the agreement, ARAC acquired the net assets of the fleet segment through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation ("Avis Fleet"), a wholly-owned subsidiary of ARAC. Coincident with the closing of the transaction, ARAC refinanced the assumed debt under management programs which was payable to us. Accordingly, we received additional consideration from ARAC comprised of $3.0 billion of cash proceeds and a $30 million receivable. We realized a net gain on the disposition of the fleet segment of $881 million ($866 million, after tax) of which $715 million ($702 million, after tax) was recognized at the time of closing and $166 million ($164 million, after tax) was deferred at the date of disposition.

The fleet segment disposition was structured as a tax-free reorganization and, accordingly, no tax provision has been recorded on a majority of the gain. However, pursuant to a recent interpretive ruling, the Internal Revenue Service ("IRS") has taken the position that similarly structured transactions do not qualify as tax-free reorganizations under Internal Revenue Code
Section 368(a)(1)(A). If the transaction is not considered a tax-free reorganization, the resultant incremental liability could range between $10 million and $170 million depending upon certain factors including utilization of tax attributes and contractual indemnification provisions. Notwithstanding the IRS interpretive ruling, we believe that, based upon analysis of current tax law, our position would prevail, if challenged.

Other Businesses. During 1999, we completed the dispositions of certain businesses, including Central Credit, Inc., Global Refund Group, Spark Services, Inc., National Leisure Group and National Library of Poetry. Aggregate consideration received on such dispositions was comprised of approximately $265 million in cash, including dividends of $21 million. We realized a net gain of $60 million ($5 million net loss, after tax) on the dispositions of these businesses.

COMMON STOCK TRANSACTIONS

Liberty Media Corporation. On December 15, 1999, we entered into a strategic alliance with Liberty Media Corporation ("Liberty Media") to develop Internet and related opportunities associated with our travel, mortgage, real estate and direct marketing businesses. Such efforts may include the creation of joint ventures with Liberty Media and others as well as additional equity investments in each others' businesses. We will also assist Liberty Media in creating, and will receive an equity participation in, a new venture that will seek to provide broadband video, voice and data content to our hotels and their guests on a worldwide basis. We will also pursue opportunities within the cable industry with Liberty Media to leverage our direct marketing resources and capabilities.

On February 7, 2000, Liberty Media invested $400 million in cash to purchase 18 million shares of CD common stock and a two-year warrant to purchase approximately 29 million shares of CD common stock at an exercise price of $23.00 per share. In addition, in March 2000, Liberty Media's Chairman, John
C. Malone, Ph.D., purchased one million shares of CD common stock for approximately $17 million in cash.

On November 16, 2000, Liberty Media purchased 4.1 million additional shares of CD common stock for consideration consisting of $12.34 per share, or $50 million in aggregate, in cash and 2.3 million shares of CD common stock for consideration consisting of a warrant to purchase approximately 29 million shares of CD common stock.

Common Share Repurchases. During 1999, our Board of Directors authorized an additional $1.8 billion of CD common stock to be repurchased under our common share repurchase program, increasing the total authorized amount that can be repurchased under the program to $2.8 billion. As of December 31, 1999, we repurchased a total of $2.0 billion (104 million shares) of CD common stock under the program. Subsequent to December 31, 1999, we repurchased an additional $306 million (18 million shares) of CD common stock under the repurchase program as of December 31, 2000. In July 1999, pursuant to a Dutch Auction self-tender offer to CD shareholders, we purchased 50 million shares of our common stock at a price of $22.25 per share.

NRT Incorporated. On April 14, 2000, NRT Incorporated ("NRT") purchased 319,591 shares of Move.com common stock for $31.29 per share or approximately $10 million in cash. We own $179 million of NRT convertible preferred stock, of which $21 million will be convertible, at our option upon occurrence of certain events, into no more than 50% of NRT's common stock.

Chatham Street Holdings, LLC. In September 1999, we entered into an agreement with Chatham Street Holdings, LLC ("Chatham") pursuant to which Chatham was granted the right, until September 30, 2001, to purchase up to 1,561,000 shares of Move.com common stock for $16.02 per share. In addition, for every two shares of Move.com Group stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com Group stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com Group stock at a price equal to $128.16 per share. On March 31, 2000, Chatham exercised its contractual right to purchase 1,561,000 shares of Move.com common stock for $16.02 per share or approximately $25 million in cash and received a warrant to purchase 780,500 shares of Move.com common stock at $64.08 per share and 780,500 shares of Move.com common stock at $128.16 per share. Also during March 2000, we invested $25 million in convertible preferred stock of WMC Finance Co. ("WMC"), an online provider of sub-prime mortgages and an affiliate of Chatham (which is convertible into 2,541,946 shares or approximately 12% of WMC's common stock at September 30, 2000), and were granted an option to purchase approximately 5 million shares of WMC common stock.

On November 24, 2000, we entered into an agreement with Chatham whereby Chatham sold to us (i) 2.6 million shares of Series E cumulative preferred stock of WMC, (ii) 1,561,000 shares of Move.com common stock and (ii) warrants to purchase 1,561,000 shares of Move.com common stock in exchange for (i) $75.1 million in cash and (ii) 2.6 million shares of Class A common stock of WMC. In consideration for such securities, we also agreed to pay Chatham an additional $15 million within 90 days after consummation of the Homestore Transaction.

The shareholders of Chatham are also shareholders of NRT. See Note 21 to the Consolidated Financial Statements for a detailed discussion of NRT.

Liberty Digital, Inc. On March 31, 2000, Liberty Digital, Inc. ("Liberty Digital") purchased 1,598,030 shares of Move.com common stock for $31.29 per share in exchange for consideration consisting of $10 million in cash and 813,215 shares of Liberty Digital Class A common stock valued at approximately $40 million. In the event Move.com common stock is not publicly traded by June 30, 2001, we will be required to exchange such shares for CD common stock.

LITIGATION

Class Action Litigation and Government Investigations. Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on our behalf and several individual lawsuits and arbitration proceedings have commenced in various courts and other forums against us and other defendants by or on behalf of persons claiming to have purchased or otherwise acquired securities or options issued by CUC or us between May 1995 and August 1998.

The Securities and Exchange Commission ("SEC") and the United States Attorney for the District of New Jersey are also conducting investigations relating to the matters referenced above. As a result of the findings from our internal investigations, we made all adjustments considered necessary, which are reflected in our previously filed restated financial statements for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by us, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities and Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that we had violated certain financial reporting provisions of the Securities and Exchange Act of 1934 and ordered us to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against us.

On December 7, 1999, we announced that we reached a preliminary agreement to settle the principal securities class action pending against us in the U.S. District Court in Newark, New Jersey (the "Settlement Agreement") brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998. Under the Settlement Agreement, we would pay the class members approximately $2.85 billion in cash. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain parties in the class action have appealed the District Court's orders approving the plan of allocation of the settlement fund and awarding of attorneys' fees and expenses to counsel for the lead plaintiffs. No appeals challenging the fairness of the $2.85 billion settlement amount were filed. The U.S. Court of Appeals for the Third Circuit has issued a briefing schedule for the appeals pursuant to which a briefing will be concluded in the middle of February 2001. No date for oral argument has been set. Accordingly, we will not be required to fund the settlement amount of $2.85 billion for some time. However, the Settlement Agreement required us to post collateral in the form of credit facilities and/or surety bonds by November 13, 2000. See Note 27 -- Subsequent Events.

The settlement does not encompass all litigation asserting claims associated with the accounting irregularities. We do not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, we do not believe that the impact of such unresolved proceedings should result in a material liability to our consolidated financial position or liquidity.

Other Securities Litigation. During the third quarter of 2000, we incurred charges of $20 million in connection with litigation asserting claims associated with accounting irregularities in the former business units of CUC and outside of the principal common shareholder class action lawsuit.

PRIDES Litigation Settlement. On March 14, 2000, pursuant to a court order approving the previously disclosed PRIDES settlement, we issued approximately 25 million Rights with a calculated value of $11.71 per Right. Right holders may sell or exercise the Rights by delivering us three Rights together with two PRIDES in exchange for two new PRIDES (the "New PRIDES") for a period beginning upon distribution of the Rights and concluding upon expiration of the Rights (February 2001). The terms of the New PRIDES are the same as the original PRIDES, except that the conversion rate was revised and fixed so that, at the time of the issuance of the Rights, the New PRIDES had a value equal to $17.57 more than the original PRIDES.

In connection with the issuance of the Rights, we recorded a non-cash credit of $41 million to litigation settlement and related costs during the first quarter of 2000, with a corresponding decrease to additional paid-in capital. The credit represented an adjustment related to the number of Rights to be issued, which was decreased by approximately 3 million, as such Rights were unclaimed and uncontested.

On May 3, 2000, pursuant to the PRIDES settlement, we issued approximately 4 million additional PRIDES (the "Additional PRIDES"), with a face value of $50 per Additional PRIDES, and received approximately $91 million in cash proceeds related to the issuance of such securities. Only Additional Income PRIDES (having identical terms to the originally issued Income PRIDES) were issued, of which 3,619,374 were immediately converted into 3,619,374 New Income PRIDES and 380,626 remained Additional Income PRIDES. No Additional Growth PRIDES were issued in the offering. Upon the issuance of the Additional Income PRIDES, we recorded a reduction to shareholders' equity of $108 million equal to the value of the total future contract adjustment payments to be made.

Other Pending Litigation. We are involved in pending litigation in the usual course of business. In the opinion of management, such other litigation will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

FINANCING (EXCLUSIVE OF MANAGEMENT AND MORTGAGE PROGRAM FINANCING)

We have sufficient liquidity and access to liquidity through various sources, including our ability to access public equity, debt markets and financial institutions. As of December 31, 1999, we had a $750 million term loan facility with a syndicate of financial institutions and committed back-up facilities totaling $1.8 billion, which were undrawn and available, with the exception of $5 million of letters of credit. During August 2000, we replaced our existing $1.0 billion, 364-day revolving credit facility with a $1.75 billion, three-year competitive advance and revolving credit agreement maturing on August 29, 2003. On November 13, 2000, we posted letters of credit of $1.71 billion from this agreement as collateral required under the Settlement Agreement. In addition, we obtained and posted $790 million of surety bonds as collateral required under the Settlement Agreement in November 2000.

Furthermore, we also had $2.55 billion of availability under existing shelf registration statements at December 31, 1999, which was subsequently reduced by $400 million in connection with the Liberty Media transaction.

Our long-term debt, including current portion, was $2.8 billion at December 31, 1999 and consisted of (i) approximately $2.1 billion of publicly issued fixed rate debt comprising $400 million of 7 1/2% senior notes, $1,148 million of 7 3/4% senior notes and $547 million of 3% convertible subordinated notes and (ii) $750 million of borrowings under a term loan facility. On January 21, 2000, we redeemed all outstanding 7 1/2% senior notes at a redemption price of 100.695% of par, plus accrued interest, using available cash. During March and November of 2000, we made principal payments totaling $500 million to reduce our outstanding borrowings under our existing term loan facility.

Our credit facilities contain certain restrictive covenants, including restrictions on indebtedness of material subsidiaries, mergers, limitations on liens, liquidations and sale and leaseback transactions, and require the maintenance of certain financial ratios. Our long-term debt credit ratings are BBB with Standard & Poor's Corporations ("Standard & Poor's"), Baa1 with Moody's Investors Service Inc. ("Moody's"), and BBB+ with Fitch IBCA. Our short-term debt ratings are P2 with Moody's, and F2 with Fitch IBCA. (A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.).

FINANCING RELATED TO MANAGEMENT AND MORTGAGE PROGRAMS

Our PHH subsidiary operates our mortgage and relocation services businesses as a separate public reporting entity and supports the origination of mortgages and advances under relocation contracts primarily by issuing commercial paper and medium term notes and maintaining secured obligations. Such financing is not classified based on contractual maturities, but rather is included in liabilities under management and mortgage programs as long-term debt since such debt corresponds directly with high quality related assets. PHH continues to pursue opportunities to reduce its borrowing requirements by securitizing some of these high quality assets. PHH maintains a revolving sales agreement under which an unaffiliated bankruptcy remote buyer, Bishops Gate Residential Mortgage Trust (the "Buyer"), a special purpose entity, committed to purchase, at PHH's option, mortgage loans originated by PHH on a daily basis, up to the Buyer's asset limit of $2.1 billion. Under the terms of this sales agreement, PHH retains the servicing rights on the mortgage loans sold to the Buyer and arranges for the sale or securitization of the mortgage loans into the secondary market. The Buyer retains the right to select alternative sale or securitization arrangements. At December 31, 1999 and 1998, PHH was servicing approximately $813 million and $2.0 billion, respectively, of mortgage loans owned by the Buyer. At September 30, 2000, PHH was servicing approximately $980 million of mortgage loans owned by the Buyer. During the second and third quarters of 2000, we entered into three separate financing agreements with Apple Ridge Funding LLC ("Apple Ridge"), a bankruptcy remote, special purpose entity. Under the terms of these agreements, certain relocation receivables will be transferred for cash, on a revolving basis, to Apple Ridge until March 31, 2007. PHH retains a subordinated residual interest and the related servicing rights and obligations in the relocation receivables. At September 30, 2000, PHH was servicing approximately $703 million of receivables under these agreements.

PHH debt is issued without recourse to the parent company. PHH expects to continue to maximize its access to global capital markets by maintaining the quality of its assets under management. This is achieved by maintaining credit standards to minimize credit risk and the potential for losses. PHH manages its exposure to interest rate and liquidity risk by matching floating and fixed interest rate and maturity characteristics of funding to related assets, varying short and long-term domestic and international funding sources, and securing available credit under committed banking facilities. Depending upon asset growth and financial market conditions, PHH utilizes the United States commercial paper markets, public and private debt markets, as well as other cost-effective short-term instruments. Augmenting these sources, PHH will continue to manage outstanding debt with the potential sale or transfer of managed assets to third parties while retaining fee-related servicing responsibility. At December 31, 1999, aggregate borrowings comprised commercial paper, medium-term notes, secured obligations and other borrowings of $0.6 billion, $1.3 billion, $0.3 billion, and $0.1 billion, respectively.

In December 1999, PHH renewed its 364-day financing agreement to sell GNMA mortgage loans under an agreement to repurchase such mortgages. The agreement is collateralized by the underlying mortgage loans held in safekeeping by the custodian to the agreement. The total commitment under this agreement is $500 million and is renewable on an annual basis at the discretion of the lender in accordance with the securitization agreement. Mortgage loans financed under this agreement at December 31, 1999 and 1998 totaled $345 million and $378 million, respectively.

PHH filed a shelf registration statement with the SEC, effective March 2, 1998, for the aggregate issuance of up to $3.0 billion of medium-term note debt securities. These securities may be offered from time to time, together or separately, based on terms to be determined at the time of sale. As of December 31, 1999, PHH had approximately $375 million of availability remaining under this shelf registration statement. Proceeds from future offerings will continue to be used to finance assets PHH manages for its clients and for general corporate purposes. During September 2000, PHH filed a shelf registration statement registering an additional $2.625 billion of debt securities. Under this shelf registration, PHH established a new covenant which restricts dividends to us. The senior indenture dated November 6, 2000 prevents PHH from paying dividends and/or making intercompany loans to us if after giving effect to those dividends or intercompany loans, PHH's debt to equity ratio exceeds 6.5 to 1. Furthermore, under the senior indenture, PHH's ratio of debt to tangible net worth must be maintained at or less than 10 to 1. PHH currently has $3.0 billion available for issuing medium-term notes under its existing shelf registration statement.

To provide additional financial flexibility, PHH's current policy is to ensure that committed facilities aggregate 100 percent of the average amount of outstanding commercial paper. As of December 31, 1999, PHH maintained $2.5 billion of unsecured committed credit facilities, which were provided by domestic and foreign banks. On February 28, 2000, PHH reduced these facilities to $1.5 billion to reflect reduced borrowing needs of PHH after the disposition of its fleet businesses. The facilities consist of a $750 million revolving credit maturing in February 2001, which we intend to renew at its maturity for another 364 days, and a $750 million revolving credit maturing in February 2005. Management closely evaluates not only the credit of the banks but also the terms of the various agreements to ensure ongoing availability. The full amount of PHH's committed facilities at December 31, 1999 was undrawn and available. Management believes that our current policy provides adequate protection should volatility in the financial markets limit PHH's access to commercial paper or medium-term notes funding. PHH continuously seeks additional sources of liquidity to accommodate PHH asset growth and to provide further protection from volatility in the financial markets.

During September and November of 2000, PHH obtained additional lines of credit of $125 million and $150 million maturing in September 2001 and November 2001, respectively.

In the event that the public debt market is unable to meet PHH's funding needs, we believe that PHH has appropriate alternative sources to provide adequate liquidity, including current and potential future securitized obligations and its revolving credit facilities.

On July 10, 1998, PHH entered into a Supplemental Indenture No. 1 (the "Supplemental Indenture") with a bank, as trustee, under the Senior Indenture dated as of June 5, 1997, which formalizes PHH's policy of limiting the payment of dividends and the outstanding principal balance of loans to us to 40% of consolidated net income (as defined in the Supplemental Indenture) for each fiscal year. The Supplemental Indenture prohibits PHH from paying dividends or making loans to us if upon giving effect to such dividends and/or loan, PHH's debt to equity ratio exceeds 8 to 1, at the time of the dividend or loan, as the case may be. The final maturity of debt issued under this indenture is March 4, 2002.

Following the execution of our agreement to dispose of our fleet segment, Fitch IBCA lowered PHH's long-term debt rating from A+ to A and affirmed PHH's short-term debt rating at F1, and Standard & Poor's affirmed PHH's long-term and short-term debt ratings at A-/A2. Moody's lowered PHH's long-term debt rating from A3 to Baa1 and affirmed PHH's short-term debt rating at P2. (A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.).

MANDATORILY REDEEMABLE PREFERRED INTEREST IN A SUBSIDIDARY

In March 2000, we formed a limited liability corporation ("LLC"), which issued a mandatorily redeemable preferred interest ("Senior Preferred Interest") in exchange for $375 million in cash. The Senior Preferred Interest is mandatorily redeemable 15 years from the date of issuance and may be redeemed after 5 years, or earlier in certain circumstances. Distributions on the Senior Preferred Interest are based on the three-month LIBOR plus an applicable margin (1.77%). Simultaneously with the issuance of the Senior Preferred Interest, we transferred certain assets to the LLC. After the sale of the Senior Preferred Interest, we owned 100% of both the common interest and the junior preferred interest in the LLC. In the event of default, holders of the Senior Preferred Interest have certain liquidation preferences.

OTHER INITIATIVES

During the first quarter of 2000, our management, with the appropriate level of authority, formally committed to various strategic initiatives. As a result of such initiatives, we incurred restructuring and unusual charges of $106 million during the first quarter of 2000, of which $20 million was reclassified as discontinued operations during the third quarter of 2000. The charges of $106 million included $60 million of restructuring charges and $46 million of unusual charges.

The restructuring initiatives were aimed at improving the overall level of organizational efficiency, consolidating and rationalizing existing processes, reducing cost structures in our underlying businesses and other related efforts. These initiatives primarily affected our travel and insurance/wholesale segments and our discontinued individual membership segment. The initiatives are expected to be substantially completed by the end of the first quarter of 2001. The restructuring charges included (i) $25 million of personnel related costs primarily for severance resulting from the consolidation of business operations and certain corporate functions, (ii) $26 million of asset impairments primarily related to the planned exit of a timeshare software development business and (iii) $9 million of facility related costs for facility closures and lease obligations resulting from the consolidation and relocation of business operations.

The unusual charges of $46 million included (i) $21 million to fund an irrevocable contribution to an independent technology trust responsible for the installation of a properly management system, sponsored by us, (ii) $11 million associated with executive terminations, (iii) $7 million principally related to the abandonment of certain computer system applications, (iv) $3 million related to stock option contract modifications and (v) $4 million of other related costs.

We continue to explore ways to increase efficiencies and productivity and to reduce the cost structures of our respective businesses. Such actions could include downsizing, consolidating, restructuring or other related efforts, which we anticipate would be funded through current operations. No assurances may be given that any plan of action will be undertaken or completed.

CASH FLOWS (1999 VS. 1998)

We generated $3.2 billion of cash flows from operating activities from continuing operations in 1999 representing a $2.5 billion increase from 1998. The increase in cash flows from operating activities was primarily due to a $2.1 billion net reduction in mortgage loans held for sale, which reflects larger loan sales to the secondary markets in proportion to loan originations and a decrease in working capital.

Cash flows from investing activities from continuing operations resulted in an inflow of $1.7 billion in 1999 compared to an outflow of $4.2 billion in 1998 primarily due to a $3.1 billion increase in net proceeds from the sale of subsidiaries, primarily related to the fleet businesses, and a $2.5 billion decrease in cash used in acquisition-related activity (acquisitions in 1998 included NCP, Green Flag and Jackson Hewitt). Additionally, we invested $277 million less cash in management and mortgage programs primarily due to the disposition of the fleet businesses.

Cash flows from financing activities from continuing operations resulted in an outflow of $4.8 billion in 1999 compared to an inflow of $4.7 billion in 1998 partially due to a $2.6 billion increase in repurchases of CD common stock in 1999, a $3.1 billion decrease in proceeds from borrowings in 1999 over 1998 and an increase of $2.7 billion in net cash used in management and mortgage programs primarily related to repayments of borrowings. Additionally, we issued the FELINE PRIDES in 1998 for proceeds of approximately $1.5 billion.

CAPITAL EXPENDITURES

In 1999, $254 million was invested in property and equipment to support operational growth and enhance marketing opportunities. In addition, technological improvements were made to improve operating efficiencies. Capital spending in 1999 included the development of integrated business systems and other investments in information systems within several of our segments as well as additions to car park properties for NCP.

YEAR 2000

The following disclosure is a Year 2000 readiness disclosure statement pursuant to the Year 2000 Readiness and Disclosure Act:

In order to minimize or eliminate the effect of the Year 2000 risk on our business systems and applications, we identified, evaluated, implemented and tested changes to our computer systems, applications and software necessary to achieve Year 2000 compliance. Our computer systems and equipment successfully transitioned to the Year 2000 with no significant issues. We continue to keep our Year 2000 project management in place to monitor latent problems that could surface at key dates or events in the future. We do not anticipate any significant problems related to these events. The total cost of our Year 2000 compliance plan was approximately $46 million. We expensed and capitalized the costs to complete the compliance plan in accordance with appropriate accounting policies.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was previously amended by SFAS No. 137 "Accounting For Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to fiscal years commencing after June 15, 2000. We appointed a team to implement these standards on an enterprise-wide basis. We identified certain contracts, which contain embedded derivatives, and additional freestanding derivatives as defined by SFAS No. 133. Completion of our implementation plan and determination of the impact of adopting these standards is expected by the end of the fourth quarter of 2000. Since the impact is dependent upon market fluctuations and the notional value of such contracts at the time of adoption, the impact of adopting these standards is not fully determinable. However, we currently do not anticipate material changes to any of our existing hedging strategies as a result of such adoption. We will adopt SFAS No. 138 concurrently with SFAS No. 133 on January 1, 2001, as required.

In October 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125." SFAS No. 140 revises criteria for accounting for securitizations, other financial-asset transfers, and collateral and introduces new disclosures, but otherwise carries forward most of the provisions of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" without amendment. We will adopt SFAS No. 140 on December 31, 2000, as required.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB No. 101 draws upon the existing accounting rules and explains those rules, by analogy, to other transactions that the existing rules do not specifically address. In accordance with SAB No. 101, we will revise certain revenue recognition policies regarding the recognition of non-refundable one-time fees and the recognition of pro rata refundable subscription revenues. We currently recognize non-refundable one-time fees at the time of contract execution and cash receipt. This policy will be changed to the recognition of non-refundable one-time fees on a straight line basis over the life of the underlying contract. We currently recognize revenue equal to procurement cost upon initiation of a subscription. Additionally, we currently recognize pro rata refundable subscription revenue, equal to procurement costs upon initiation of a subscription. Additionally, the amount in excess of procurement costs is recognized over the subscription period. This policy will be changed to recognition of the pro rata refundable subscription revenue on a straight line basis over the subscription period. Procurement costs will continue to be expensed as incurred. The percentage of annual revenues earned from non-refundable one-time fees and from refundable subscription revenues is not material to consolidated net revenues. We will adopt SAB No. 101 on January 1, 2000, and will record a non-cash charge of approximately $89 million ($56 million, after tax) to account for the cumulative effect of the accounting change.

FORWARD LOOKING STATEMENTS

Certain statements in this Exhibit constitute "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. These forward looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements, include, but are not limited to: the resolution or outcome of the unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation; uncertainly as to our future profitability; our ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in our existing and potential future lines of business; our ability to integrate and operate successfully acquired and merged businesses and the risks associated with such businesses, including the pending acquisitions of Avis Group Holdings, Inc. and Fairfield Communities, Inc.; uncertainty relating to the timing and impact of the pending dispositions of certain businesses within the Move.com Group and Welcome Wagon International, Inc. and the spin-off of our individual membership segment and loyalty business; our ability to obtain financing on acceptable terms to finance our growth strategy and for us to operate within the limitations imposed by financing arrangements and the effect of changes in current interest rates, particularly in our mortgage and real estate franchise segments. Other factors and assumptions not identified above were also involved in the derivation of these forward looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. We assume no obligation to publicly correct or update these forward looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward looking statements or if we later become aware that they are not likely to be achieved.

                                                                  EXHIBIT 99.3

                    INDEX TO RESTATED FINANCIAL STATEMENTS

                                                                                                     PAGE
                                                                                                   --------

Independent Auditors' Report                                                                          F-2

Consolidated Statements of Operations for the years ended December 31, 1999, 1998 and 1997            F-3

Consolidated Balance Sheets as of December 31, 1999 and 1998                                          F-4

Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997            F-5

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1999, 1998
 and 1997                                                                                             F-7

Notes to Consolidated Financial Statements                                                            F-9

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cendant Corporation

We have audited the accompanying consolidated balance sheets of Cendant Corporation and subsidiaries (the "Company") as of December 31, 1999 and 1998 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1997, the Company changed its method of recognizing revenue and membership solicitation costs for its individual membership business.

As discussed in Notes 1 and 4, the accompanying consolidated financial statements have been restated to reflect the discontinuance of the Company's individual membership segment on October 25, 2000 (the "Measurement Date"). The results prior to the Measurement Date are included in income (loss) from discontinued operations in the accompanying consolidated financial statements.

/s/ Deloitte & Touche LLP
New York, New York
November 24, 2000

                     CENDANT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                    1999      1998      1997
                                                                 --------- --------  ---------
REVENUES
 Service fees, net                                                 $4,302    $4,262    $3,396
 Fleet leasing (net of depreciation and interest costs of $670,
  $1,279 and $1,205)                                                   30        89        60
 Other                                                                189       114        97
                                                                 --------- --------  ---------
Net revenues                                                        4,521     4,465     3,553
                                                                 --------- --------  ---------
EXPENSES
 Operating                                                          1,605     1,652     1,130
 Marketing and reservation                                            596       622       623
 General and administrative                                           537       544       537
 Depreciation and amortization                                        347       303       222
 Other charges:
  Litigation settlement and related costs                           2,894       351        --
  Termination of proposed acquisitions                                  7       433        --
  Executive terminations                                               --        53        --
  Investigation-related costs                                          21        33        --
  Merger-related costs and other unusual charges (credits)             25       (67)      701
  Investigation-related financing costs                                --        35        --
 Interest, net                                                        196       112        51
                                                                 --------- --------  ---------
Total expenses                                                      6,228     4,071     3,264
                                                                 --------- --------  ---------
Net gain on dispositions of businesses                                967        --        --
                                                                 --------- --------  ---------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST              (740)      394       289
Provision (benefit) for income taxes                                 (468)      135       207
Minority interest, net of tax                                          61        51        --
                                                                 --------- --------  ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS                             (333)      208        82
Discontinued operations:
 Income (loss) from discontinued operations, net of tax               104       (73)      (42)
 Gain on sale of discontinued operations, net of tax                  174       405        --
                                                                 --------- --------  ---------
INCOME (LOSS) BEFORE EXTRAORDINARY GAIN AND CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE                                                 (55)      540        40
Extraordinary gain, net of tax                                         --        --        26
                                                                 --------- --------  ---------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE           (55)      540        66
Cumulative effect of accounting change, net of tax                     --        --      (283)
                                                                 --------- --------  ---------
NET INCOME (LOSS)                                                  $  (55)   $  540    $ (217)
                                                                 ========= ========  =========
INCOME (LOSS) PER SHARE
 BASIC
  Income (loss) from continuing operations                         $(0.44)   $ 0.25    $ 0.10
  Income (loss) from discontinued operations                         0.14     (0.09)    (0.05)
  Gain on sale of discontinued operations                            0.23      0.48        --
  Extraordinary gain                                                   --        --      0.03
  Cumulative effect of accounting change                               --        --     (0.35)
                                                                 --------- --------  ---------
  NET INCOME (LOSS)                                                $(0.07)   $ 0.64    $(0.27)
                                                                 ========= ========  =========
 DILUTED
  Income (loss) from continuing operations                         $(0.44)   $ 0.24    $ 0.10
  Income (loss) from discontinued operations                         0.14     (0.09)    (0.05)
  Gain on sale of discontinued operations                            0.23      0.46        --
  Extraordinary gain                                                   --        --      0.03
  Cumulative effect of accounting change                               --        --     (0.35)
                                                                 --------- --------  ---------
  NET INCOME (LOSS)                                                $(0.07)   $ 0.61    $(0.27)
                                                                 ========= ========  =========

               See Notes to Consolidated Financial Statements.

                     CENDANT CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                       (IN MILLIONS, EXCEPT SHARE DATA)

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                            1999      1998
                                                                         --------- ---------
ASSETS
Current assets
 Cash and cash equivalents                                                $ 1,168    $ 1,002
 Receivables (net of allowance for doubtful accounts of $68 and $99)          991      1,485
 Deferred income taxes                                                      1,305        319
 Other current assets                                                         771        854
 Net assets of discontinued operations                                         --        374
                                                                         --------- ---------
Total current assets                                                        4,235      4,034
                                                                         --------- ---------
Property and equipment (net of accumulated depreciation of $325 and
 $426)                                                                      1,279      1,378
Franchise agreements (net of accumulated amortization of $216 and $169)     1,410      1,363
Goodwill (net of accumulated amortization of $286 and $230)                 3,106      3,744
Other intangibles (net of accumulated amortization of $113 and $91)           655        742
Other assets                                                                1,120        648
                                                                         --------- ---------
Total assets exclusive of assets under programs                            11,805     11,909
                                                                         --------- ---------
Assets under management and mortgage programs
 Relocation receivables                                                       530        659
 Mortgage loans held for sale                                               1,112      2,416
 Mortgage servicing rights                                                  1,084        636
 Net investment in leases and leased vehicles                                  --      3,801
                                                                         --------- ---------
                                                                            2,726      7,512
                                                                         --------- ---------
TOTAL ASSETS                                                              $14,531    $19,421
                                                                         ========= =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable and other current liabilities                           $ 1,152    $ 1,369
 Current portion of debt                                                      400         --
 Shareholder litigation settlement and related costs                        2,892         --
 Deferred income                                                              228        368
 Net liabilities of discontinued operations                                   241        318
                                                                         --------- ---------
Total current liabilities                                                   4,913      2,055
                                                                         --------- ---------
Deferred income                                                               413        222
Long-term debt                                                              2,445      3,363
Other noncurrent liabilities                                                  452        235
                                                                         --------- ---------
Total liabilities exclusive of liabilities under programs                   8,223      5,875
                                                                         --------- ---------
Liabilities under management and mortgage programs
 Debt                                                                       2,314      6,897
 Deferred income taxes                                                        310        341
                                                                         --------- ---------
                                                                            2,624      7,238
                                                                         --------- ---------
Mandatorily redeemable preferred securities issued by subsidiary
 holding solely senior debentures issued by the Company                     1,478      1,472
                                                                         --------- ---------
Commitments and contingencies (Note 17)
Shareholders' equity
 Preferred stock, $.01 par value -authorized 10 million shares; none
  issued and outstanding                                                       --         --
 Common stock, $.01 par value -authorized 2 billion shares; issued
  870,399,635 and 860,551,783 shares                                            9          9
 Additional paid-in capital                                                 4,102      3,863
 Retained earnings                                                          1,425      1,480
 Accumulated other comprehensive loss                                         (42)       (49)
 Treasury stock, at cost, 163,818,148 and 27,270,708 shares                (3,288)      (467)
                                                                         --------- ---------
Total shareholders' equity                                                  2,206      4,836
                                                                         --------- ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $14,531    $19,421
                                                                         ========= =========

               See Notes to Consolidated Financial Statements.

                     CENDANT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN MILLIONS)

                                                                      YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------
                                                                    1999        1998       1997
                                                                 ---------- ----------  ----------
OPERATING ACTIVITIES
Net income (loss)                                                 $    (55)   $    540   $   (217)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities from continuing operations:
(Income) loss from discontinued operations, net of tax                (104)         73         42
Gain on sale of discontinued operations, net of tax                   (174)       (405)        --
Extraordinary gain, net of tax                                          --          --        (26)
Cumulative effect of accounting change, net of tax                      --          --        283
Asset impairments and termination benefits                              --          63         --
Net gain on dispositions of businesses                                (967)         --         --
Litigation settlement and related costs                              2,894         351         --
Merger-related costs and other unusual charges (credits)                25         (67)       701
Payments of merger-related costs and other unusual charges             (49)       (149)      (301)
Depreciation and amortization                                          347         303        222
Proceeds from sales of trading securities                              180         136         --
Purchases of trading securities                                       (147)       (182)        --
Deferred income taxes                                                  289        (254)       (35)
Net change in assets and liabilities from continuing
 operations:
 Receivables                                                          (184)       (129)       (99)
 Deferred membership commission costs                                   --         (87)        --
 Income taxes receivable                                              (133)        (98)       (84)
 Accounts payable and other current liabilities                       (478)        111         78
 Deferred income                                                        39           5       (347)
Other, net                                                            (312)         16       (153)
                                                                 ---------- ----------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
 OPERATIONS EXCLUSIVE OF MANAGEMENT AND MORTGAGE PROGRAMS            1,171         227         64
                                                                 ---------- ----------  ----------
Management and mortgage programs:
 Depreciation and amortization                                         698       1,260      1,122
 Origination of mortgage loans                                     (25,025)    (26,572)   (12,217)
 Proceeds on sale and payments from mortgage loans
  held for sale                                                     26,328      25,792     11,829
                                                                 ---------- ----------  ----------
                                                                     2,001         480        734
                                                                 ---------- ----------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
 OPERATIONS                                                          3,172         707        798
                                                                 ---------- ----------  ----------
INVESTING ACTIVITIES
Property and equipment additions                                      (254)       (331)      (153)
Proceeds from sales of marketable securities                           741          --        506
Purchases of marketable securities                                    (672)         --       (458)
Investments                                                            (18)        (24)      (273)
Net assets acquired (net of cash acquired) and
 acquisition-related payments                                         (205)     (2,731)      (567)
Net proceeds from dispositions of businesses                         3,365         314        224
Other, net                                                              53         113       (109)
                                                                 ---------- ----------  ----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES FROM
 CONTINUING OPERATIONS EXCLUSIVE OF MANAGEMENT AND MORTGAGE
 PROGRAMS                                                            3,010      (2,659)      (830)
                                                                 ---------- ----------  ----------

                     CENDANT CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1999        1998       1997
                                                         ---------- ----------  ----------
Management and mortgage programs:
 Investment in leases and leased vehicles                  $(2,378)   $(2,447)    $(2,069)
 Payments received on investment in leases and leased
  vehicles                                                   1,529        987         589
 Proceeds from sales and transfers of leases and leased
  vehicles to third parties                                     75        183         186
 Equity advances on homes under management                  (7,608)    (6,484)     (6,845)
 Repayment on advances on homes under management             7,688      6,624       6,863
 Additions to mortgage servicing rights                       (727)      (524)       (270)
 Proceeds from sales of mortgage servicing rights              156        119          49
                                                         ---------- ----------  ----------
                                                            (1,265)    (1,542)     (1,497)
                                                         ---------- ----------  ----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
 FROM CONTINUING OPERATIONS                                  1,745     (4,201)     (2,327)
                                                         ---------- ----------  ----------
FINANCING ACTIVITIES
Proceeds from borrowings                                     1,719      4,809          67
Principal payments on borrowings                            (2,213)    (2,596)       (174)
Issuance of convertible debt                                    --         --         544
Issuance of common stock                                       127        171         132
Repurchases of common stock                                 (2,863)      (258)       (171)
Proceeds from mandatorily redeemable preferred
 securities issued by subsidiary holding solely senior
 debentures issued by the Company                               --      1,447          --
Other, net                                                      --         --          (7)
                                                         ---------- ----------  ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
 FROM CONTINUING OPERATIONS EXCLUSIVE OF MANAGEMENT AND
 MORTGAGE PROGRAMS                                          (3,230)     3,573         391
                                                         ---------- ----------  ----------
Management and mortgage programs:
 Proceeds received for debt repayment in connection
  with disposal of fleet segment                             3,017         --          --
 Proceeds from debt issuance or borrowings                   5,263      4,300       2,816
 Principal payments on borrowings                           (7,838)    (3,090)     (1,693)
 Net change in short-term borrowings                        (2,000)       (93)       (613)
                                                         ---------- ----------  ----------
                                                            (1,558)     1,117         510
                                                         ---------- ----------  ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
 FROM CONTINUING OPERATIONS                                 (4,788)     4,690         901
                                                         ---------- ----------  ----------
Effect of changes in exchange rates on cash and cash
 equivalents                                                    51        (16)         15
                                                         ---------- ----------  ----------
Net cash provided by (used in) discontinued operations         (14)      (266)        563
                                                         ---------- ----------  ----------
Net increase (decrease) in cash and cash equivalents           166        914         (50)
Cash and cash equivalents, beginning of period               1,002         88         138
                                                         ---------- ----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                   $ 1,168    $ 1,002     $    88
                                                         ========== ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Interest payments                                         $   447    $   540     $   375
                                                         ========== ==========  ==========
 Income tax payments (refunds), net                        $   (46)   $   (23)    $   265
                                                         ========== ==========  ==========

               See Notes to Consolidated Financial Statements.

                     CENDANT CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN MILLIONS)

                                     COMMON STOCK
                                  ------------------
                                                                                ACCUMULATED
                                                      ADDITIONAL                   OTHER                       TOTAL
                                                        PAID-IN     RETAINED   COMPREHENSIVE    TREASURY   SHAREHOLDERS'
                                   SHARES    AMOUNT     CAPITAL     EARNINGS        LOSS         STOCK         EQUITY
                                  -------- --------  ------------ ----------  --------------- ----------  ---------------
BALANCE AT JANUARY 1, 1997           808      $ 8       $2,843       $1,186         $ (6)        $ (75)        $3,956
COMPREHENSIVE LOSS:
 Net loss                             --       --           --         (217)          --            --
 Currency translation adjustment      --       --           --           --          (28)           --
 Unrealized loss on marketable
  securities,
  net of tax of $2                    --       --           --           --           (4)           --
TOTAL COMPREHENSIVE LOSS                                                                                         (249)
Issuance of common stock               6       --           46           --           --            --             46
Exercise of stock options             11       --          133           --           --           (18)           115
Tax benefit from exercise of
 stock options                        --       --           94           --           --            --             94
Amortization of restricted stock      --       --           28           --           --            --             28
Cash dividends declared               --       --           --           (7)          --            --             (7)
Adjustment to reflect change in
 fiscal year from Cendant Merger      --       --           --          (22)          --            --            (22)
Conversion of convertible notes       20       --          151           --           --            --            151
Repurchase of common stock            --       --           --           --           --          (171)          (171)
Retirement of treasury stock          (7)      --         (190)          --           --           190             --
Other                                 --       --          (20)          --           --            --            (20)
                                  -------- --------  ------------ ----------  --------------- ----------  ---------------
BALANCE AT DECEMBER 31, 1997         838        8        3,085          940          (38)          (74)         3,921
COMPREHENSIVE INCOME:
 Net income                           --       --           --          540           --            --
 Currency translation adjustment      --       --           --           --          (11)           --
TOTAL COMPREHENSIVE INCOME                                                                                        529
Exercise of stock options             17        1          168           --           --            --            169
Tax benefit from exercise of
 stock options                        --       --          147           --           --            --            147
Conversion of convertible notes        6       --          114           --           --            --            114
Repurchase of common stock            --       --           --           --           --          (258)          (258)
Mandatorily redeemable
 preferred securities
 issued by subsidiary
 holding solely senior
 debentures issued by the
 Company                              --       --          (66)          --           --            --            (66)
Common stock received as
 consideration in sale of
 discontinued operations              --       --           --           --           --          (135)          (135)
Rights issuable                       --       --          350           --           --            --            350
Other                                 --       --           65           --           --            --             65
                                  -------- --------  ------------ ----------  --------------- ----------  ---------------
BALANCE AT DECEMBER 31, 1998         861      $ 9       $3,863       $1,480         $(49)        $(467)        $4,836

                     CENDANT CORPORATION AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)
                                (IN MILLIONS)

                                                                             ACCUMULATED
                                  COMMON STOCK     ADDITIONAL                   OTHER                       TOTAL
                               ------------------    PAID-IN     RETAINED   COMPREHENSIVE    TREASURY   SHAREHOLDERS'
                                SHARES    AMOUNT     CAPITAL     EARNINGS   INCOME/(LOSS)     STOCK         EQUITY
                               -------- --------  ------------ ----------  --------------- ----------  ---------------
BALANCE AT DECEMBER 31, 1998      861      $ 9       $3,863       $1,480         $(49)       $  (467)      $ 4,836
COMPREHENSIVE LOSS:
 Net loss                          --       --           --          (55)          --             --
 Currency translation
  adjustment                       --       --           --           --          (69)            --
 Unrealized gain on
  marketable securities,
  net of tax of $22                --       --           --           --           37             --
 Reclassification
  adjustments, net of tax of
  $13                              --       --           --           --           39             --
TOTAL COMPREHENSIVE LOSS                                                                                       (48)
Exercise of stock options           9       --           81           --           --             42           123
Tax benefit from exercise of
 stock options                     --       --           52           --           --             --            52
Repurchase of common stock         --       --           --           --           --         (2,863)       (2,863)
Modifications of stock option
 plans due to dispositions of
 businesses                        --       --           83           --           --             --            83
Rights issuable                    --       --           22           --           --             --            22
Other                              --       --            1           --           --             --             1
                               -------- --------  ------------ ----------  --------------- ----------  ---------------
BALANCE AT DECEMBER 31, 1999      870      $ 9       $4,102       $1,425         $(42)       $(3,288)      $ 2,206
                               ======== ========  ============ ==========  =============== ==========  ===============

               See Notes to Consolidated Financial Statements.

                     CENDANT CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION
   Cendant Corporation is a global provider of a wide range of complementary consumer and business services. The Consolidated Financial Statements include the accounts of Cendant Corporation and its wholly-owned subsidiaries (collectively, "the Company" or "Cendant"). In presenting the Consolidated Financial Statements, management makes estimates and assumptions that affect reported amounts and related disclosures. Estimates, by their nature, are based on judgement and available information. As such, actual results could differ from those estimates. Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Unless otherwise noted, all dollar amounts presented are in millions, except per share amounts.

   On October 25, 2000, the Company's Board of Directors committed to a plan to complete a tax-free spin-off of the Company's individual membership segment (consisting of Cendant Membership Services, Inc. ("CMS"), a wholly-owned subsidiary) and loyalty business (consisting of Cendant Incentives, formerly National Card Control Inc., a wholly-owned subsidiary within the insurance/ wholesale segment) through a special dividend to CD common stockholders. In connection with the planned spin-off, the account balances and activities of the Company's individual membership segment were segregated and reported as a discontinued operation for all periods presented (see Note 4 -- Discontinued Operations).

   INVESTMENTS IN AFFILIATES
   Investments in affiliates over which the Company has significant influence but not a controlling interest are carried on the equity basis of accounting.

   CASH AND CASH EQUIVALENTS
   The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   DEPRECIATION AND AMORTIZATION
   Property and equipment is depreciated based upon a straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated useful lives of the related assets or the lease term, if shorter.

   Franchise agreements for hotel, real estate brokerage, car rental and tax return preparation services are amortized on a straight-line basis over the estimated periods to be benefited, ranging from 12 to 40 years.

   GOODWILL
   Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized on a straight-line basis over the estimated periods to be benefited, substantially ranging from 25 to 40 years.

   Other intangibles are amortized on a straight-line method over the estimated periods to be benefited.

   ASSET IMPAIRMENT
   The Company periodically evaluates the recoverability of its investments, intangible assets and long-lived assets, comparing the respective carrying values to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business. The recoverability of goodwill and franchise agreements is evaluated on a separate basis for each acquisition and franchise brand, respectively. Any enterprise goodwill and franchise agreements are also evaluated using the undiscounted cash flow method.

   Based on an evaluation of its intangible assets and in connection with the Company's regular forecasting processes during 1998, the Company determined that $37 million of goodwill associated with a Company subsidiary, National Library of Poetry, was permanently impaired. In addition, the Company had equity investments in various businesses, which were generating negative cash flows and were unable to access sufficient liquidity through equity or debt offerings. As a result, the Company wrote off $13 million of such investments in 1998. The aforementioned impairments impacted the Company's diversified services segment and are classified as operating expenses in the Consolidated Statements of Operations.

   REVENUE RECOGNITION AND BUSINESS OPERATIONS
   Franchising. Franchise revenue principally consists of royalties, as well as marketing and reservation fees, which are based on a percentage of franchisee revenue. Royalty, marketing, and reservation fees are accrued as the underlying franchisee revenue is earned. Annual rebates given to certain franchisees on royalty fees are recorded as a reduction to revenues and are accrued in direct proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are recognized as revenue when all material services or conditions relating to the sale have been substantially performed, which is generally when a franchised unit is opened.

   Timeshare. Timeshare revenue principally consists of exchange fees and subscription revenue. Exchange fees are recognized as revenue when the exchange request has been confirmed to the subscribing members. Subscription revenue represents the fees from subscribing members. There is no separate fee charged for the participation in the timeshare exchange network. Subscription revenue, net of related procurement costs, is deferred upon receipt and recognized as revenue over the subscription period during which delivery of publications and other services are provided to the subscribing members. Subscriptions are cancelable and refundable on a prorata basis. Subscription procurement costs are expensed as incurred. Such costs were $31 million for each of the years ended December 31, 1999 and 1998 and $27 million for the year ended December 31, 1997.

   Insurance/Wholesale. Commissions received from the sale of third party accidental death and dismemberment insurance are recognized over the underlying policy period. The Company also receives a share of the excess of premiums paid to insurance carriers less claims experience to date, claims incurred but not reported and carrier management expenses. Such profit commissions are accrued based on claims experience to date, including an estimate of claims incurred but not reported.

   During 1999, the Company changed the amortization period for customer acquisition costs related to accidental death and dismemberment insurance products, which resulted in a reduction in expenses of $16 million ($10 million, after tax or $0.01 per diluted share). The change was based upon new information becoming available to determine customer retention rates.

   Relocation. Relocation services provided by the Company include facilitating the purchase and resale of the transferee's residence, providing equity advances on the transferee's residence and home management services. The home is purchased under a contract of sale and the Company obtains a deed to the property; however, it does not generally record the deed or transfer title. Transferring employees are provided equity advances on the home based on their ownership equity of the appraised home value. The mortgage is generally retired concurrently with the advance of the equity and the purchase of the home. Based on its client agreements, the Company is given parameters under which it negotiates for the ultimate sale of the home. The gain or loss on resale is generally borne by the client corporation. In certain transactions, the Company will assume the risk of loss on the sale of homes; however, in such transactions, the Company will control all facets of the resale process, thereby, limiting its exposure.

   While homes are held for resale, the amount funded for such homes carry an interest charge computed at a floating rate. Direct costs of managing the home during the period the home is held for resale, including property taxes and repairs and maintenance, are generally borne by the client corporation. The client corporation generally advances funds to cover a portion of such carrying costs.

   Revenues and related costs associated with the purchase and resale of a transferee's residence are recognized as services are provided. Relocation services revenue is generally recorded net of costs reimbursed by client corporations and interest expense incurred to fund the purchase of a transferee's residence. Revenue for other fee-based programs, such as home marketing assistance, household goods moves, and destination services are recognized over the periods in which the services are provided and the related expenses are incurred.

   Mortgage. Loan origination fees, commitment fees paid in connection with the sale of loans, and certain direct loan origination costs associated with loans are deferred until such loans are sold. Mortgage loans are recorded at the lower of cost or market value on an aggregate basis. Sales of mortgage loans are generally recorded on the date a loan is delivered to an investor. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold. See Note 9 -- Mortgage Loans Held For Sale.

   Fees received for servicing loans owned by investors are credited to income when earned. Costs associated with loan servicing are charged to expense as incurred.

   Mortgage servicing rights ("MSRs") are amortized over the estimated life of the related loan portfolio in proportion to projected net servicing revenues. Such amortization is recorded as a reduction of net servicing revenue in the Consolidated Statements of Operations. The Company estimates future prepayment rates based on current interest rate levels, other economic conditions and market forecasts, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification, and recent prepayment experience. Gains or losses on the sale of MSRs are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies. See Note 10 -- Mortgage Servicing Rights.

   Fleet. The Company primarily leased its vehicles under three standard arrangements: open-end operating leases, closed-end operating leases or open-end finance leases (direct financing leases). Each lease was either classified as an operating lease or a direct financing lease, as defined. Lease revenues were recognized based on rentals. Revenues from fleet management services other than leasing were recognized over the period in which services were provided and the related expenses were incurred. See
   Note 3 -- Dispositions and Acquisitions of Businesses.

   ADVERTISING EXPENSES
   Advertising costs are generally expensed in the period incurred. Advertising expenses for the years ended December 31, 1999, 1998 and 1997 were $175 million, $151 million and $167 million, respectively.

   CHANGE IN ACCOUNTING POLICY
   In August 1998, the Company changed its accounting policy with respect to revenue and expense recognition for its membership businesses, effective January 1, 1997. Prior to such adoption, the Company recorded deferred membership income, net of estimated cancellations, at the time members were billed (upon expiration of the free trial period), which was recognized as revenue ratably over the membership term and modified periodically based on actual cancellation experience. In addition, membership acquisition and renewal costs, which related primarily to membership solicitations, were capitalized as direct response advertising costs due to the Company's ability to demonstrate that the direct response advertising resulted in future economic benefits. Such costs were amortized on a straight-line basis as revenues were recognized (over the average membership period).

   The Company concluded that when membership fees are fully refundable during the entire membership period, membership revenue should be recognized at the end of the membership period upon the expiration of the refund offer. The Company further concluded that non-refundable solicitation costs should be expensed as incurred since such costs are not recoverable if membership fees are refunded. The Company adopted such accounting policy effective January 1, 1997 and accordingly, recorded a non-cash charge of $450 million ($283 million, after tax) on such date to account for the cumulative effect of the accounting change, which related primarily to its discontinued membership business.

   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
   In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial

   Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was previously amended by SFAS No. 137 " Accounting For Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to fiscal years commencing after June 15, 2000. The Company has appointed a team to implement these standards on an enterprise-wide basis. The Company has identified certain contracts, which contain embedded derivatives, and additional freestanding derivatives as defined by SFAS No. 133. Completion of the Company's implementation plan and determination of the impact of adopting these standards is expected by the end of the fourth quarter of 2000. Since the impact is dependent upon market fluctuations and the notional value of such contracts at the time of adoption, the impact of adopting these standards is not fully determinable. However, the Company currently does not anticipate material changes to any of its existing hedging strategies as a result of such adoption. The Company will adopt SFAS No. 138 concurrently with SFAS No. 133 on January 1, 2001, as required.

   In October 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125." SFAS No. 140 revises criteria for accounting for securitizations, other financial-asset transfers, and collateral and introduces new disclosures, but otherwise carries forward most of the provisions of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" without amendment. The Company will adopt SFAS No. 140 on December 31, 2000, as required.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB No. 101 draws upon the existing accounting rules and explains those rules, by analogy, to other transactions that the existing rules do not specifically address. In accordance with SAB No. 101, the Company will revise certain revenue recognition policies regarding the recognition of non-refundable one-time fees and the recognition of pro rata refundable subscription revenues. The Company currently recognizes non-refundable one-time fees at the time of contract execution and cash receipt. This policy will be changed to the recognition of non-refundable one-time fees on a straight line basis over the life of the underlying contract. The Company currently recognizes revenue equal to procurement cost upon initiation of a subscription. Additionally, the Company currently recognizes pro rata refundable subscription revenue, equal to procurement costs upon initiation of a subscription. Additionally, the amount in excess of procurement costs is recognized over the subscription period. This policy will be changed to recognition of the pro rata refundable subscription revenue on a straight line basis over the subscription period. Procurement costs will continue to be expensed as incurred. The percentage of annual revenues earned from non-refundable one-time fees and from refundable subscription revenues is not material to consolidated net revenues. The Company will adopt SAB No. 101 on January 1, 2000, and will record a non-cash charge of approximately $89 million ($56 million, after tax) to account for the cumulative effect of the accounting change.

2. EARNINGS PER SHARE

   Basic earnings per share ("EPS") is computed based solely on the weighted average number of common shares outstanding during the period. Diluted EPS further reflects all potential dilution of common stock, including the assumed exercise of stock options and warrants using the treasury method, and convertible debt. At December 31, 1999, 183 million stock options (with a weighted average exercise price of $15.24 per option) and 2 million stock warrants (with a weighted average exercise price of $16.77 per warrant) were outstanding and antidilutive. At December 31, 1998 and 1997, 38 million stock options (with a weighted average exercise price of $29.58 per option) and 54 million stock options (with a weighted average exercise price of $31.16 per option), respectively, were outstanding and antidilutive. Therefore, such options and warrants were excluded from the computation of diluted EPS. In addition, the Company's 3% convertible subordinated notes convertible into 18 million shares of Company common stock were antidultive; therefore, such notes were excluded from the computation of diluted EPS at December 31, 1999, 1998 and 1997. Diluted weighted average shares were calculated as follows:


                                          YEAR ENDED DECEMBER  31,
                                         -------------------------
(IN MILLIONS)                             1999      1998     1997
                                         ------   ------    ------

Weighted average shares for basic EPS      751      848       811
Stock options                               --       32        41
                                         ------   ------    ------
Weighted average shares for diluted EPS    751      880       852
                                         ======   ======    ======

3. DISPOSITIONS AND ACQUISITIONS OF BUSINESSES

   DISPOSITIONS
   Entertainment Publications, Inc. On November 30, 1999, the Company completed the sale of approximately 85% of its Entertainment Publications, Inc. ("EPub") business unit for $281 million in cash. The Company retained approximately 15% of EPub's common equity in connection with the transaction. In addition, the Company has a designee on EPub's Board of Directors. The Company accounts for its investment in EPub using the equity method. The Company realized a net gain of approximately $156 million ($78 million, after tax). EPub is a marketer and publisher of coupon books and discount programs which provides customers with unique products and services that are designed to enhance a customer's purchasing power.

   Green Flag. On November 26, 1999, the Company completed the sale of its Green Flag business unit for approximately $401 million in cash, including dividends of $37 million. The Company realized a net gain of approximately $27 million ($8 million, after tax). Green Flag is a roadside assistance organization based in the UK, which provides a wide range of emergency support and rescue services.

   Fleet. On June 30, 1999, the Company completed the disposition of the fleet business segment ("fleet segment" or "fleet businesses") pursuant to an agreement between PHH Corporation ("PHH"), a wholly-owned subsidiary of the Company, and Avis Rent A Car, Inc. ("ARAC," subsequently renamed Avis Group Holdings, Inc.) Pursuant to the agreement, ARAC acquired the net assets of the fleet businesses through the assumption and subsequent repayment of $1.44 billion of intercompany debt and the issuance of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation ("Avis Fleet"), a wholly-owned subsidiary of ARAC. Coincident with the closing of the transaction, ARAC refinanced the assumed debt under management programs which was payable to the Company. Accordingly, the Company received additional consideration from ARAC comprised of $3.0 billion of cash proceeds and a $30 million receivable.

   The convertible preferred stock of Avis Fleet is convertible into common stock of ARAC at the Company's option upon the satisfaction of certain conditions, including the per share price of ARAC Class A common stock equaling or exceeding $50 per share and the fleet segment attaining certain EBITDA (earnings before interest, income taxes, depreciation and amortization) thresholds, as defined. There are additional circumstances upon which the shares of Avis Fleet convertible preferred stock are automatically or mandatorily convertible into ARAC common stock.

   The Company realized a net gain on the disposition of the fleet business segment of $881 million ($866 million, after tax) of which $715 million ($702 million, after tax) was recognized at the time of closing and $166 million ($164 million, after tax) was deferred at the date of disposition. The realized gain is net of approximately $90 million of transaction costs. The Company deferred the portion of the realized net gain, which was equivalent to its common equity ownership percentage in ARAC at the time of closing. The deferred gain is being recognized into income over forty years, which is consistent with the period ARAC is amortizing the goodwill generated from the transaction and is included within other revenue in the Consolidated Statements of Operations ($2 million in 1999). During 1999, the Company recognized $9 million of the deferred portion of the realized net gain due to the sale of a portion of the Company's ownership of ARAC. The deferred net gain is included in deferred income as presented in the Consolidated Balance Sheet at December 31, 1999. The fleet segment disposition was structured as a tax-free reorganization and, accordingly, no tax provision has been recorded on a majority of the gain. However, pursuant to a recent interpretive ruling, the Internal Revenue Service ("IRS") has taken the position that similarly structured transactions do not qualify as tax-free reorganizations under the Internal Revenue Code Section 368(a)(1)(A). If the transaction is not considered a tax-free reorganization, the resultant incremental liability could range between $10 million and $170 million depending upon certain factors including utilization of tax attributes and contractual indemnification provisions. Notwithstanding the IRS interpretive ruling, the Company believes that, based upon analysis of current tax law, its position would prevail, if challenged.

   Other 1999 Dispositions. The Company completed the dispositions of certain businesses, including Central Credit, Inc., Global Refund Group, Spark Services, Inc., National Leisure Group and National Library of Poetry. Aggregate consideration received on such dispositions was comprised of approximately $265 million in cash, including dividends of $21 million in marketable securities. The Company realized a net gain of $60 million ($5 million loss, after tax) on the dispositions of these businesses.

   Interval International Inc. On December 17, 1997, as directed by the Federal Trade Commission in connection with a merger, the Company sold all of the outstanding shares of its timeshare exchange businesses, Interval International Inc., for net proceeds of $240 million less transaction related costs amortized as services were provided. The Company recognized a gain on the sale of Interval of $77 million ($26 million, after tax), which was reflected as an extraordinary gain in the Consolidated Statements of Operations.

   ACQUISITIONS
   During 1998, the Company completed the acquisitions of National Parking Corporation Limited ("NPC"), The Harpur Group Ltd. ("Harpur"), Jackson Hewitt Inc. ("Jackson Hewitt") and certain other entities, which were accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed were recorded at their fair values. The excess of purchase price over the fair value of the underlying net assets acquired was allocated to goodwill. During 1999 and 1998, the Company recorded additional goodwill of $50 million and $100 million, respectively, in satisfaction of a contingent purchase liability to the seller of Resort Condominiums International, Inc., a company acquired in 1996. The operating results of such acquired entities are included in the Company's Consolidated Statements of Operations since the respective dates of acquisition. The following table presents information about the acquisitions.

                                                           JACKSON
                                          NPC     HARPUR    HEWITT     OTHER
                                       -------- --------  --------- ---------
Cash paid                               $1,638     $206      $476      $564
Fair value of identifiable net assets
 acquired (1)                              590       51        99       218
                                       -------- --------  --------- ---------
Goodwill                                $1,048     $155      $377      $346
                                       ======== ========  ========= =========
Goodwill benefit period (years)             40       40        40    25 to 40
                                       ======== ========  ========= =========

   (1) Cash acquired in connection with these acquisitions was $58 million.

4. DISCONTINUED OPERATIONS

   On October 25, 2000, the Company's Board of Directors committed to a plan to complete a tax-free spin-off of the Company's individual membership segment and loyalty business through a special dividend to CD common stockholders. The final transaction is expected to be completed by mid-2001. See Note 1 -- Summary of Significant Accounting Policies.

   On January 12, 1999, the Company completed the sale of Cendant Software Corporation ("CDS"), a developer, publisher and distributor of educational and entertainment software, for net cash proceeds of $770 million. The Company realized a net gain of $323 million ($372 million, after tax) on the disposition of CDS, of which $299 million ($174 million, after tax) was recognized during 1999 and $24 million ($198 million, after tax) was recognized during 1998, substantially in the form of a tax benefit and corresponding deferred tax asset.

   On December 15, 1998, the Company completed the sale of Hebdo Mag International, Inc. ("Hebdo Mag"), a publisher and distributor of classified advertising information. The Company received $315 million in cash and 7 million shares of Company common stock valued at $135 million (approximately $19 per share market value) on the date of sale. The Company recognized a net gain of $155 million ($207 million, after tax) on the sale of Hebdo Mag partially in the form of a tax benefit.

   Summarized financial data of discontinued operations for the years ended December 31, consisted of:

   STATEMENT OF OPERATIONS DATA:

                                                   CMS                  CDS         HEBDO MAG
                                         --------------------------------------- --------------
                                          1999    1998     1997    1998    1997    1998   1997
                                         ------ -------  ------- -------  ------ ------  ------
   Net revenues                           $895    $836     $702    $346    $434    $202   $209
                                         ------ -------  ------- -------  ------ ------  ------
   Income (loss) before income taxes      $166    $(79)    $(32)   $(57)   $ (6)   $ 17   $ (4)
   Provision (benefit) for income taxes     62     (31)     (16)    (23)      2       8     (1)
   Extraordinary loss from early
    extinguishment of debt, net of $5
    million tax benefit                     --      --       --      --      --      --    (15)
                                         ------ -------  ------- -------  ------ ------  ------
   Net income (loss)                      $104    $(48)    $(16)   $(34)   $ (8)   $  9   $(18)
                                         ====== =======  ======= =======  ====== ======  ======

      BALANCE SHEET DATA:

                                           CMS                       CDS
                                ----------------------------      ---------
                                 1999                1998            1998
                                 ----                ----            ----
    Current assets              $ 357               $   513         $ 285
    Goodwill                      164                   179           106
    Other assets                   96                   103            88
    Total liabilities            (858)               (1,113)         (105)
                                -----               -------         -----
    Net assets (liabilities) of
     discontinued operations    $(241)              $  (318)        $ 374
                                 =====               =======         =====

5. OTHER CHARGES

   LITIGATION SETTLEMENTS
   Common Stock Litigation Settlement. On December 7, 1999, the Company reached a preliminary agreement to settle the principal securities class action pending against the Company, other than certain claims relating to FELINE PRIDES securities discussed below. This settlement is subject to final documentation and court approval. See Note 17 -- Commitments and Contingencies.

   FELINE PRIDES Litigation Settlement. On March 17, 1999, the Company reached a final agreement (the "FELINE PRIDES settlement") to settle the class action lawsuit that was brought on behalf of the holders of Income or Growth FELINE PRIDES ("PRIDES") securities who purchased their securities on or prior to April 15, 1998. See Note 13 -- Mandatorily Redeemable Trust Preferred Securities Issued by Subsidiary Holding Solely Senior Debentures Issued by the Company.

   TERMINATION OF PROPOSED ACQUISITIONS

   On February 4, 1999, the Company announced its intention not to proceed with the acquisition of RAC Motoring Services ("RACMS") due to certain conditions imposed by the UK Secretary of State of Trade and Industry that the Company determined not to be commercially feasible and therefore unacceptable. In connection with such termination, the Company wrote off $7 million of deferred acquisition costs.

   On October 13, 1998, the Company and American Bankers Insurance Group, Inc. ("American Bankers") terminated an agreement which provided for the Company's acquisition of American Bankers. In connection with this agreement, the Company made a $400 million cash payment to American Bankers and wrote off $32 million of costs, primarily professional fees, resulting in a total charge of $432 million.

   On October 5, 1998, the Company announced the termination of an agreement to acquire Providian Auto and Home Insurance Company. In connection with the termination of this agreement, the Company wrote off $1 million of costs.

   EXECUTIVE TERMINATIONS
   The Company incurred $53 million of costs on July 28, 1998 related to the termination of certain former executives, principally Walter A. Forbes, who resigned as Chairman and as a member of the Board of Directors. Aggregate benefits given to Mr. Forbes resulted in a charge of $51 million, comprised of $38 million in cash payments and approximately one million Company stock options, with a fair value of $13 million, as calculated by the Black-Scholes model. Such options were immediately vested and expire on July 28, 2008. The main benefit to the Company from Mr. Forbes' termination was the resolution of the division of governance issues that existed at the time between the members of the Board of Directors formerly associated with CUC International, Inc. ("CUC") and the members of the Board of Directors formerly associated with HFS Incorporated ("HFS").

   INVESTIGATION-RELATED COSTS
   The Company incurred professional fees, public relations costs and other miscellaneous expenses of $21 million and $33 million during 1999 and 1998, respectively, in connection with accounting irregularities and resulting investigations into such matters.

   INVESTIGATION-RELATED FINANCING COSTS
   In connection with the Company's discovery and announcement of accounting irregularities on April 15, 1998 and the corresponding lack of audited financial statements, the Company was temporarily prohibited from accessing public debt markets. As a result, the Company paid $28 million in fees associated with waivers and various financing arrangements. Additionally, during 1998, the Company exercised its option to redeem its 4 3/4% Convertible Senior Notes (the "4 3/4% Notes"). At such time, the Company anticipated that all holders of the 4 3/4% Notes would elect to convert the 4 3/4% Notes to Company common stock. However, at the time of redemption, holders of the 4 3/4% Notes elected not to convert the 4 3/4% Notes to Company common stock resulting in the Company redeeming such notes at a premium. Accordingly, the Company recorded a $7 million loss on such redemption.

   1999 MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES

   During 1999, the Company incurred $23 million of additional charges to fund an irrevocable contribution to the independent technology trust responsible for completing the transition of the Company's lodging franchisees to a Company sponsored property management system and $2 million of costs primarily resulting from further consolidation of European call centers in Cork, Ireland which are included below as a component of the 1999 adjustment activity for the Fourth Quarter 1997 Charge.

   1997 MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES (CREDITS)

   Fourth Quarter 1997 Charge. The Company incurred unusual charges ("Unusual Charges") in the fourth quarter of 1997 totaling $455 million substantially associated with the merger of HFS and CUC (the "Cendant Merger") and the merger in October 1997 with Hebdo Mag. Reorganization plans were formulated prior to and implemented as a result of the mergers. The Company determined to streamline its corporate organization functions and eliminate several office locations in overlapping markets. Management's plan included the consolidation of European call centers in Cork, Ireland and terminations of franchised hotel properties. Liabilities associated with Unusual Charges are classified as a component of accounts payable and other current liabilities. The reduction of such liabilities from inception is summarized by category of expenditure as follows:

                                                                                          1999 ACTIVITY
                         1997                                           BALANCE AT   -----------------------   BALANCE AT
                       UNUSUAL      1997        1998         1998      DECEMBER 31,     CASH                  DECEMBER 31,
                       CHARGES   REDUCTIONS  REDUCTIONS   ADJUSTMENTS      1998       PAYMENTS  ADJUSTMENTS       1999
                      --------- ------------------------ --------------------------- ----------------------- --------------
Professional fees        $ 93      $ (43)       $ (38)       $(10)          $ 2         $(1)        $--           $ 1
Personnel related         171        (45)         (61)         (4)           61          (5)          3            59
Business terminations      78        (78)           1          (1)           --          --          --            --
Facility related and
 other                    113        (92)          (5)        (12)            4          (2)         (1)            1
                      --------- ------------------------ --------------------------- ----------------------- --------------
Total Unusual Charges     455       (258)        (103)        (27)           67          (8)          2            61
Reclassification for
 discontinued
 operations               (21)        21           --          --            --          --          --            --
                      --------- ------------------------ --------------------------- ----------------------- --------------
Total Unusual Charges
 related to
 continuing
 operations              $434      $(237)       $(103)       $(27)          $67         $(8)        $ 2           $61
                      ========= ======================== =========================== ======================= ==============

   Professional fees primarily consisted of investment banking, legal and accounting fees incurred in connection with the mergers. Personnel related costs included $73 million of retirement and employee benefit plan costs, $24 million of restricted stock compensation, $61 million of severance resulting from consolidations of European call centers and certain corporate functions and $13 million of other personnel related costs. The Company provided for 474 employees to be terminated, substantially all of which have been severed. Business termination costs consisted of a $48 million impairment write-down of hotel franchise agreement assets associated with a quality upgrade program and $30 million of costs incurred to terminate a contract which may have restricted the Company from maximizing opportunities afforded by the Cendant Merger. Facility related and other unusual charges included $70 million of irrevocable contributions to independent technology trusts for the direct benefit of lodging and real estate franchisees, $16 million of building lease termination costs, and a $22 million reduction in intangible assets associated with the Company's wholesale annuity business for which impairment was determined in 1997. During 1999 and 1998, the Company recorded a net adjustment of $2 million and ($27) million, respectively, to Unusual Charges with a corresponding increase (decrease) to liabilities primarily as a result of a change in the original estimate of costs to be incurred. Such adjustments to original estimates were recorded in the periods in which events occurred or information became available requiring accounting recognition. Liabilities of $61 million remained at December 31, 1999, which were primarily attributable to future severance costs and executive termination benefits, which the Company anticipates that such liabilities will be settled upon resolution of related contingencies.

   Second Quarter 1997 Charge. The Company incurred $295 million of Unusual Charges in the second quarter of 1997 primarily associated with the merger of HFS with PHH in April 1997 (the "PHH Merger"). During the fourth quarter of 1997, as a result of changes in estimates, the Company adjusted certain merger-related liabilities, which resulted in a $12 million credit to Unusual Charges. Reorganization plans were formulated in connection with the PHH Merger and were implemented upon consummation. The PHH Merger afforded the combined company, at such time, an opportunity to rationalize its combined corporate, real estate and travel related businesses, and enabled the corresponding support and service functions to gain organizational efficiencies and maximize profits. Management initiated a plan just prior to the PHH Merger to close hotel reservation call centers, combine travel agency operations and continue the downsizing of fleet operations by reducing headcount and eliminating unprofitable products. In addition, management initiated plans to integrate its relocation, real estate franchise and mortgage origination businesses to capture additional revenue through the referral of one business unit's customers to another. Management also formalized a plan to centralize the management and headquarter functions of the world's largest, second largest and other company-owned corporate relocation business unit subsidiaries. Such initiatives resulted in write-offs of abandoned systems and leasehold assets commencing in the second quarter 1997. The aforementioned reorganization plans provided for 560 job reductions, which included the elimination of PHH corporate functions and facilities in Hunt Valley, Maryland. The reduction of liabilities from inception is summarized by category of expenditure as follows:

                                                                                            1999 ACTIVITY
                          1997                                               BALANCE AT   ---------------    BALANCE AT
                        UNUSUAL       1997         1998          1998       DECEMBER 31,        CASH        DECEMBER 31,
                        CHARGES    REDUCTIONS   REDUCTIONS    ADJUSTMENTS       1998          PAYMENTS          1999
                       ---------  ------------  ------------  -------------  --------------  ---------------  --------------
Professional fees         $ 30       $ (29)        $ --          $ (1)           $--             $--             $--
Personnel related          154        (112)         (13)          (19)            10              (2)              8
Business terminations       56         (52)           3            (6)             1              (1)             --
Facility related and
 other                      43         (14)         (10)          (14)             5              (2)              3
                       --------- ------------  ------------ -------------  -------------- ---------------  --------------
Total Unusual Charges      283        (207)         (20)          (40)            16              (5)             11
Reclassification for
 discontinued
 operations                (16)         16           --            --             --              --              --
                       --------- ------------  ------------ -------------  -------------- ---------------  --------------
Total Unusual Charges
 related to
 continuing
 operations               $267       $(191)        $(20)         $(40)           $16             $(5)            $11
                       ========= ============  ============ =============  ============== ===============  ==============

   Professional fees were primarily comprised of investment banking, accounting, and legal fees incurred in connection with the PHH Merger. Personnel related costs were associated with employee reductions necessitated by the planned and announced consolidation of the Company's corporate relocation service businesses worldwide as well as the consolidation of corporate activities. Personnel related charges also included termination benefits such as severance, medical and other benefits and provided for retirement benefits pursuant to pre-existing contracts resulting from a change in control. Business terminations were comprised of $39 million of costs to exit certain activities primarily within the Company's fleet management business (including $36 million of asset write-offs associated with exiting certain activities), a $7 million termination fee associated with a joint venture that competed with the PHH Mortgage Services business (now Cendant Mortgage Corporation) and $10 million of costs to terminate a marketing agreement with a third party in order to replace the function with internal resources. Facility related and other charges included costs associated with contract and lease terminations, asset disposals and other charges incurred in connection with the consolidation and closure of excess office space.

   The Company had substantially completed the aforementioned second quarter 1997 restructuring activities at December 31, 1998. During the year ended December 31, 1998, the Company recorded a net adjustment of $40 million to Unusual Charges with a corresponding reduction to liabilities primarily as a result of a change in the original estimate of costs to be incurred. Such adjustments to original estimates were recorded in the periods in which events occurred or information became available requiring accounting recognition. Liabilities of $11 million remained at December 31, 1999, which were attributable to future severance and lease termination payments. The Company anticipates that severance will be paid in installments through April 2003 and the lease terminations will be paid in installments through August 2002.

6. PROPERTY AND EQUIPMENT -- NET

   Property and equipment -net consisted of:

                                                   ESTIMATED      DECEMBER 31,
                                                 USEFUL LIVES  -----------------
                                                   IN YEARS       1999     1998
                                                -------------- -------- --------
Land                                                  --         $  145   $  153
Building and leasehold improvements                  5-50           674      721
Furniture, fixtures and equipment                    3-10           785      930
                                                               --------  -------
                                                                  1,604    1,804
Less accumulated depreciation and amortization                      325      426
                                                               --------  -------
                                                                 $1,279   $1,378
                                                               ========  =======

7.  OTHER INTANGIBLES -- NET

   Other intangibles -net consisted of:

                                  ESTIMATED     DECEMBER 31,
                               BENEFIT PERIODS --------------
                                   IN YEARS      1999   1998
                               --------------- ------  ------
Avis trademark                        40         $402   $402
Other trademarks                      40          161    171
Customer lists                      3 -10         140    153
Other                               3 -25          65    107
                                               ------  ------
                                                  768    833
Less accumulated amortization                     113     91
                                               ------  ------
                                                 $655   $742
                                               ======  ======

8. ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

   Accounts payable and other current liabilities consisted of:

                                      DECEMBER 31,
                                    -----------------
                                      1999     1998
                                    -------- -------
Accounts payable                     $  314   $  445
Merger and acquisition obligations       93      109
Accrued payroll and related             228      178
Advances from relocation clients         80       60
Other                                   437      577
                                    -------- -------
                                     $1,152   $1,369
                                    ======== =======

9. MORTGAGE LOANS HELD FOR SALE

   Mortgage loans held for sale represent mortgage loans originated by the Company and held pending sale to permanent investors. The Company sells loans insured or guaranteed by various government sponsored entities and private insurance agencies. The insurance or guaranty is provided primarily on a non-recourse basis to the Company, except where limited by the Federal Housing Administration and Veterans Administration and their respective loan programs. At December 31, 1999 and 1998, mortgage loans sold with recourse amounted to approximately $52 million and $58 million, respectively. The Company believes adequate allowances are maintained to cover any potential losses.

   The Company has a revolving sales agreement, under which an unaffiliated buyer, Bishops Gate Residential Mortgage Trust, a special purpose entity (the "Buyer"), committed to purchase, at the Company's option, mortgage loans originated by the Company on a daily basis, up to the Buyer's asset limit of $2.1 billion. Under the terms of this sale agreement, the Company retains the servicing rights on the mortgage loans sold to the Buyer and arranges for the sale or securitization of the mortgage loans into the secondary market. The Buyer retains the right to select alternative sale or securitization arrangements. At December 31, 1999 and 1998, the Company was servicing approximately $813 million and $2.0 billion, respectively, of mortgage loans owned by the Buyer.

 10. MORTGAGE SERVICING RIGHTS

   Capitalized MSRs consisted of:

                                                   MSRS     ALLOWANCE   TOTAL
                                                 -------- -----------  -------
BALANCE, JANUARY 1, 1997                          $  290       $(1)     $  289
Additions to MSRs                                    252        --         252
Amortization                                         (96)       --         (96)
Write-down/provision                                  --        (4)         (4)
Sales                                                (33)       --         (33)
Deferred hedge, net                                   19        --          19
Reclassification of mortgage-related securities      (54)       --         (54)
                                                 -------- -----------  -------
BALANCE, DECEMBER 31, 1997                           378        (5)        373
Additions to MSRs                                    475        --         475
Additions to hedge                                    49        --          49
Amortization                                         (82)       --         (82)
Write-down/recovery                                   --         5           5
Sales                                                (99)       --         (99)
Deferred hedge, net                                  (85)       --         (85)
                                                 -------- -----------  -------
BALANCE, DECEMBER 31, 1998                           636        --         636
Additions to MSRs                                    698        (5)        693
Additions to hedge                                    23        --          23
Amortization                                        (118)       --        (118)
Write-down/recovery                                   --         5           5
Sales                                               (161)       --        (161)
Deferred hedge, net                                    6        --           6
                                                 -------- -----------  -------
BALANCE, DECEMBER 31, 1999                        $1,084       $--      $1,084
                                                 ======== ===========  =======

   The value of the Company's MSRs is sensitive to changes in interest rates. The Company uses a hedge program to manage the associated financial risks of loan prepayments. The Company uses certain derivative financial instruments, primarily interest rate floors, interest rate swaps, principal only swaps, futures and options on futures to administer its hedge program. Premiums paid/received on the acquired derivative instruments are capitalized and amortized over the life of the contracts. Gains and losses associated with the hedge instruments are deferred and recorded as adjustments to the basis of the MSRs. In the event the performance of the hedge instruments do not meet the requirements of the hedge program, changes in the fair value of the hedge instruments will be reflected in the Consolidated Statement of Operations in the current period. Deferrals under the hedge programs are allocated to each applicable stratum of MSRs based upon its original designation and included in the impairment measurement.

   For purposes of performing its impairment evaluation, the Company stratifies its portfolio on the basis of interest rates of the underlying mortgage loans. The Company measures impairment for each stratum by comparing estimated fair value to the recorded book value. The Company records amortization expense in proportion to and over the period of the projected net servicing revenue. Temporary impairment is recorded through a valuation allowance in the period of occurrence.

11. LONG-TERM DEBT

    Long-term debt consisted of:

                                      DECEMBER 31,
                                   ------------------
                                     1999      1998
                                   -------- --------
Term Loan Facilities                $  750    $1,250
7 1/2% Senior Notes                    400       400
7 3/4% Senior Notes                  1,148     1,148
3% Convertible Subordinated Notes      547       545
Other                                   --        20
                                   -------- --------
                                     2,845     3,363
Less current portion                   400        --
                                   -------- --------
                                    $2,445    $3,363
                                   ======== ========

    TERM LOAN FACILITIES
    On May 29, 1998, the Company entered into a 364 day term loan agreement with a syndicate of financial institutions which provided for borrowings of $3.25 billion (the "Term Loan Facility"). The Term Loan Facility incurred interest based on the London Interbank Offered Rate ("LIBOR") plus a margin of approximately 87.5 basis points. At December 31, 1998, borrowings under the Term Loan Facility of $1.25 billion were classified as long-term based on the Company's intent and ability to refinance such borrowings on a long-term basis.

    On February 9, 1999, the Company replaced the Term Loan Facility with a two year term loan facility (the "New Facility") which provided for borrowings of $1.25 billion with a syndicate of financial institutions. The Company used $1.25 billion of the proceeds from the New Facility to refinance the outstanding borrowings under the Term Loan Facility. At December 31, 1999, outstanding borrowings under the New Facility were $750 million. The New Facility bears interest at a rate of LIBOR plus a margin of 100 basis points and is payable in five consecutive quarterly installments beginning on the first anniversary of the closing date. The New Facility contains certain restrictive covenants, which are substantially similar to and consistent with the covenants in effect for the Company's existing revolving credit agreements discussed below. The weighted average interest rate on the New Facility was 6.2% at December 31, 1999.

    7 1/2% AND 7 3/4% SENIOR NOTES
    In November 1998, the Company issued $1.55 billion of Senior Notes (the "Notes") in two tranches consisting of $400 million principal amount of 7 1/2% Senior Notes due December 1, 2000 (see Note 27 -- Subsequent Events -- Debt Redemption) and $1.15 billion principal amount of 7 3/4% Senior Notes due December 1, 2003. The Notes may be redeemed, in whole or in part, at any time at the option of the Company at a redemption price plus accrued interest to the date of redemption. The redemption price is equal to the greater of (i) the face value of the Notes or (ii) the sum of the present values of the remaining scheduled payments discounted at the treasury rate plus a spread as defined in the indenture.

    3% CONVERTIBLE SUBORDINATED NOTES
    During 1997, the Company completed a public offering of $550 million principal amount of 3% Convertible Subordinated Notes (the "3% Notes") due 2002. Each $1,000 principal amount of 3% Notes is convertible into
    32.65 shares of Company common stock subject to adjustment in certain events. The 3% Notes may be redeemed at the option of the Company at any time on or after February 15, 2000, in whole or in part, at the appropriate redemption prices (as defined in the indenture governing the 3% Notes) plus accrued interest to the redemption date. The 3% Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture governing the 3% Notes) of the Company.

     CREDIT FACILITIES
    The Company's credit facilities consist of (i) a $750 million, five year revolving credit facility (the "Five Year Revolving Credit Facility") and
    (ii) a $1.0 billion, 364 day revolving credit facility (the "364 Day Revolving Credit Facility") (collectively the "Revolving Credit Facilities"). The 364 Day Revolving Credit Facility will mature on October 17, 2000, but may be renewed on an annual basis for an additional 364 days upon receiving lender approval. The Five Year Revolving Credit Facility will mature on October 1, 2001. Borrowings under the Revolving Credit Facilities, at the option of the Company, bear interest based on competitive bids of lenders participating in the facilities, at prime rates or at LIBOR, plus a margin of approximately 75 basis points. The Company is required to pay a per annum facility fee of .175% and .15% of the average daily unused commitments under the Five Year Revolving Credit Facility and 364 Day Revolving Credit Facility, respectively. The interest rates and facility fees are subject to change based upon credit ratings on the Company's senior unsecured long-term debt by nationally recognized debt rating agencies. Letters of credit of $5 million were outstanding under the Five Year Revolving Credit Facility at December 31, 1999. The Revolving Credit Facilities contain certain restrictive covenants including restrictions on indebtedness of material subsidiaries, mergers, limitations on liens, liquidations and sale and leaseback transactions, and require the maintenance of certain financial ratios. There were no outstanding borrowings related to the above-mentioned credit facilities at December 31, 1999 and 1998.

    DEBT MATURITIES
    The aggregate maturities of debt are as follows: 2000, $400 million; 2001, $750 million; 2002, $547 million; and 2003, $1,148 million.

12. LIABILITIES UNDER MANAGEMENT AND MORTGAGE PROGRAMS

    Borrowings to fund assets under management and mortgage programs, which are not classified based on contractual maturities since such debt corresponds directly with assets under management and mortgage programs, consisted of:

                        DECEMBER 31,
                     ------------------
                       1999      1998
                     -------- --------
Commercial paper      $  619    $2,484
Medium-term notes      1,248     2,338
Secured obligations      345     1,902
Other                    102       173
                     -------- --------
                      $2,314    $6,897
                     ======== ========

     COMMERCIAL PAPER
     Commercial paper, which matures within 180 days, is supported by committed revolving credit agreements described below and short-term lines of credit. The weighted average interest rates on the Company's outstanding commercial paper were 6.7% and 6.1% at December 31, 1999 and 1998, respectively.

     MEDIUM-TERM NOTES
     Medium-term notes primarily represent unsecured loans, which mature through 2002. The weighted average interest rates on such medium-term notes were 6.4% and 5.6% at December 31, 1999 and 1998, respectively.

     SECURED OBLIGATIONS
     The Company maintains separate financing facilities, the outstanding borrowings under which are secured by corresponding assets under management and mortgage programs. The collective weighted average interest rates on such facilities were 7.0% and 5.8% at December 31, 1999 and 1998, respectively. Such secured obligations are described below.

     Mortgage Facility. In December 1999, the Company renewed its 364 day financing agreement to sell mortgage loans under an agreement to repurchase such mortgages. This agreement is collateralized by the underlying mortgage loans held in safekeeping by the custodian to the agreement. The total commitment under this agreement is $500 million and is renewable on an annual basis at the discretion of the lender. Mortgage loans financed under this agreement at December 31, 1999 and 1998 totaled $345 million and $378 million, respectively, and are included in mortgage loans held for sale in the Consolidated Balance Sheets.

     Relocation Facilities. The Company entered into a 364 day asset securitization agreement effective December 1998 under which an unaffiliated buyer committed to purchase an interest in the right to payments related to certain Company relocation receivables. The revolving purchase commitment provided for funding up to a limit of $325 million and was renewable on an annual basis at the discretion of the lender in accordance with the securitization agreement. Under the terms of this agreement, the Company retained the servicing rights related to the relocation receivables. This facility matured and $248 million was repaid on December 22, 1999. At December 31, 1998, the Company was servicing $248 million of assets, which were funded under this agreement.

     The Company also maintained an asset securitization agreement with a separate unaffiliated buyer, which had a purchase commitment up to a limit of $350 million. The terms of this agreement were similar to the aforementioned facility with the Company retaining the servicing rights on the right of payment. This facility matured and $85 million was repaid on October 5, 1999. At December 31, 1998, the Company was servicing $171 million of assets eligible for purchase under this agreement.

     Fleet Facilities. In December 1998, the Company entered into two secured financing transactions each expiring five years from the effective agreement date. Loans were funded by commercial paper conduits in the amounts of $500 million and $604 million and were secured by leased assets (specified beneficial interests in a trust which owned the leased vehicles and the leases) totaling $600 million and $725 million. In connection with the disposition of the fleet segment, all secured financing arrangements were repaid.

     OTHER
     Other liabilities under management and mortgage programs are principally comprised of unsecured borrowings under uncommitted short-term lines of credit and other bank facilities, all of which mature in 2000. The weighted average interest rates on such debt were 6.8% and 5.5% at December 31, 1999 and 1998, respectively.

     Interest incurred on borrowings used to finance fleet leasing activities was $89 million for the year ended December 31, 1999 and $177 million for each of the years ended December 31, 1998 and 1997 and is included net within fleet leasing revenues in the Consolidated Statements of Operations. Interest related to equity advances on homes was $24 million, $27 million and $32 million for the years ended December 31, 1999, 1998 and 1997, respectively. Interest related to origination and mortgage servicing activities was $109 million, $139 million and $78 million for the years ended December 31, 1999, 1998 and 1997, respectively. Interest expense incurred on borrowings used to finance both equity advances on homes and mortgage servicing activities are recorded net within membership and service fee revenues in the Consolidated Statements of Operations.

     As of December 31, 1999, the Company, through its PHH subsidiary, maintained $2.5 billion in committed and unsecured credit facilities, which were backed by domestic and foreign banks. The facilities were comprised of $1.25 billion of syndicated lines of credit maturing in March 2000 and $1.25 billion of syndicated lines of credit maturing in 2002. Under such credit facilities, the Company paid annual commitment fees of $4 million for the year ended December 31, 1999 and $2 million for each of the years ended December 31, 1998 and 1997. The full amount of the Company's committed facility was undrawn and available at December 31, 1999 and 1998.

13. MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES ISSUED BY SUBSIDIARY HOLDING SOLELY SENIOR DEBENTURES ISSUED BY THE COMPANY

     On March 2, 1998, Cendant Capital I (the "Trust"), a wholly-owned consolidated subsidiary of the Company, issued 30 million FELINE PRIDES and 2 million trust preferred securities and received approximately $1.5 billion in gross proceeds in connection with such issuance. The Trust then invested the proceeds in 6.45% Senior Debentures due 2003 (the "Debentures") issued by the Company, which represents the sole asset of the Trust. The obligations of the Trust related to the FELINE PRIDES and trust preferred securities are unconditionally guaranteed by the Company to the extent the Company makes payments pursuant to the Debentures. Upon the issuance of the FELINE PRIDES and trust preferred securities, the Company recorded a liability of $43 million with a corresponding reduction to shareholders' equity equal to the present value of the total future contract adjustment payments to be made under the FELINE PRIDES. The FELINE PRIDES, upon issuance, consisted of 28 million Income PRIDES and 2 million Growth PRIDES (Income PRIDES and Growth PRIDES hereinafter referred to as "PRIDES"), each with a face amount of $50 per PRIDES. The Income PRIDES consist of trust preferred securities and forward purchase contracts under which the holders are required to purchase common stock from the Company in February 2001. The Growth PRIDES consist of zero coupon U.S. Treasury securities and forward purchase contracts under which the holders are required to purchase common stock from the Company in February 2001. The stand alone trust preferred securities and the trust preferred securities forming a part of the Income PRIDES, each with a face amount of $50, bear interest, in the form of preferred stock dividends, at the annual rate of 6.45% payable in cash. Such preferred stock dividends of $96 million ($60 million, after tax) and $80 million ($49 million, after tax) for the years ended December 31, 1999 and 1998, respectively, are presented as minority interest, net of tax in the Consolidated Statements of Operations. Payments under the forward purchase contract forming a part of the Income PRIDES will be made by the Company in the form of a contract adjustment payment at an annual rate of 1.05%. Payments under the forward purchase contract forming a part of the Growth PRIDES will be made by the Company in the form of a contract adjustment payment at an annual rate of 1.30%. The forward purchase contracts require the holder to purchase a minimum of 1.04 shares and a maximum of 1.35 shares of Company common stock per PRIDES security depending upon the average of the closing price per share of the Company's common stock for a 20 consecutive day period ending in mid-February of 2001. The Company has the right to defer the contract adjustment payments and the payment of interest on the Debentures to the Trust. Such election will subject the Company to certain restrictions, including restrictions on making dividend payments on its common stock until all such payments in arrears are settled.

     Under the terms of the FELINE PRIDES settlement discussed in Note 5, only holders who owned PRIDES at the close of business on April 15, 1998 will be eligible to receive a new additional "Right" for each PRIDES security held. Right holders may (i) sell them or (ii) exercise them by delivering to the Company three Rights together with two PRIDES in exchange for two new PRIDES (the "New PRIDES"), for a period beginning upon distribution of the Rights and concluding upon expiration of the Rights (February 2001). The terms of the New PRIDES will be the same as the original PRIDES except that the conversion rate will be revised so that, at the time the Rights are distributed, each New PRIDES will have a value equal to $17.57 more than each original PRIDES, or, in the aggregate, approximately $351 million. Accordingly, the Company recorded a non-cash charge of $351 million in the fourth quarter of 1998 with an increase in additional paid-in capital and accrued liabilities of $350 million and $1 million, respectively, based on the prospective issuance of the Rights.

     The FELINE PRIDES settlement also requires the Company to offer to sell 4 million additional PRIDES (having identical terms to currently outstanding PRIDES) to holders of Rights for cash, at a value which will be based on the valuation model that was utilized to set the conversion rate of the New PRIDES. The offering of additional PRIDES will be made only pursuant to a prospectus filed with the SEC. The arrangement to offer additional PRIDES is designed to enhance the trading value of the Rights by removing up to 6 million Rights from circulation via exchanges associated with the offering and to enhance the open market liquidity of New PRIDES by creating 4 million New PRIDES via exchanges associated with the offering. If holders of Rights do not acquire all such PRIDES, they will be offered to the public. Under the settlement agreement, the Company also agreed to file a shelf registration statement for an additional 15 million special PRIDES, which could be issued by the Company at any time for cash. However, during the last 30 days prior to the expiration of the Rights in February 2001, the Company will be required to make these additional

     PRIDES available to holders of Rights at a price in cash equal to 105% of their theoretical value. The special PRIDES, if issued, would have the same terms as the currently outstanding PRIDES and could be used to exercise Rights. Based on an average market price of $17.78 per share of Company common stock (calculated based on the average closing price per share of Company common stock for the consecutive five-day period ended February 18,
     2000), the effect of the issuance of the New PRIDES will be to distribute approximately 18 million more shares of Company common stock when the mandatory purchase of Company common stock associated with the PRIDES occurs in February 2001.

14.  SHAREHOLDERS' EQUITY

     ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
     The after-tax components of accumulated other comprehensive income
     (loss) are as follows:

                                             UNREALIZED      ACCUMULATED
                               CURRENCY    GAINS/(LOSSES)       OTHER
                             TRANSLATION    ON MARKETABLE   COMPREHENSIVE
                              ADJUSTMENT     SECURITIES     INCOME/(LOSS)
                            ------------- ---------------  ---------------
Balance, January 1, 1997         $(10)           $ 4             $ (6)
Current-period change             (28)            (4)             (32)
                            ------------- ---------------  ---------------
Balance, December 31, 1997        (38)            --              (38)
Current-period change             (11)            --              (11)
                            ------------- ---------------  ---------------
Balance, December 31, 1998        (49)            --              (49)
Current-period change              (9)            16                7
                            ------------- ---------------  ---------------
Balance, December 31, 1999       $(58)           $16             $(42)
                            ============= ===============  ===============

     The currency translation adjustments are not currently adjusted for income taxes since they relate to indefinite investments in foreign subsidiaries.

     SHARE REPURCHASES
     During 1999, the Company's Board of Directors authorized an additional $1.8 billion of Company common stock to be repurchased under a common share repurchase program, increasing the total authorized amount to be repurchased under the program to $2.8 billion. The Company executed this program through open market purchases or privately negotiated transactions, subject to bank credit facility covenants and certain rating agency constraints. As of December 31, 1999, the Company repurchased approximately $2.0 billion (104 million shares) of Company common stock under the program.

     In July 1999, pursuant to a Dutch Auction self-tender offer to the Company's shareholders, the Company purchased 50 million shares of its common stock at a price of $22.25 per share.

     1998 EMPLOYEE STOCK PURCHASE PLAN
     On December 1, 1998, the Company's Board of Directors amended and restated the 1998 Employee Stock Purchase Plan (the "Plan"), which enables eligible employees to purchase shares of common stock from the Company at 85% of the fair market value on the first business day of each calendar quarter. The Company reserved 2.5 million shares of Company common stock in connection with the Plan.

     PENDING ISSUANCE OF TRACKING STOCK
     The shareholders of Cendant voted on March 21, 2000 for a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of Cendant common stock ("tracking stock"). The tracking stock is intended to reflect the performance of the Move.com Group, a group of businesses owned by the Company offering a wide selection of quality relocation, real estate and home-related products and services through a network of Web sites. Before the tracking stock is first issued, the Company's existing common stock will be re-designated as CD common stock and that stock will be intended to reflect the performance of the Company's other businesses (the "Cendant Group"). The Tracking Stock Proposal allowed the Company to amend and restate its charter to increase the number of authorized shares of common stock from 2.0 billion to 2.5 billion initially comprised of 2.0 billion shares of CD common stock and 500 million shares of the Move.com common stock. In connection with the announcement of the Tracking Stock Proposal, the Move.com Group results are reported as a separate business segment. See Note 24--Segment Information for a description of the services provided by the Move.com Group. Although the issuance of the Move.com common stock is intended to track the performance of the Move.com Group, holders, if any, will still be subject to all the risks associated with an investment in the Company and all of its businesses, assets and liabilities. See Note 27 -- Subsequent Events.

     OTHER
     In connection with the recapitalization of NRT Incorporated ("NRT") in September 1999, the Company entered into an agreement with Chatham Street Holdings, LLC ("Chatham") as consideration for certain amendments made with respect to the NRT franchise agreements, which amendments provided for additional payments of certain royalties to the Company. Pursuant to the agreement, Chatham was granted the right, until September 30, 2001, to purchase up to approximately 1.6 million shares of Move.com common stock for approximately $16.02 per share. In addition, for every two shares of Move.com common stock purchased by Chatham pursuant to the agreement, Chatham will be entitled to receive a warrant to purchase one share of Move.com common stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com common stock at a price equal to $128.16 per share. The shareholders of Chatham are also shareholders of NRT. See Note 21 -- Related Party Transactions for a detailed discussion of NRT.

15.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses derivative financial instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in interest rates, foreign currency exchange rates, prices of mortgage loans held for sale, anticipated mortgage loan closings arising from commitments issued and changes in value of MSRs. The Company performs analyses on an on-going basis to determine that a high correlation exists between the characteristics of derivative instruments and the assets or transactions being hedged. As a matter of policy, the Company does not engage in derivative activities for trading or speculative purposes. The Company is exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company manages such risk by periodically evaluating the financial position of counterparties and spreading its positions among multiple counterparties. The Company presently does not anticipate non-performance by any of the counterparties and no material loss would be expected from such non-performance.

     INTEREST RATE SWAPS
     The Company enters into interest rate swap agreements to modify the contractual costs of debt financing. The swap agreements correlate the terms of the assets to the maturity and rollover of the debt by effectively matching a fixed or floating interest rate with the stipulated revenue stream generated from the portfolio of assets being funded. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized as an adjustment to interest expense in the Consolidated Statements of Operations. The Company's hedging activities had an immaterial effect on interest expense and the Company's weighted average borrowing rate for the year ended December 31, 1999. For the years ended December 31, 1998 and 1997, the Company's hedging activities increased interest expense by $2 million and $4 million, respectively, but had an immaterial effect on its weighted average borrowing rate. The following table summarizes the maturity and weighted average rates of the Company's interest rate swaps relating to liabilities under management and mortgage programs at December 31:

                            NOTIONAL   WEIGHTED AVERAGE WEIGHTED AVERAGE       SWAP
                             AMOUNT      RECEIVE RATE       PAY RATE      MATURITIES (1)
                           ---------- ----------------  ---------------- --------------
1999
Medium-term notes            $  610          5.57%            6.29%            2000
                           ==========
1998
Commercial paper             $  355          4.92%            5.84%      1999-2006
Medium-term notes               931          5.27%            5.04%      1999-2000
Canada commercial paper          90          5.52%            5.27%      1999-2002
Sterling liabilities            662          6.26%            6.62%      1999-2002
Deutsche mark liabilities        32          3.24%            4.28%      1999-2001
                           ----------
                             $2,070
                           ==========

     ---------------

     (1) Interest rate swaps held during 1998, with maturities ranging from 1999 through 2006, were assumed by ARAC in 1999 in connection with the disposition of the Company's fleet segment.

     FOREIGN EXCHANGE CONTRACTS
     In order to manage its exposure to fluctuations in foreign currency exchange rates, the Company enters into foreign exchange contracts on a selective basis. Such contracts are primarily utilized to hedge intercompany loans to foreign subsidiaries and certain monetary assets and liabilities denominated in currencies other than the U.S. dollar. The Company also hedges certain anticipated transactions denominated in foreign currencies. The principal currency hedged by the Company is the British pound sterling. Gains and losses on foreign currency hedges related to intercompany loans are deferred and recognized upon maturity of the underlying loan in the Consolidated Statements of Operations. Gains and losses on foreign currency hedges of anticipated transactions are recognized in the Consolidated Statements of Operations, on a mark-to-market basis, as exchange rates change.

     OTHER FINANCIAL INSTRUMENTS
     With respect to both mortgage loans held for sale and anticipated mortgage loan closings arising from commitments issued, the Company is exposed to the risk of adverse price fluctuations primarily due to changes in interest rates. The Company uses forward delivery contracts and option contracts to reduce such risk. Market value gains and losses on such positions used as hedges are deferred and considered in the valuation of cost or market value of mortgage loans held for sale.

     With respect to the mortgage servicing portfolio, the Company acquired certain derivative financial instruments, primarily interest rate floors, interest rate swaps, principal only swaps, futures and options on futures to manage the associated financial impact of interest rate movements.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND SERVICING RIGHTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for material financial instruments. The fair values of the financial instruments presented may not be indicative of their future values.

     MARKETABLE SECURITIES
     Fair value at December 31, 1999 and 1998 was $286 million and $267 million, respectively, and is based upon quoted market prices or investment advisor estimates and approximates carrying value. Realized gains or losses on marketable securities are calculated on a specific identification basis. The Company reported realized gains in other revenues in the Consolidated Statements of Operations of $65 million, $27 million and $18 million for the years ended December 31, 1999, 1998 and 1997, respectively (which included the change in net unrealized holding gains on trading securities of $8 million and $16 million in 1999 and 1998, respectively).

     RELOCATION RECEIVABLES
     Fair value approximates carrying value due to the short-term nature of the relocation receivables.

     PREFERRED STOCK INVESTMENTS
     Fair value approximates carrying value of the preferred stock investments.

     MORTGAGE LOANS HELD FOR SALE
     Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans net of mortgage-related positions. The value of embedded MSRs has been considered in determining fair value.

     MORTGAGE SERVICING RIGHTS
     Fair value is estimated by discounting future net servicing cash flows associated with the underlying securities using discount rates that approximate current market rates and externally published prepayment rates, adjusted, if appropriate, for individual portfolio characteristics.

     DEBT
     Fair value of the Company's Senior Notes, Convertible Subordinated Notes and medium-term notes are estimated based on quoted market prices or market comparables.

     MANDATORILY REDEEMABLE PREFERRED SECURITIES ISSUED BY SUBSIDIARY
     HOLDING SOLELY SENIOR DEBENTURES ISSUED BY THE COMPANY
     Fair value is estimated based on quoted market prices and incorporates the settlement of the FELINE PRIDES litigation and the resulting modification of terms (see Note 5 -- Other Charges).

     INTEREST RATE SWAPS, FOREIGN EXCHANGE CONTRACTS, AND OTHER FINANCIAL INSTRUMENTS
     Fair value is estimated, using dealer quotes, as the amount that the Company would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering interest rates at the reporting date.

     The carrying amounts and fair values of material financial instruments at December 31 are as follows:

                                                           1999                                1998
                                           ------------------------------------------------------------------------
                                            NOTIONAL/               ESTIMATED    NOTIONAL/               ESTIMATED
                                             CONTRACT    CARRYING      FAIR      CONTRACT    CARRYING      FAIR
                                              AMOUNT      AMOUNT      VALUE       AMOUNT      AMOUNT       VALUE
                                           ----------- ----------  ----------- -----------  ---------- -----------
ASSETS UNDER MANAGEMENT AND MORTGAGE
 PROGRAMS
  Mortgage loans held for sale                   --       1,112       1,124           --       2,416       2,463
  Mortgage servicing rights                      --       1,084       1,202           --         636         788
------------------------------------------------------------------------------------------------------------------
DEBT
  Current portion of debt                        --         400         402           --          --          --
  Long-term debt                                 --       2,445       2,443           --       3,363       3,351
-----------------------------------------  ----------- ----------  ----------- -----------  ---------- -----------
OFF BALANCE SHEET DERIVATIVES RELATING TO
 LONG-TERM DEBT
  Foreign exchange forwards                      --          --          --            1          --          --
OTHER OFF BALANCE SHEET DERIVATIVES
  Foreign exchange forwards                     173          --          (1)          48          --          --
------------------------------------------------------------------------------------------------------------------
LIABILITIES UNDER MANAGEMENT AND MORTGAGE
 PROGRAMS
  Debt                                           --       2,314       2,314           --       6,897       6,895
------------------------------------------------------------------------------------------------------------------
MANDATORILY REDEEMABLE PREFERRED
 SECURITIES ISSUED BY SUBSIDIARY HOLDING
 SOLELY SENIOR DEBENTURES ISSUED BY THE
 COMPANY                                         --       1,478       1,113           --       1,472       1,333
------------------------------------------------------------------------------------------------------------------
OFF BALANCE SHEET DERIVATIVES RELATING TO
 LIABILITIES UNDER MANAGEMENT AND
 MORTGAGE PROGRAMS
 Interest rate swaps
  in a gain position                            161          --          --          696          --           8
  in a loss position                            449          --           1        1,374          --         (12)
 Foreign exchange forwards                       21          --          --          349          --          --
------------------------------------------------------------------------------------------------------------------
MORTGAGE-RELATED POSITIONS
 Forward delivery commitments (1)             2,434           6          20        5,057           3          (4)
 Option contracts to sell (1)                   440           2           3          701           9           4
 Option contracts to buy (1)                    418           1          --          948           5           1
 Commitments to fund mortgages                1,283          --           1        3,155          --          35
 Commitments to complete securitizations
  (1)                                           813          --          (2)       2,031          --          14
 Constant maturity treasury floors (2)        4,420          57          13        3,670          44          84
 Interest rate swaps (2)
  in a gain position                            100          --          --          575          --          35
  in a loss position                            250          --         (26)         200          --          (1)
 Treasury futures (2)                           152          --          (5)         151          --          (1)
 Principal only swaps (2)                       324          --         (15)          66          --           3

------------
  (1) Carrying amounts and gains (losses) on these mortgage-related positions are already included in the determination of respective carrying amounts and fair values of mortgage loans held for sale. Forward delivery commitments are used to manage price risk on sale of all mortgage loans to end investors, including commitments to complete securitizations on loans held by an unaffiliated buyer as described in Note 9 -- Mortgage Loans Held for Sale.
  (2) Carrying amounts and gains (losses) on these mortgage-related positions are capitalized and recorded as a component of MSRs. Gains (losses) on such positions are included in the determination of the respective carrying amounts and fair value of MSRs.

17.  COMMITMENTS AND CONTINGENCIES

     LEASES
     The Company has noncancelable operating leases covering various facilities and equipment, which primarily expire through the year 2005. Rental expense for the years ended December 31, 1999, 1998 and 1997 was $189 million, $165 million and $83 million, respectively. The Company incurred contingent rental expenses in 1999 and 1998 of $49 million and $44 million, respectively, which is included in total rental expense, principally based on rental volume or profitability at certain parking facilities. The Company has been granted rent abatements for varying periods on certain facilities. Deferred rent relating to those abatements is amortized on a straight-line basis over the applicable lease terms. Commitments under capital leases are not significant.

     In 1998, the Company entered into an agreement with an independent third party to sell and leaseback vehicles subject to operating leases. Pursuant to the agreement, the net carrying value of the vehicles sold was $101 million. Since the net carrying value of these vehicles was equal to their sales price, no gain or loss was recognized on the sale. The lease agreement was for a minimum lease term of 12 months with three one-year renewal options. For the years ended December 31, 1999 and 1998, the total rental expense incurred by the Company under this lease was $13 million and $18 million, respectively. In connection with the disposition of the fleet businesses, the Company elected not to execute its renewal option thereby terminating the lease agreement.

     Future minimum lease payments required under noncancelable operating leases as of December 31, 1999 are as follows:


                   YEAR                   AMOUNT
                   ----                   ------
                  2000                     $ 89
                  2001                       79
                  2002                       69
                  2003                       59
                  2004                       53
                  Thereafter                108
                                         --------
                                           $457
                                         ========

     LITIGATION
     Class Action Litigation and Government Investigations. Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on the Company's behalf and several individual lawsuits and arbitration proceedings have commenced in various courts and other forums against the Company and other defendants by or on behalf of persons claiming to have purchased or otherwise acquired securities or options issued by CUC or the Company between May 1995 and August 1998.

     The SEC and the United States Attorney for the District of New Jersey are also conducting investigations relating to the matters referenced above. As a result of the findings from the Company's internal investigations, the Company made all adjustments considered necessary by the Company, which are reflected in its previously filed restated financial statements for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by the Company, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities and Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that the Company had violated certain financial reporting provisions of the Securities and Exchange Act of 1934 and ordered the Company to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against the Company.

     On December 7, 1999, the Company announced that it reached a preliminary agreement to settle the principal securities class action pending against the Company in the U.S. District Court in Newark,

     New Jersey (the "Settlement Agreement") brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998. Under the Settlement Agreement, the Company would pay the class members approximately $2.85 billion in cash. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain parties in the class action have appealed the District Court's orders approving the plan of allocation of the settlement fund and awarding of attorneys' fees and expenses to counsel for the lead plaintiffs. No appeals challenging the fairness of the $2.85 billion settlement amount were filed. The U.S. Court of Appeals for the Third Circuit has issued a briefing schedule for the appeals pursuant to which a briefing will be concluded in the middle of February 2001. No date for oral argument has been set. Accordingly, the Company will not be required to fund the settlement amount of $2.85 billion for some time. However, the Settlement Agreement required the Company to post collateral in the form of credit facilities and/or surety bonds by November 13, 2000. See Note 27 -- Subsequent Events.

     The settlement does not encompass all litigation asserting claims associated with the accounting irregularities. The Company does not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, the Company does not believe that the impact of such unresolved proceedings should result in a material liability to the Company in relation to its consolidated financial position or liquidity.

     Other pending litigation. The Company is involved in pending litigation in the usual course of business. In the opinion of management, such other litigation will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

18.  INCOME TAXES

     The income tax provision (benefit) consists of:

                                       YEAR ENDED DECEMBER 31,
                                      -------------------------
                                        1999     1998    1997
                                      -------- -------  ------
Current
 Federal                                $ 229    $(28)   $175
 State                                      3      18      31
 Foreign                                   44      56      29
                                      -------- -------  ------
                                          276      46     235
                                      -------- -------  ------
Deferred
 Federal                                 (728)     71     (27)
 State                                    (23)     17      (4)
 Foreign                                    7       1       3
                                      -------- -------  ------
                                         (744)     89     (28)
                                      -------- -------  ------
Provision (benefit) for income taxes    $(468)   $135    $207
                                      ======== =======  ======

     Pre-tax income (loss) for domestic and foreign operations consisted of the following:


                       YEAR ENDED DECEMBER 31,
                       ------------------------
                         1999     1998   1997
                       -------- ------  ------

 Domestic                $(959)   $157   $216
 Foreign                   219     237     73
                       -------- ------  ------
 Pre-tax income
  (loss)                 $(740)   $394   $289
                       ======== ======  ======

     Deferred income tax assets and liabilities are comprised of:


                                                       DECEMBER 31,
                                                     ----------------
                                                       1999     1998
                                                     -------- ------

CURRENT DEFERRED INCOME TAX ASSETS
 Merger and acquisition-related liabilities           $   17    $ 53
 Accrued liabilities and deferred income                 169      97
 Excess tax basis on assets held for sale                 --     190
 Provision for doubtful accounts                          18       5
 Deferred membership acquisition costs                    --       3
 Shareholder litigation settlement and related
  costs                                                1,058      --
 Net operating loss carryforward                          75      --
                                                     -------- ------
Current deferred income tax assets                     1,337     348
                                                     -------- ------
CURRENT DEFERRED INCOME TAX LIABILITIES
 Insurance retention refund                              (18)    (21)
 Franchise acquisition costs                             (10)     (7)
 Other                                                    (4)     (1)
                                                     -------- ------
Current deferred income tax liabilities                  (32)    (29)
                                                     -------- ------
CURRENT NET DEFERRED INCOME TAX ASSET                 $1,305    $319
                                                     ======== ======

                                               DECEMBER 31,
                                             -----------------
                                               1999     1998
                                             -------- -------

NONCURRENT DEFERRED INCOME TAX ASSETS
 Deductible goodwill--taxable poolings         $  --    $  49
 Merger and acquisition-related liabilities       29       26
 Accrued liabilities and deferred income          29       64
 Net operating loss carryforward                  84       84
 State net operating loss carryforward           151       44
 Foreign tax credit carryforward                  10       --
 Other                                           (17)      --
 Valuation allowance                            (161)     (44)
                                             -------- -------
Noncurrent deferred income tax assets            125      223
                                             -------- -------
NONCURRENT DEFERRED INCOME TAX LIABILITIES
 Depreciation and amortization                  (511)    (333)
 Other                                            --        1
                                             -------- -------
Noncurrent deferred income tax liabilities      (511)    (332)
                                             -------- -------
NONCURRENT NET DEFERRED INCOME TAX
LIABILITY                                      $(386)   $(109)
                                             ======== =======


                                                               DECEMBER 31,
                                                             ----------------
                                                               1999     1998
                                                             -------- -------

MANAGEMENT AND MORTGAGE PROGRAM DEFERRED INCOME TAX ASSETS
 Depreciation                                                  $   7    $  --
 Accrued liabilities                                              11       26
 Alternative minimum tax carryforwards                            --        2
                                                             -------- -------
Management and mortgage program deferred income tax assets        18       28
                                                             -------- -------

MANAGEMENT AND MORTGAGE PROGRAM DEFERRED INCOME TAX
LIABILITIES
 Depreciation                                                     --     (121)
 Unamortized mortgage servicing rights                          (328)    (248)
                                                             -------- -------
Management and mortgage program deferred income tax
liabilities                                                     (328)    (369)
                                                             -------- -------
Net deferred income tax liability under management and
mortgage  programs                                             $(310)   $(341)
                                                             ======== =======


     Net operating loss carryforwards at December 31, 1999 expire as follows:
     2001, $8 million; 2002, $90 million; 2005, $7 million; 2009, $18 million;
     2010, $116 million; and 2018, $215 million. The Company also has alternative minimum tax credit carryforwards of $28 million.

     The valuation allowance at December 31, 1999 relates to deferred tax assets for state net operating loss carryforwards of $151 million and foreign tax credit carryforwards of $10 million. The valuation allowance will be reduced when and if the Company determines that the deferred income tax assets are likely to be realized.

     No provision has been made for U.S. federal deferred income taxes on approximately $225 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 1999 since it is the present intention of management to reinvest the undistributed earnings indefinitely in foreign operations. In addition, the determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings is not practicable.

     The Company's effective income tax rate for continuing operations differs from the U.S. federal statutory rate as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                            1999      1998     1997
                                                         --------- --------  -------
Federal statutory rate                                     (35.0%)    35.0%    35.0%
State and local income taxes, net of federal tax
 benefits                                                   (1.8%)     5.9%     6.2%
Non-deductible merger-related costs                           --        --     25.9%
Amortization of non-deductible goodwill                      1.9%      4.5%     3.8%
Taxes on foreign operations at rates different than
 statutory U.S. federal rate                                (4.1%)    (6.4%)    0.2%
Nontaxable gain on disposal                                (24.0%)      --       --
Recognition of excess tax basis on assets held for sale       --      (2.2%)     --
Other                                                       (0.2%)    (2.5%)    0.5%
                                                         --------- --------  -------
                                                           (63.2%)    34.3%    71.6%
                                                         ========= ========  =======

19.  STOCK PLANS

     CENDANT PLANS
     The 1999 Broad-Based Employee Stock Option Plan (the "Broad-Based Plan"), as amended, authorizes the granting of up to 60 million shares of Company common stock through awards of nonqualified stock options (stock options which do not qualify as incentive stock options as defined under the Internal Revenue Service Code). Employees (other than executive officers) and independent contractors of the Company and its affiliates are eligible to receive awards under the Broad-Based Plan. Options granted under the plan generally have a ten year term and have vesting periods ranging from 20% to 33% per year.

     The 1997 Stock Incentive Plan (the "Incentive Plan") authorizes the granting of up to 25 million shares of Company common stock through awards of stock options (which may include incentive stock options and/or nonqualified stock options), stock appreciation rights and shares of restricted Company common stock. All directors, officers and employees of the Company and its affiliates are eligible to receive awards under the Incentive Plan. Options granted under the Incentive Plan generally have a ten year term and are exercisable at 20% per year commencing one year from the date of grant or are immediately vested. The Company also maintains two other stock plans adopted in 1997: the 1997 Employee Stock Plan (the "1997 Employee Plan") and the 1997 Stock Option Plan (the "1997 SOP"). The 1997 Employee Plan authorizes the granting of up to 25 million shares of Company common stock through awards of nonqualified stock options, stock appreciation rights and shares of restricted Company common stock to employees of the Company and its affiliates. The 1997 SOP provides for the granting of up to 10 million shares of Company common stock to key employees (including employees who are directors and officers) of the Company and its subsidiaries through awards of incentive and/or nonqualified stock options. Options granted under the 1997 Employee Plan and the 1997 SOP generally have ten-year terms and have vesting periods ranging from 20% to 33% per year.

     The Company also grants options to employees pursuant to two additional stock option plans under which the Company may grant options to purchase in the aggregate up to 80 million shares of Company common stock. Annual vesting periods under these plans are 20% commencing one year from the respective grant dates.

     At December 31, 1999 there were 56 million shares available for grant under the Company's stock option plans discussed above.

     On September 23, 1998, the Compensation Committee of the Board of Directors approved a program to effectively reprice certain Company stock options granted to middle management during

     December 1997 and the first quarter of 1998. Such options, with exercise prices ranging from $31.38 to $37.50, were effectively repriced on October 14, 1998 at $9.81 per share (the "New Price"), which was the fair market value (as defined in the option plans) on the date of such repricing. The Compensation Committee also modified the terms of certain options held by certain of our executive officers and senior managers subject to certain conditions including a revocation of 13 million existing options. Additionally, a management equity ownership program was adopted requiring these executive officers and senior managers to acquire Company common stock at various levels commensurate with their respective compensation levels. The option modifications were accomplished by canceling existing options, with exercise prices ranging from $16.78 to $34.31, and issuing a lesser amount of options at the New Price and, with respect to certain options of executive officers and senior managers, at prices above the New Price, specifically $12.27 and $20.00. Additionally, certain options replacing options that were fully vested provide for vesting ratably over four years beginning January 1, 1999.

     MOVE.COM GROUP PLAN
     On October 29, 1999, the Board of Directors of Move.com, Inc. (a company included within the Move.com Group) adopted the Move.com, Inc. 1999 Stock Option Plan (the "Move.com Plan"), as amended January 13, 2000, which authorizes the granting of up to 6 million shares of Move.com, Inc. common stock. All active employees of Move.com Group and its affiliates are eligible to be granted options under the Move.com Plan. Options under the Move.com Plan generally have a 10 year term and are exercisable at 33% per year commencing one year from the grant date. On October 29, 1999, approximately 2.5 million options to purchase shares of Move.com, Inc. common stock were granted to employees of Move.com, Inc. under the Move.com Plan (the "Existing Grants") at a weighted average exercise price of $11.59. Such options were all outstanding and not vested at December 31, 1999. The fair value of Move.com, Inc. common stock on October 29, 1999 was $13.16. Subject to the approval of the shareholders of the Company (i) the Move.com Plan and Existing Grants will be ratified and assumed by the Company, (ii) all Existing Grants will be equitably adjusted to become options of Move.com common stock (see Note 14 -- Shareholders' Equity --Pending Issuance of Tracking Stock for a description of the Move.com common stock proposal) and (iii) the remaining shares available to be issued in connection with the grant of options under the Move.com Plan will be equitably adjusted to become shares of Move.com common stock.

     The annual activity of Cendant's stock option plans consisted of:

                                         1999                       1998                       1997
                              -------------------------- -------------------------- --------------------------
                                            WEIGHTED                   WEIGHTED                   WEIGHTED
                                          AVG. EXERCISE              AVG. EXERCISE              AVG. EXERCISE
                               OPTIONS        PRICE       OPTIONS        PRICE       OPTIONS        PRICE
                              --------- ---------------  --------- ---------------  --------- ---------------
(Shares in millions)
Balance at beginning of year     178         $14.64         172         $18.66         118         $11.68
 Granted
  Equal to fair market value      30          18.09          84          19.16          78          27.94
  Greater than fair market
  value                            1          16.04          21          17.13          --             --
 Canceled                        (13)         19.91         (82)         29.36          (6)         27.29
 Exercised                       (13)          9.30         (17)         10.01         (14)          7.20
 PHH Conversion (1)               --             --          --                         (4)            --
                              ---------                  ---------                  ---------
Balance at end of year           183         $15.24         178         $14.64         172         $18.66
                              =========                  =========                  =========

------------
(1) In connection with the PHH Merger, all unexercised PHH stock options were canceled and converted into 2 million shares of Company common stock.

     The Company utilizes the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" and applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its stock option plans to employees. Under APB No. 25, compensation expense is recognized when the exercise prices of the Company's employee stock options are less than the market prices of the underlying Company stock on the date of grant. Although the Company generally grants employee stock options at fair value, certain options were granted below fair value during 1999. As such, compensation expense is being recognized over the applicable vesting period.

     Had the Company elected to recognize and measure compensation expense for its stock option plans to employees based on the calculated fair value at the grant dates for awards under such plans, consistent with the method prescribed by SFAS No. 123, net income (loss) and per share data would have been as follows:

                                          1999                    1998                      1997
                                 ----------------------- ----------------------- -------------------------
                                     AS                      AS                       AS
                                  REPORTED    PRO FORMA   REPORTED    PRO FORMA  REPORTED(1)  PRO FORMA(1)
                                 ---------- -----------  ---------- -----------  ----------- ------------
Net income (loss)                  $  (55)     $ (213)      $ 540       $ 393       $ (217)      $ (664)
Basic income (loss) per share       (0.07)      (0.28)       0.64        0.46        (0.27)       (0.82)
Diluted income (loss) per share     (0.07)      (0.28)       0.61        0.46        (0.27)       (0.82)

------------
    (1) Includes incremental compensation expense of $335 million ($205 million, after tax) or $.25 per basic and diluted share as a result of the immediate vesting of HFS options upon consummation of the Cendant Merger.

     The fair values of the stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1999, 1998 and 1997:

                                                     CENDANT                           MOVE.COM GROUP
                             -------------------------------------------------------------------------
                                    1999              1998               1997               1999
                             ----------------- -----------------  ----------------- ------------------
Dividend yield                        --                --                 --                 --
Expected volatility                 60.0%             55.0%              32.5%              60.0%
Risk-free interest rate              6.4%              4.9%               5.6%               6.4%
Expected holding period           6.2 years          6.3 years         7.8 years          6.2 years

     The weighted average grant date fair value of Company and Move.com stock options granted during the year ended December 31, 1999 were $11.36 and $7.28, respectively. The weighted average grant date fair value of Company stock options granted during the year ended December 31, 1998, which were repriced with exercise prices equal to and higher than the underlying stock price at the date of repricing, were $19.69 and $18.10, respectively. The weighted average grant date fair value of the stock options granted during the year ended December 31, 1998 which were not repriced was $10.16. The weighted average grant date fair value of Company stock options granted during the year ended December 31, 1997 was $13.71.

     The table below summarizes information regarding Company stock options outstanding and exercisable as of December 31, 1999:

                                   OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                          ---------------------------------------------------------
                                     WEIGHTED AVG.   WEIGHTED             WEIGHTED
                                       REMAINING      AVERAGE              AVERAGE
(SHARES IN MILLIONS)                  CONTRACTUAL    EXERCISE             EXERCISE
RANGE OF EXERCISE PRICES   SHARES        LIFE          PRICE     SHARES     PRICE
------------------------  -------- ---------------  ---------- --------  ----------
$.01 to $10.00                79          5.9         $ 7.36       53      $ 6.20
$10.01 to $20.00              60          8.0          16.83       21       15.89
$20.01 to $30.00              23          7.2          22.93       19       23.14
$30.01 to $40.00              21          7.8          32.00       16       31.88
                          --------                             --------
                             183          7.0         $15.24      109      $14.77
                          ========                             ========

20.  EMPLOYEE BENEFIT PLANS

     The Company sponsors several defined contribution pension plans that provide certain eligible employees of the Company an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees on the basis specified in the plans. The Company's cost for contributions to these plans was $30 million, $22 million and $15 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     The Company's PHH subsidiary maintains a domestic non-contributory defined benefit pension plan covering eligible employees of PHH and its subsidiaries employed prior to July 1, 1997. Additionally, the Company sponsors contributory defined benefit pension plans in certain United Kingdom subsidiaries with participation in the plans at the employees' option. Under both the domestic and foreign plans, benefits are based on an employee's years of credited service and a percentage of final average compensation.

     The Company's policy for all plans is to contribute amounts sufficient to meet the minimum requirements plus other amounts as deemed appropriate. The projected benefit obligations of the plans were $145 million and $196 million and plan assets, at fair value, were $147 million and $162 million at December 31, 1999 and 1998, respectively. The net pension cost and recorded liability were not material to the accompanying Consolidated Financial Statements.

     During 1999, the Company recognized a net curtailment gain of $10 million as a result of the disposition of its fleet business segment and the freezing of pension benefits related to the Company's PHH subsidiary defined benefit pension plan.

21.  RELATED PARTY TRANSACTIONS

     NRT INCORPORATED
     The Company maintains a relationship with NRT, a corporation created to acquire residential real estate brokerage firms. On February 9, 1999, the Company executed new agreements with NRT, which among other things, increased the term of each of the three franchise agreements under which NRT operates from 40 years to 50 years. NRT is party to other agreements and arrangements with the Company and its subsidiaries. Under these agreements, the Company acquired $182 million of NRT preferred stock, of which $24 million will be convertible, at the Company's option, upon the occurrence of certain events, into no more than 50% of NRT's common stock. Certain officers of the Company serve on the Board of Directors of NRT. The Company recognized preferred dividend income of $16 million, $15 million and $5 million during the years ended December 31, 1999, 1998 and 1997, respectively, which are included in other revenue in the Consolidated Statements of Operations. During 1999, approximately $8 million of the preferred dividend income increased the basis of the underlying preferred stock investment. Additionally, the Company sold preferred shares and recognized a gain of $20 million during 1999, which is also included in other revenue in the Consolidated Statements of Operations. During 1999, 1998 and 1997, total franchise royalties earned by the Company from NRT and its predecessors were $172 million, $122 million and $61 million, respectively.

     The Company, at its election, may participate in NRT's acquisitions by acquiring up to an aggregate $946 million (plus an additional $500 million if certain conditions are met) of intangible assets, and in some cases mortgage operations of real estate brokerage firms acquired by NRT. As of December 31, 1999, the Company acquired $537 million of such mortgage operations and intangible assets, primarily franchise agreements associated with real estate brokerage companies acquired by NRT, which brokerage companies will become subject to the NRT 50-year franchise agreements. In February 1999, NRT and the Company entered into an agreement whereby the Company made an upfront payment of $30 million to NRT for services to be provided by NRT to the Company related to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by NRT. Such fee is refundable in the event the services are not provided.

     AVIS RENT A CAR, INC.
     The Company continues to maintain an equity interest in ARAC. During 1999 and 1998, the Company sold approximately two million and one million shares, respectively, of Avis Rent A Car, Inc. common stock and recognized a pre-tax gain of approximately $11 million and $18 million, respectively, which is included in other revenue in the Consolidated Statements of Operations. The Company accounts for its investment in ARAC common stock using the equity method. The Company recorded its equity in the earnings of ARAC, which amounted to $18 million, $14 million and $51 million for the years ended December 31, 1999, 1998 and 1997, respectively, as a component of other revenue in the Consolidated Statements of Operations. On June 30, 1999, in connection with the Company's disposition of its fleet segment, the Company received, as part of the total consideration, $360 million of non-voting convertible preferred stock in a subsidiary of ARAC and additional consideration of a $30 million receivable (see Note 3 --Dispositions and Acquisitions of Businesses). The Company accounts for its convertible preferred stock investment using the cost method. Conversion of the convertible preferred stock is at the Company's option subject to earnings and stock price thresholds with specified intervals of time. As of December 31, 1999, the conversion conditions have not been satisfied. The Company received dividends of $9 million, which increased the basis of the underlying convertible preferred stock investment. Such amount is included as a component of other revenue in the Consolidated Statements of Operations. At December 31, 1999, the Company's common equity interest in ARAC was approximately 18% (see Note 27 -- Subsequent Events).

     The Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. During 1999, 1998 and 1997, total franchise royalties earned by the Company from ARAC were $102 million, $92 million and $82 million, respectively. In addition, the Company operates the telecommunications and computer processing system, which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. As of December 31, 1999 and 1998, the Company had accounts receivable of $34 million and $26 million, respectively, due from ARAC. Certain officers of the Company serve on the Board of Directors of ARAC.

22.  FRANCHISING AND MARKETING/RESERVATION ACTIVITIES

     Revenues from franchising activities include royalty revenues and initial franchise fees charged to lodging properties, car rental locations, tax preparation offices and real estate brokerage offices.

     Franchised outlet revenues are as follows:

                         YEAR ENDED DECEMBER
                                 31,
                        ----------------------
                         1999    1998   1997
                        ------ ------  ------
Royalty revenues         $839    $703   $574
Initial franchise fees     37      45     26

   The Company receives marketing and reservation fees from several of its lodging and real estate franchisees. Marketing and reservation fees related to the Company's lodging brands' franchisees are calculated based on a specified percentage of gross room revenues. Marketing fees received from the Company's real estate brands' franchisees are based on a specified percentage of gross closed commissions earned on the sale of real estate. As provided in the franchise agreements, at the Company's discretion, all of these fees are to be expended for marketing purposes and the operation of a centralized brand-specific reservation system for the respective franchisees and are controlled by the Company until disbursement. Service fees, net included marketing and reservation fees of $280 million, $228 million and $215 million for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, rebates are given to franchisees that meet certain levels of annual gross revenue as defined by the respective franchise agreements. Membership and service fee revenues are net of annual rebates of $43 million, $35 million, and $26 million for the years ended December 31, 1999, 1998, and 1997, respectively.

     Franchised outlet information is as follows:

                                                    DECEMBER 31,
                                            ----------------------------
                                              1999    1998 (1)   1997
                                            -------- --------  --------
Franchised units in operation                22,719    22,471   18,876
Backlog (franchised units sold but not yet
 opened)                                      1,478     2,063    1,547

------------
    (1) Approximately 2,000 franchised units were acquired in connection with the acquisition of Jackson Hewitt Inc.

23.  NET INVESTMENT IN LEASES AND LEASED VEHICLES

     Net investment in leases and leased vehicles were disposed of during 1999 in connection with the disposition of the Company's fleet business segment (see Note 3 -- Dispositions and Acquisitions of Businesses). In 1998, vehicles were leased primarily to corporate fleet users for initial periods of twelve months or more under either operating or direct financing lease agreements. Vehicles under operating leases were amortized using the straight-line method over the expected lease term. The Company's experience indicated that the full term of the leases varied considerably due to extensions beyond the minimum lease term.

     The Company had two types of operating leases. Under one type, open-end operating leases, resale of the vehicles upon termination of the lease was generally for the account of the lessee except for a minimum residual value which the Company had guaranteed. The Company's experience had been that vehicles under this type of lease agreement were sold for amounts exceeding the residual value guarantees. Maintenance and repairs of vehicles under these agreements were the responsibility of the lessee. The original cost and accumulated depreciation of vehicles under this type of operating lease was $5.3 billion and $2.6 billion, respectively, at December 31, 1998.

     Under the second type of operating lease, closed-end operating leases, resale of the vehicles on termination of the lease was for the account of the Company. The lessee generally paid for or provided maintenance, vehicle licenses and servicing. The original cost and accumulated depreciation of vehicles under these agreements were $1.0 billion and $191 million, respectively, at December 31, 1998. The Company, based on historical experience and an assessment of the used vehicle market, established an allowance in the amount of $14 million for potential losses on residual values on vehicles under these leases at December 31, 1998.

     Under the direct financing lease agreements, the minimum lease term was 12 months with a month-to-month renewal option thereafter. In addition, resale of the vehicles upon termination of the lease was for the account of the lessee. Maintenance and repairs of these vehicles were the responsibility of the lessee.

     Open-end operating leases and direct financing leases generally had a minimum lease term of 12 months with monthly renewal options thereafter. Closed-end operating leases typically had a longer term, usually 24 months or more, but were cancelable under certain conditions.

     Gross leasing revenues, which were included in fleet leasing revenues in the Consolidated Statements of Operations, consisted of:


                                              YEAR ENDED DECEMBER 31,
                                             --------------------------
                                              1999     1998     1997
                                             ------ --------  --------

Operating leases                              $683    $1,330   $1,223
Direct financing leases, primarily interest     17        38       42
                                             ------ --------  --------
                                              $700    $1,368   $1,265
                                             ====== ========  ========


     Net investment in leases and leased vehicles consisted of:


                                             DECEMBER 31,
                                                 1998
                                            --------------

Vehicles under open-end operating leases        $2,726
Vehicles under closed-end operating leases         822
Direct financing leases                            252
Accrued interest on leases                           1
                                            --------------
                                                $3,801
                                            ==============

24.  SEGMENT INFORMATION

     Management evaluates each segment's performance based upon a modified earnings before interest, income taxes, depreciation and amortization and minority interest calculation. For this purpose, Adjusted EBITDA is defined as earnings before non-operating interest, income taxes, depreciation and amortization and minority interest, adjusted to exclude certain items, which are of a non-recurring or unusual nature and are not measured in assessing segment performance or are not segment specific. The Company determined its operating segments based primarily on the types of services it provides, the consumer base to which marketing efforts are directed and the methods used to sell services.

     Prior to the third quarter of 2000, the historical operating results of Cendant Travel, a subsidiary which facilitates travel arrangements for the Company's travel-related and membership businesses, were included within the discontinued individual membership segment. Beginning the third quarter of 2000, the operations of Cendant Travel began being managed as a component of the travel segment. Accordingly, the operating results of Cendant Travel are reflected in the Travel segment for all periods presented.

     In connection with the individual membership segment being reported as discontinued operations, general corporate overhead previously allocated to the individual membership segment has been reclassified to the diversified services segment for all periods presented.

     The Company disposed of its fleet segment on June 30, 1999, and the Company added Move.com Group as a reportable operating segment, thereby maintaining the seven reportable operating segments which collectively comprise the Company's continuing operations. Included in the Move.com Group are RentNet, Inc., ("RentNet"), acquired during January 1996, National Home Connections, LLC, acquired in May 1999, and the assets of MetroRent, acquired in December 1999. Prior to the formation of the Move.com Group, RentNet's historical financial information was included in the Company's discontinued individual membership segment. The Company reclassified the financial results of RentNet for the years ended December 31, 1998 and 1997. Inter-segment net revenues were not significant to the net revenues of any one segment. A description of the services provided within each of the Company's reportable operating segments is as follows:

     TRAVEL
     Travel services include the franchising of lodging properties and car rental locations, as well as vacation/timeshare exchange services. As a franchiser of guest lodging facilities and car rental agency locations, the Company licenses the independent owners and operators of hotels and car rental agencies to use its brand names. Operation and administrative services are provided to franchisees, which include access to a national reservation system, national advertising and promotional campaigns, co-marketing programs and volume purchasing discounts. As a provider of vacation and timeshare exchange services, the Company enters into affiliation agreements with resort property owners/developers (the developers) to allow owners of weekly timeshare intervals (the subscribers) to trade their owned weeks with other subscribers. In addition, the Company provides publications and other travel-related services to both developers and subscribers.

     INSURANCE/WHOLESALE
     Insurance/Wholesale markets and administers competitively priced insurance products, primarily accidental death and dismemberment insurance and term life insurance. The Company also provides services such as checking account enhancement packages, various financial products and discount programs to financial institutions, which in turn provide these services to their customers. The Company affiliates with financial institutions, including credit unions and banks, to offer their respective customer bases such products and services.

     REAL ESTATE FRANCHISE
     The Company licenses the owners and operators of independent real estate brokerage businesses to use its brand names. Operational and administrative services are provided to franchisees, which are designed to increase franchisee revenue and profitability. Such services include advertising and promotions, referrals, training and volume purchasing discounts.

     RELOCATION
     Relocation services are provided to client corporations for the transfer of their employees. Such services include appraisal, inspection and selling of transferees' homes, providing equity advances to transferees (generally guaranteed by the corporate customer), purchase of a transferee's home which is sold within a specified time period for a price which is at least equivalent to the appraised value, certain home management services, assistance in locating a new home at the transferee's destination, consulting services and other related services.

     MORTGAGE
     Mortgage services primarily include the origination, sale and servicing of residential mortgage loans. Revenues are earned from the sale of mortgage loans to investors as well as from fees earned on the servicing of loans for investors. The Company markets a variety of mortgage products to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and other mortgage banks.

     Mortgage services customarily sells all mortgages it originates to investors (which include a variety of institutional investors) either as individual loans, as mortgage-backed securities or as participation certificates issued or guaranteed by Fannie Mae, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association while generally retaining mortgage servicing rights. Mortgage servicing consists of collecting loan payments, remitting principal and interest payments to investors, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, and otherwise administering the Company's mortgage loan servicing portfolio.

     MOVE.COM GROUP

     Move.com Group provides a broad range of quality relocation, real estate, and home-related products and services through its flagship portal site, move.com, and the move.com network. The Move.com Group integrates and enhances the online efforts of the Company's residential real estate brand names and those of the Company's other real estate business units.

     DIVERSIFIED SERVICES
     In addition to the previously described business segments, the Company also derives revenues from providing a variety of other consumer and business products and services which include the Company's tax preparation services franchise, information technology services, car park facility services, welcoming packages to new homeowners, and other consumer-related services.

     FLEET
     The fleet segment provided fleet and fuel card related products and services to corporate clients and government agencies. These services included management and leasing of vehicles, fuel card payment and reporting and other fee-based services for clients' vehicle fleets. The Company leased vehicles primarily to corporate fleet users under operating and direct financing lease arrangements.

     SEGMENT INFORMATION

     YEAR ENDED DECEMBER 31, 1999

                                                     INSURANCE/    REAL ESTATE
                                 TOTAL   TRAVEL (1)   WHOLESALE     FRANCHISE
                               -------- ----------  ------------ -------------
    Net revenues                $ 4,521    $1,239       $575         $  571
    Adjusted EBITDA               1,783       593        180            424
    Depreciation and
    amortization                    347        99         19             59
    Segment assets               14,531     3,204        393          2,102
    Capital expenditures            254        55         19             --


                                                         MOVE.COM    DIVERSIFIED
                                RELOCATION    MORTGAGE     GROUP    SERVICES (2)   FLEET
                               ------------ ----------  ---------- -------------  -------
    Net revenues                  $  415       $  397      $ 18        $1,099       $207
    Adjusted EBITDA                  122          182       (22)          223         81
    Depreciation and
    amortization                      17           19         2           117         15
    Segment assets                 1,033        2,817        22         4,960         --
    Capital expenditures              21           48         2            86         23


   -----------------------------------------------------------------------------------------------
   YEAR ENDED DECEMBER 31, 1998

                                                     INSURANCE/    REAL ESTATE
                                 TOTAL   TRAVEL (1)   WHOLESALE     FRANCHISE
                               -------- ----------  ------------ -------------
    Net revenues                $ 4,465    $1,163       $544         $  456
    Adjusted EBITDA               1,647       552        138            349
    Depreciation and
    amortization                    303        90         14             53
    Segment assets               19,047     2,789        372          2,014
    Capital expenditures            331        81         17              6

                                                         MOVE.COM    DIVERSIFIED
                                RELOCATION    MORTGAGE     GROUP      SERVICES     FLEET
                               ------------ ----------  ---------- -------------  -------
    Net revenues                  $  444       $  353       $10        $1,108      $  387
    Adjusted EBITDA                  125          188         1           120         174
    Depreciation and
    amortization                      17            9         2            96          22
    Segment assets                 1,130        3,504         9         4,532       4,697
    Capital expenditures              70           36         1            62          58

   -----------------------------------------------------------------------------------------------

   YEAR ENDED DECEMBER 31, 1997

                                                     INSURANCE/    REAL ESTATE
                                 TOTAL   TRAVEL (1)   WHOLESALE     FRANCHISE
                               -------- ----------  ------------ -------------
    Net revenues                $ 3,553    $1,057       $483         $  335
    Adjusted EBITDA               1,263       485        111            227
    Depreciation and
    amortization                    222        83         11             44
    Segment assets               13,179     2,618        357          1,827
    Capital expenditures            153        46          6             13

                                                         MOVE.COM    DIVERSIFIED
                                RELOCATION    MORTGAGE     GROUP      SERVICES     FLEET
                               ------------ ----------  ---------- -------------  -------
    Net revenues                  $  402       $  179       $ 6        $  767      $  324
    Adjusted EBITDA                   93           75        (1)          152         121
    Depreciation and
    amortization                       8            5         1            54          16
    Segment assets                 1,009        2,233         7         1,002       4,126
    Capital expenditures              23           16         1            24          24

------------
    (1) Net revenues and Adjusted EBITDA include the equity in earnings from the Company's investment in ARAC of $18 million, $14 million and $51 million in 1999, 1998 and 1997, respectively. Net revenues and Adjusted EBITDA for 1999 and 1998 include a pre-tax gain of $11 million and $18 million, respectively, as a result of the 1999 and 1998 sale of a portion of the Company's equity interest. Segment assets include such equity method investment in the amount of $118 million, $139 million and $124 million at December 31, 1999, 1998 and 1997, respectively.
    (2) Net revenues include a $23 million gain on the sales of car park facilities. Segment assets include the Company's equity investment of $17 million in EPub.

     Provided below is a reconciliation of Adjusted EBITDA and total assets for reportable segments to the consolidated amounts.

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                               1999      1998     1997
                                                            --------- --------  --------
    Adjusted EBITDA for reportable segments                  $ 1,783    $1,647   $1,263
    Other charges:
  Litigation settlement and related costs                     (2,894)     (351)      --
     Termination of proposed acquisitions                         (7)     (433)      --
     Executive terminations                                       --       (53)      --
     Investigation-related costs                                 (21)      (33)      --
     Merger-related costs and other unusual charges
    (credits)                                                    (25)       67     (701)
     Investigation-related financing costs                        --       (35)      --
    Depreciation and amortization                               (347)     (303)    (222)
    Interest, net                                               (196)     (112)     (51)
    Net gain on dispositions of businesses                       967        --       --
                                                            --------- --------  --------
    Consolidated income (loss) before income taxes and
    minority  interest                                       $  (740)   $  394   $  289
                                                            ========= ========  ========

   GEOGRAPHIC SEGMENT INFORMATION

                              UNITED    UNITED    ALL OTHER
                     TOTAL    STATES   KINGDOM    COUNTRIES
                   -------- --------  --------- -----------
    1999
    Net revenues    $ 4,521  $ 3,482    $  748      $291
    Assets           14,531   11,104     3,215       212
    Long-lived
    assets            1,279      522       723        34
    1998
    Net revenues    $ 4,465  $ 3,458    $  696      $311
    Assets           19,047   15,081     3,707       259
    Long-lived
    assets            1,378      591       768(1)     19
    1997
    Net revenues    $ 3,553  $ 2,982    $  232      $339
    Assets           13,179   11,855     1,015       309
    Long-lived
    assets              504      437        49        18

------------
    (1) Includes $691 million of property and equipment acquired in connection with the NPC acquisition.

     Geographic segment information is classified based on the geographic location of the subsidiary. Long-lived assets are comprised of property and equipment.

25.  SELECTED QUARTERLY FINANCIAL DATA -- (UNAUDITED)

     Provided below is the selected unaudited quarterly financial data for 1999 and 1998. The underlying per share information is calculated from the weighted average shares outstanding during each quarter, which may fluctuate based on quarterly income levels, market prices, and share repurchases. Therefore, the sum of the quarters per share information may not equal the total year amounts.

                                                                    1999
                                                 ---------------------------------------------
                                                 FIRST (2)    SECOND (3) THIRD (4)  FOURTH (5)
                                                 ---------   ----------  --------- ----------
  Net revenues                                   $1,102       $1,171     $1,154    $ 1,094
                                                 ---------   ----------  --------- ----------
    Income (loss) from continuing operations (1)    167          846        233     (1,579)
    Income (loss) from discontinued operations,
    net  of tax                                       2           28        (24)        98
    Gain (loss) on sale of discontinued
    operations,  net of tax (6)                     193          (12)        (7)        --
                                                 ---------   ----------  --------- ----------
    Net income (loss)                            $  362       $  862     $  202    $(1,481)
                                                 =========   ==========  ========= ==========
    Per share information:
  Basic
   Income (loss) from continuing operations      $ 0.21       $ 1.10     $ 0.32    $ (2.22)
      Net income (loss)                          $ 0.45       $ 1.12     $ 0.28    $ (2.08)
      Weighted average shares (in millions)         800          770        726        711
     Diluted
   Income (loss) from continuing operations      $ 0.20       $ 1.03     $ 0.30    $ (2.22)
      Net income (loss)                          $ 0.43       $ 1.05     $ 0.26    $ (2.08)
      Weighted average shares (in millions)         854          824        780        711
    Common Stock Market Prices:
   High                                          $22 7/16     $20 3/4    $22 5/8   $26 9/16
      Low                                        $15 5/16     $15 1/2    $17       $14 9/16

                                                                 1998
                                             --------------------------------------------
                                             FIRST (7)  SECOND (8) THIRD (9)  FOURTH (10)
                                             --------- ----------  --------- -----------
    Net revenues                             $ 957      $1,094     $1,245      $1,169
                                             --------- ----------  --------- -----------
    Income (loss) from continuing operations   199         183        132        (306)
    Income (loss) from discontinued
    operations,  net of tax                    (26)        (30)       (21)          4
    Gain on sale of discontinued operations,
     net of tax (6)                             --          --         --         405
                                             --------- ----------  --------- -----------
    Net income                               $ 173      $  153     $  111      $  103
                                             ========= ==========  ========= ===========
    Per share information:
  Basic
   Income (loss) from continuing
       operations                            $0.24      $ 0.22     $ 0.15      $(0.36)
      Net income                             $0.21      $ 0.18     $ 0.13      $ 0.12
      Weighted average shares (in millions)    839         851        852         850
     Diluted
   Income (loss) from continuing
       operations                            $0.22      $ 0.21     $ 0.15      $(0.36)
      Net income                             $0.20      $ 0.18     $ 0.13      $ 0.12
      Weighted average shares (in millions)    917         901        861         850
    Common Stock Market Prices:
   High                                      $41        $41  3/8   $22 7/16    $20 5/8
      Low                                    $32 7/16   $18 9/16   $10 7/16    $7 1/2

------------
    (1) Includes net gains associated with the dispositions of businesses of $716 million, $83 million and $168 million for the second, third, and fourth quarters, respectively (see Note 3 -- Dispositions and Acquisitions of Businesses).
    (2) Includes charges of $7 million ($4 million, after tax or $0.01 per diluted share) in connection with the termination of the proposed acquisition of RACMS, $2 million ($1 million, after tax) for investigation -related costs and a $1 million gain on the sale of a company subsidiary.
    (3) Includes charges of $23 million ($15 million, after tax or $0.02 per diluted share) of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of the Company's lodging franchisees to a Company sponsored property management system and $6 million ($4 million, after tax) for investigation-related costs.
    (4) Includes charges of $5 million ($3 million, after tax) for investigation-related costs and $5 million ($3 million, after tax) principally related to the consolidation of European call centers in Cork, Ireland.
    (5) Includes charges of $2,894 million ($1,839 million, after tax or $2.59 per diluted share) associated with the preliminary agreement to settle the principal shareholder securities class action suit and $8 million ($5 million, after tax or $0.01 per diluted share) of investigation-related costs. Such charges were partially offset by a $2 million ($1 million, after tax) credit associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.
    (6) Represents gains associated with the sales of Hebdo Mag and CDS (see Note 4 -- Discontinued Operations).
    (7) Includes a charge of $3 million ($2 million, after tax) for investigation-related costs, including incremental financing costs, and executive terminations.
    (8) Includes a charge of $32 million ($20 million, after tax or $0.02 per diluted share) for investigation-related costs, including incremental financing costs, and executive terminations. Such charge was partially offset by a credit of $27 million ($19 million, after tax or $0.02 per diluted share) associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.
    (9) Includes a charge of $76 million ($49 million, after tax or $0.06 per share) for investigation-related costs, including incremental financing costs, and executive terminations.
    (10) Includes charges of (i) $433 million ($282 million, after tax or $0.33 per diluted share) for the costs of terminating the proposed acquisitions of American Bankers and Providian, (ii) $351 million ($228 million, after tax or $0.27 per diluted share) associated with the agreement to settle the PRIDES securities class action suit and (iii) $13 million ($10 million, after tax or $0.01 per diluted share) for investigation-related costs, including incremental financing costs, and executive terminations. Such charges were partially offset by a credit of $43 million ($27 million, after tax or $0.03 per diluted share) associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.

26.  CONSOLIDATING CONDENSED INFORMATION

     In connection with the pending issuance of the tracking stock described in
     Note 14 -- Shareholder's Equity, the Company intends to disclose separately, for financial reporting purposes, financial information for the Cendant Group and the Move.com Group. Cendant Group provides various services to and receives various services from the Move.com Group. Inter-group revenues and expenses have been broken out separately and self-eliminate in consolidation.

     ALLOCATION POLICIES

     Treasury Activities. The Company manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Each Group generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to the Company, and the Company generally funds each Group's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned) on a daily basis.

     In the consolidating condensed financial information presented herein, (1) all external debt and equity transactions (and the proceeds thereof) are attributed to Cendant Group, (2) whenever Move.com Group holds cash, that cash is transferred to Cendant Group and accounted for as a return of capital (i.e., as a reduction in Move.com Group's division equity and Cendant Group's retained interest in Move.com Group) and (3) whenever Move.com Group has a cash need, that cash need is funded by Cendant Group and accounted for as a capital contribution (i.e., as an increase in Move.com Group's division equity and Cendant Group's retained interest in Move.com Group). The Company intends to continue these practices until Move.com common stock is issued pursuant to its public offering. Currently, the operations of Move.com Group have been funded from available cash, and we have not incurred any indebtedness to finance the operations of Move.com Group. Accordingly, no interest expense has been or will be reflected in the financial statements of Move.com Group for any period prior to the date on which Move.com common stock is first issued.

     After the date on which Move.com common stock is first issued:

     The Company will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of Cendant Group's retained interest that correspond to dividends paid on Move.com common stock), as inter-Group revolving credit advances unless:

     - the Company's board of directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan; the Company's board of directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing Cendant Group's retained interest in Move.com Group; or

     - the Company's board of directors determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing Cendant Group's retained interest in Move.com Group.

     There are no specific criteria to determine when the Company will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance.

     The Company's board of directors would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances.

     Any cash transfer accounted for as an inter-Group revolving credit advance may bear interest at the rate at which the Company's board of directors, in its sole discretion, determines the Company could borrow such funds on a revolving credit basis. Although the Company currently does not intend to charge interest on inter-Group revolving credit advances, if the Company's board of directors determines to charge interest, the consolidating condensed financial information presented herein will not be comparable for periods prior to and after charging interest on such credit advances. If interest is charged on inter-Group revolving credit advances, it will be at a rate which the Company is required to pay to borrow funds at that time. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the the Company board of directors, in its sole discretion, determines the Company could borrow such funds.

     Any cash transfer from Cendant Group to Move.com Group, or for Move.com Group's account, accounted for as a capital contribution, will correspondingly increase Move.com Group's division equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares of Move.com common stock that the Company may issue for the account of Cendant Group in respect of its retained interest in Move.com Group which the Company calls the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group, will increase by the amount of such capital contribution divided by the market value of Move.com Group on the date of transfer.

     Any cash transfer from Move.com Group to Cendant Group, or for Cendant Group's account, accounted for as a return of capital, will correspondingly reduce Move.com Group's division equity and Cendant Group's retained interest in Move.com Group. As a result, the number of shares issuable with respect to Cendant Group's retained interest in Move.com Group will decrease by the amount of such return of capital divided by the market value of Move.com common stock on the date of transfer.

     Revenues. Revenue allocations are supported by signed agreements between the Cendant Group and the Move.com Group and are intended to approximate the fair value of services provided.

     Expenses. Cendant Group allocates the cost of its corporate overhead services to the Move.com Group generally based on utilization. Where determinations based on utilization are impracticable, the Cendant Group uses percentages of revenues or other methods and criteria that management believes to be equitable and to provide a reasonable estimate of costs attributable to the Move.com Group. The allocations of corporate overhead to the Move.com Group are consistent with the allocations made to subsidiaries within the Cendant Group. Corporate overhead includes charges for legal, accounting (tax and financial), information and telecommunications services, marketing, intellectual property, public relations, corporate offices and travel.

     Expenses, other than corporate overhead allocations, are allocated based upon utilization and usage volume.

     Income Taxes. Move.com Group is included in the consolidated federal income tax return of Cendant Group. In addition, Move.com Group files unitary and combined state income tax returns with Cendant Group in jurisdictions where required. As such, income tax expense is allocated to Move.com Group in accordance with Cendant Group's tax allocation policy.

     ALLOCATIONS

     The allocations from the Cendant Group to the Move.com Group are comprised as follows: (a) revenues for selling advertising space and links on the Cendant Group real estate franchise systems Web sites, (b) revenues for Web site management associated with the Cendant Group's real estate franchise systems, (c) revenues associated with the Web site development of the Cendant Group's Welcome Wagon subsidiary, (d) expenses for overhead charges, (e) expenses associated with an Internet engineering services agreement and (f) expenses associated with the Web site development of Cendant Group's Welcome Wagon subsidiary. Additionally, portions of the benefit for income taxes and balance sheet accounts of Move.com Group are based on allocations from the Cendant Group.

     The consolidating condensed financial information, which includes certain allocations between the Cendant Group and the Move.com Group, is presented as follows.

     CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

                                                        YEAR ENDED DECEMBER 31, 1999
                                                    -------------------------------------
                                                     CENDANT    MOVE.COM      CENDANT
                                                      GROUP      GROUP     CONSOLIDATED
                                                    --------- ----------  --------------
Net Revenues
 External revenues                                    $4,504      $ 17        $4,521
 Inter-group agreements                                   (1)        1            --
                                                    --------- ----------  --------------
Net revenues                                           4,503        18         4,521
Expenses:
 Operating:
  External expenses                                    1,570        35         1,605
  Inter-group allocated expenses                          (3)        3            --
 Marketing and reservation                               596        --           596
 General and administrative                              535         2           537
 Depreciation and amortization                           345         2           347
 Other charges                                         2,947        --         2,947
 Interest, net                                           196        --           196
                                                    --------- ----------  --------------
Total expenses                                         6,186        42         6,228
Net gain on dispositions of businesses                   967        --           967
                                                    --------- ----------  --------------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST          (716)      (24)         (740)
Benefit for income taxes                                (458)      (10)         (468)
Minority interest, net of tax                             61        --            61
                                                    --------- ----------  --------------
LOSS FROM CONTINUING OPERATIONS                         (319)      (14)         (333)
Discontinued operations:
 Income from discontinued operations, net of tax         104        --           104
 Gain on sale of discontinued operations, net of
  tax                                                    174        --           174
                                                    --------- ----------  --------------
NET LOSS                                              $  (41)     $(14)       $  (55)
                                                    ========= ==========  ==============

                                                        YEAR ENDED DECEMBER 31, 1998
                                                    -------------------------------------
                                                     CENDANT    MOVE.COM      CENDANT
                                                      GROUP      GROUP     CONSOLIDATED
                                                    --------- ----------  --------------
Net revenues                                          $4,455      $10         $4,465
                                                    --------- ----------  --------------
Expenses:
 Operating:
  External expenses                                    1,651        1          1,652
  Inter-group allocated expenses                          --       --             --
 Marketing and reservation                               619        3            622
 General and administrative                              539        5            544
 Depreciation and amortization                           301        2            303
 Other charges                                           838       --            838
 Interest, net                                           112       --            112
                                                    --------- ----------  --------------
Total expenses                                         4,060       11          4,071
                                                    --------- ----------  --------------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY
 INTEREST                                                395       (1)           394
Provision for income taxes                               135       --            135
Minority interest, net of tax                             51       --             51
                                                    --------- ----------  --------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                 209       (1)           208
Discontinued operations:
 Loss from discontinued operations, net of tax           (73)      --            (73)
 Gain on sale of discontinued operations, net of
  tax                                                    405       --            405
                                                    --------- ----------  --------------
NET INCOME (LOSS)                                     $  541      $(1)        $  540
                                                    ========= ==========  ==============

                                                         YEAR ENDED DECEMBER 31, 1997
                                                     -------------------------------------
                                                      CENDANT    MOVE.COM      CENDANT
                                                       GROUP      GROUP     CONSOLIDATED
                                                     --------- ----------  --------------
Net revenues                                           $3,547      $ 6         $3,553
                                                     --------- ----------  --------------
Expenses:
 Operating:
  External expenses                                     1,129        1          1,130
  Inter-group allocated expenses                           --       --             --
 Marketing and reservation                                621        2            623
 General and administrative                               533        4            537
 Depreciation and amortization                            221        1            222
 Other charges                                            701       --            701
 Interest, net                                             51       --             51
                                                     --------- ----------  --------------
Total expenses                                          3,256        8          3,264
                                                     --------- ----------  --------------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY
 INTEREST                                                 291       (2)           289
Provision (benefit) for income taxes                      208       (1)           207
                                                     --------- ----------  --------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                   83       (1)            82
Loss from discontinued operations, net of tax             (42)      --            (42)
                                                     --------- ----------  --------------
INCOME (LOSS) BEFORE EXTRAORDINARY GAIN AND
 CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    41       (1)            40
Extraordinary gain, net of tax                             26       --             26
                                                     --------- ----------  --------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGE                                         67       (1)            66
Cumulative effect of accounting change, net of tax       (283)      --           (283)
                                                     --------- ----------  --------------
NET LOSS                                               $ (216)     $(1)        $ (217)
                                                     ========= ==========  ==============

 CONSOLIDATING CONDENSED BALANCE SHEETS
                                                              DECEMBER 31, 1999
                                                    -------------------------------------
                                                     CENDANT    MOVE.COM      CENDANT
                                                      GROUP      GROUP     CONSOLIDATED
                                                    --------- ----------  --------------
ASSETS
 Cash and cash equivalents                           $ 1,167      $  1        $ 1,168
 Receivables                                             983         8            991
 Deferred income taxes                                 1,305        --          1,305
 Other current assets                                    768         3            771
 Property and equipment                                1,276         3          1,279
 Goodwill                                              3,101         5          3,106
 Other noncurrent assets                               3,183         2          3,185
 Assets under management and mortgage programs         2,726        --          2,726
                                                    --------- ----------  --------------
TOTAL ASSETS                                         $14,509      $ 22        $14,531
                                                    ========= ==========  ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                  $ 4,892      $ 21        $ 4,913
Noncurrent liabilities                                 3,310        --          3,310
Liabilities under management and mortgage programs     2,624        --          2,624
Mandatorily redeemable preferred securities issued
 by subsidary holding senior debentures issued by
 the Company                                           1,478        --          1,478
Shareholders' equity
Common stock                                               9        --              9
Additional paid-in-capital                             4,083        19          4,102
Retained earnings (accumulated deficit)                1,443       (18)         1,425
Accumulated other comprehensive loss                     (42)       --            (42)
Treasury stock, at cost                               (3,288)       --         (3,288)
                                                    --------- ----------  --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $14,509      $ 22        $14,531
                                                    ========= ==========  ==============

                                                              DECEMBER 31, 1998
                                                    -------------------------------------
                                                     CENDANT    MOVE.COM      CENDANT
                                                      GROUP      GROUP     CONSOLIDATED
                                                    --------- ----------  --------------
ASSETS
 Cash and cash equivalents                           $ 1,002      $--         $ 1,002
 Receivables                                           1,482        3           1,485
 Deferred income taxes                                   319       --             319
 Other current assets                                  1,228       --           1,228
 Property and equipment                                1,376        2           1,378
 Goodwill                                              3,741        3           3,744
 Other noncurrent assets                               2,752        1           2,753
 Assets under management and mortgage programs         7,512       --           7,512
                                                    --------- ----------  --------------
TOTAL ASSETS                                         $19,412      $ 9         $19,421
                                                    ========= ==========  ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                  $ 2,050      $ 5         $ 2,055
Noncurrent liabilities                                 3,820       --           3,820
Liabilities under management and mortgage programs     7,238       --           7,238
Mandatorily redeemable preferred securities issued
 by subsidiary holding senior debentures issued by
 the Company                                           1,472       --           1,472
Shareholders' equity
Common stock                                               9       --               9
Additional paid-in-capital                             3,855        8           3,863
Retained earnings (accumulated deficit)                1,484       (4)          1,480
Accumulated other comprehensive loss                     (49)      --             (49)
Treasury stock, at cost                                 (467)      --            (467)
                                                    --------- ----------  --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $19,412      $ 9         $19,421
                                                    ========= ==========  ==============

 CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                                                          YEAR ENDED DECEMBER 31, 1999
                                                      -------------------------------------
                                                       CENDANT    MOVE.COM      CENDANT
                                                        GROUP      GROUP     CONSOLIDATED
                                                      --------- ----------  --------------
OPERATING ACTIVITIES:
 Net loss                                              $   (41)     $(14)       $   (55)
 Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities from
 continuing operations:
 Income from discontinued operations                      (104)       --           (104)
 Gain on sale of discontinued operations, net of tax      (174)       --           (174)
 Depreciation and amortization                             345         2            347
 Other charges                                           2,919        --          2,919
 Net gain on dispositions of businesses                   (967)       --           (967)
 Management and mortgage programs                        2,001        --          2,001
 Other, net                                               (803)        8           (795)
                                                      --------- ----------  --------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING
 ACTIVITIES FROM CONTINUING OPERATIONS                   3,176        (4)         3,172
                                                      --------- ----------  --------------
INVESTING ACTIVITIES:
 Net proceeds from dispositions of businesses            3,365        --          3,365
 Net assets acquired (net of cash acquired) and
  acquisition related payments                            (202)       (3)          (205)
 Management and mortgage programs                       (1,265)       --         (1,265)
 Other, net                                               (148)       (2)          (150)
                                                      --------- ----------  --------------
CASH FLOWS PROVIDED BY (USED IN) INVESTING
 ACTIVITIES FROM CONTINUING OPERATIONS                   1,750        (5)         1,745
                                                      --------- ----------  --------------
FINANCING ACTIVITIES:
 Proceeds from borrowings                                1,719        --          1,719
 Principal payments on borrowings                       (2,213)       --         (2,213)
 Issuance of common stock                                  127        --            127
 Repurchases of common stock                            (2,863)       --         (2,863)
 Management and mortgage programs                       (1,558)       --         (1,558)
 Inter-group funding                                       (10)       10             --
                                                      --------- ----------  --------------
CASH FLOW PROVIDED BY (USED IN) FINANCING ACTIVITIES
 FROM CONTINUING OPERATIONS                             (4,798)       10         (4,788)
                                                      --------- ----------  --------------

Effect of changes in exchange rates on cash and cash
 equivalents                                                51        --             51
                                                      --------- ----------  --------------
Net cash used in discontinued operations                   (14)       --            (14)
                                                      --------- ----------  --------------
Net increase in cash and cash equivalents                  165         1            166
Cash and cash equivalents, beginning of period           1,002        --          1,002
                                                      --------- ----------  --------------
Cash and cash equivalents, end of period               $ 1,167      $  1        $ 1,168
                                                      ========= ==========  ==============

                                                          YEAR ENDED DECEMBER 31, 1998
                                                      -------------------------------------
                                                       CENDANT    MOVE.COM      CENDANT
                                                        GROUP      GROUP     CONSOLIDATED
                                                      --------- ----------  --------------
OPERATING ACTIVITIES:
 Net income (loss)                                     $   541      $(1)        $   540
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities from
  continuing operations:
 Loss from discontinued operations, net of tax              73       --              73
 Gain on sale of discontinued operations, net of tax      (405)      --            (405)
 Depreciation and amortization                             301        2             303
 Other charges                                             347       --             347
 Management and mortgage programs                          480       --             480
 Other, net                                               (631)      --            (631)
                                                      --------- ----------  --------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES FROM
 CONTINUING OPERATIONS                                     706        1             707
                                                      --------- ----------  --------------
INVESTING ACTIVITIES:
 Net proceeds from dispositions of businesses              314       --             314
 Net assets acquired (net of cash acquired) and
  acquisition related payments                          (2,731)      --          (2,731)
 Management and mortgage programs                       (1,542)      --          (1,542)
 Other, net                                               (241)      (1)           (242)
                                                      --------- ----------  --------------
CASH FLOWS USED IN INVESTING ACTIVITIES FROM
 CONTINUING OPERATIONS                                  (4,200)      (1)         (4,201)
                                                      --------- ----------  --------------
FINANCING ACTIVITIES:
 Proceeds from borrowings                                4,809       --           4,809
 Principal payments on borrowings                       (2,596)      --          (2,596)
 Issuance of common stock                                  171       --             171
 Repurchases of common stock                              (258)      --            (258)
 Management and mortgage programs                        1,117       --           1,117
 Proceeds from mandatorily redeemable preferred
  securities issued by subsidiary holding solely
  senior debentures issued by the Company                1,447       --           1,447
                                                      --------- ----------  --------------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES FROM
 CONTINUING OPERATIONS                                   4,690       --           4,690
                                                      --------- ----------  --------------

Effect of changes in exchange rates on cash and cash
 equivalents                                               (16)      --             (16)
                                                      --------- ----------  --------------
Net cash used in discontinued operations                  (266)      --            (266)
                                                      --------- ----------  --------------
Net increase in cash and cash equivalents                  914       --             914
Cash and cash equivalents, beginning of period              88       --              88
                                                      --------- ----------  --------------
Cash and cash equivalents, end of period               $ 1,002      $--         $ 1,002
                                                      ========= ==========  ==============

                                                          YEAR ENDED DECEMBER 31, 1997
                                                      -------------------------------------
                                                       CENDANT    MOVE.COM      CENDANT
                                                        GROUP      GROUP     CONSOLIDATED
                                                      --------- ----------  --------------
OPERATING ACTIVITIES:
 Net loss                                              $  (216)     $(1)           (217)
 Adjustments to reconcile net loss to net cash
 provided by operating activities from continuing
 operations:
 Loss from discontinued operations, net of tax              42       --              42
 Extraordinary gain, net of tax                            (26)      --             (26)
 Cumulative effect of accounting change, net of tax        283       --             283
 Depreciation and amortization                             221        1             222
 Other charges                                             701       --             701
 Management and mortgage programs                          734       --             734
 Other, net                                               (942)       1            (941)
                                                      --------- ----------  --------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES FROM
 CONTINUING OPERATIONS                                     797        1             798
                                                      --------- ----------  --------------
INVESTING ACTIVITIES:
 Net proceeds from dispositions of businesses              224       --             224
 Net assets acquired (net of cash acquired) and
  acquisition related payments                            (564)      (3)           (567)
 Management and mortgage programs                       (1,497)      --          (1,497)
 Other, net                                               (486)      (1)           (487)
                                                      --------- ----------  --------------
CASH FLOWS USED IN INVESTING ACTIVITIES FROM
 CONTINUING OPERATIONS                                  (2,323)      (4)         (2,327)
                                                      --------- ----------  --------------
FINANCING ACTIVITIES:
 Proceeds from borrowings                                   67       --              67
 Principal payments on borrowings                         (174)      --            (174)
 Issuance of convertible debt                              544       --             544
 Issuance of common stock                                  132       --             132
 Repurchases of common stock                              (171)      --            (171)
 Management and mortgage programs                          510       --             510
 Other, net                                                 (7)      --              (7)
 Inter-group funding                                        (3)       3              --
                                                      --------- ----------  --------------
CASH FLOW PROVIDED BY FINANCING ACTIVITIES FROM
 CONTINUING OPERATIONS                                     898        3             901
                                                      --------- ----------  --------------
Effect of changes in exchange rates on cash and cash
 equivalents                                                15       --              15
                                                      --------- ----------  --------------
Net cash used in discontinued operations                   563       --             563
                                                      --------- ----------  --------------
Net decrease in cash and cash equivalents                  (50)      --             (50)
Cash and cash equivalents, beginning of period             138       --             138
                                                      --------- ----------  --------------
Cash and cash equivalents, end of period               $    88      $--         $    88
                                                      ========= ==========  ==============

27.  SUBSEQUENT EVENTS

     PENDING ACQUISITIONS

     Avis Group Holdings, Inc. On November 13, 2000, the Company announced that they entered into a definitive agreement to acquire all of the outstanding shares of Avis Group Holdings, Inc. ("Avis," formerly Avis Rent A Car, Inc.) that are not currently owned by the Company at a price of $33.00 per

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     share in cash. Approximately 26 million outstanding shares of Avis common stock and options to purchase 7.9 million additional shares are not currently owned by the Company. Accordingly, the transaction is valued at approximately $937 million, inclusive of the net cash obligation related to Avis stock options expected to be cancelled prior to consummation.

     The acquisition will be made by PHH. PHH will distribute the consumer car rental business to a Company subsidiary not within PHH's ownership structure. After the acquisition and the distribution of the consumer car rental business, PHH will own and operate the Avis fleet business, as well as the Wright Express fuel card business. The merger is conditioned upon, among other things, approval of a majority of the votes cast by Avis stockholders who are unaffiliated with the Company and also customary regulatory approvals. Although no assurances can be given, the Company expects the transaction to close in the first quarter of 2001.

     Fairfield Communities, Inc. On November 2, 2000, the Company announced that it had entered into a definitive agreement with Fairfield Communities, Inc. ("Fairfield") to acquire all of its outstanding common stock at $15 per share, or approximately $635 million in aggregate. The final acquisition price may increase to a maximum of $16 per share depending upon a formula based on the average trading price of CD common stock over a twenty trading day period prior to the date on which Fairfield stockholders meet to approve the transaction. The consideration is payable in cash and the balance will either be in cash or CD common stock, or a combination of cash and CD common stock, at the holder's election. We are not required, however, to pay more than 50% of the consideration in cash and have the right to substitute cash for any shares of Fairfield common stock instead of issuing CD common stock. Consummation of the transaction is subject to customary regulatory approvals. Although no assurances can be given, the Company expects to complete the acquisition in early 2001.

     PENDING DISPOSITION

     On October 27, 2000, the Company announced that it had entered into a definitive agreement (the "Homestore Transaction") with Homestore.com, Inc. ("Homestore") to sell its Internet real estate portal, move.com, certain other businesses within its Move.com Group segment and Welcome Wagon International, Inc. ("Welcome Wagon") (a wholly-owned subsidiary included with the diversified services segment) in exchange for approximately 26 million shares of Homestore common stock valued at approximately $761 million. The Company intends on allocating a portion of the Homestore common stock shares received to existing Move.com common stockholders and option holders. After such allocation, the Company expects to retain approximately 19 or 20 million shares of Homestore common stock. Consummation of the transaction is subject to certain customary closing conditions, including Hart Scott Rodino anti-trust approval. Although no assurances can be given, the Company expects to complete the transaction during the first quarter of 2001.

     FUNDING OF THE CLASS ACTION LITIGATION

     Under the Settlement Agreement, the Company had the option of forming a trust established for the benefit of the plaintiffs in lieu of posting collateral. On November 13, 2000, the Company funded such trust with a cash deposit of approximately $350 million. Such deposit will serve to reduce the collateral required to be posted under the Settlement Agreement.

     CREDIT FACILITIES

     During August 2000, the Company replaced its existing $1.0 billion, 364-day revolving credit facility with a $1.75 billion, three-year competitive advance and revolving credit agreement maturing on August 29, 2003. On November 13, 2000, the Company posted letters of credit of $1.71 billion from this agreement as collateral required under the Settlement Agreement.

     During November 2000, the Company obtained $790 million in commitments for surety bonds and posted this entire amount as collateral required under the Settlement Agreement on November 13, 2000.

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

     During February 2000, PHH reduced the availability of its unsecured committed credit facilities from $2.5 billion to $1.5 billion to reflect the reduced borrowing needs of PHH as a result of the disposition of its fleet businesses.

     During September and November of 2000, PHH obtained lines of credit of $125 million and $150 million maturing in September 2001 and November 2001, respectively.

     PHH SHELF REGISTRATION

     On September 22, 2000, PHH filed a shelf registration statement registering an additional $2.625 billion of debt securities. PHH currently has $3.0 billion available for issuing medium-term notes under its existing shelf registration statement.

     SECURITIZATIONS

     During the second and third quarters of 2000, the Company entered into three separate financing agreements with Apple Ridge Funding LLC ("Apple Ridge"), a bankruptcy remote, special purpose entity. Under the terms of these agreements, certain relocation receivables will be transferred for cash, on a revolving basis, to Apple Ridge until March 31, 2007. The Company retains a subordinated residual interest and the related servicing rights and obligations in the relocation receivables.

     DEBT REDEMPTION

     On January 21, 2000, the Company redeemed all outstanding 7 1/2% senior notes at a redemption price of 100.695% of par plus accrued interest. In connection with the redemption, the Company recorded an extraordinary loss of $4 million ($2 million after tax) in the first quarter of 2000.

     During March and November of 2000, the Company made principal payments totaling $500 million to reduce its outstanding borrowings under its existing term loan facility.

     MANDATORILY REDEEMABLE PREFERRED INTEREST IN A SUBSIDIARY

     In March 2000, a Company-formed limited liability corporation ("LLC") issued a mandatorily redeemable preferred interest ("Senior Preferred Interest") in exchange for $375 million in cash. The Senior Preferred Interest is mandatorily redeemable 15 years from the date of issuance and may be redeemed after 5 years, or earlier in certain circumstances. Distributions on the Senior Preferred Interest are based on the three-month LIBOR plus an applicable margin (1.77%). Simultaneously with the issuance of the Senior Preferred Interest, the Company transferred certain assets to the LLC. After the sale of the Senior Preferred Interest, the Company owned 100% of both the common interest and the junior preferred interest in the LLC. In the event of default, holders of the Senior Preferred Interest have certain liquidation preferences.

     SHARE REPURCHASES

     Subsequent to December 31, 1999, the Company repurchased an additional $306 million (approximately 18 million shares) of its common stock under its repurchase program as of September 30, 2000.

     STRATEGIC ALLIANCE

     In February 2000, pursuant to a previously announced strategic alliance, Liberty Media Corporation ("Liberty Media") invested $400 million in cash to purchase 18 million shares of CD common stock and a two-year warrant to purchase approximately 29 million shares of CD common stock at an exercise price of $23.00 per share. In addition, in March 2000, Liberty Media's Chairman, John C. Malone, Ph.D., purchased one million shares of CD common stock for approximately $17 million in cash.

     On November 16, 2000, Liberty Media purchased approximately 4.1 million additional shares of CD common stock for consideration consisting of $12.34 per share, or $50 million in aggregate, in cash and approximately 2.3 million shares of CD common stock for consideration consisting of a warrant to purchase up to approximately 29 million shares of CD common stock.

     MOVE.COM COMMON STOCK

     Authorization of Tracking Stock. On March 21, 2000, the Company's shareholders approved a proposal authorizing a new series of common stock to track the performance of the Move.com Group. The Company's existing common stock was reclassified as CD common stock, as described in Note 14 -- Shareholder's Equity. In addition, the Company's charter was amended and restated to increase the number of authorized shares of common stock from
     2.0 billion to approximately 2.5 billion, comprised of 2.0 billion shares of CD common stock and 500 million shares of Move.com common stock.

     The Company issued shares of Move.com common stock in several private financings, including the following transactions:

     NRT Incorporated Investment. On April 14, 2000, NRT purchased 319,591 shares of Move.com common stock for $31.29 per share or approximately $10 million in cash. The Company owns $179 million of NRT convertible preferred stock, of which $21 million will be convertible, at the Company's option upon occurrence of certain events, into no more than 50% of NRT's common stock.

     Chatham Street Holdings, LLC Investment. On March 31, 2000, Chatham Street Holdings, LLC ("Chatham") exercised a contractual right to purchase 1,561,000 shares of Move.com common stock for $16.02 per share or approximately $25 million in cash. In connection with such exercise, for every two shares of Move.com common stock purchased, Chatham received a warrant to purchase one share of Move.com common stock at a price equal to $64.08 per share and a warrant to purchase one share of Move.com common stock at a price equal to $128.16 per share. Also during March 2000, the Company invested $25 million in convertible preferred stock of WMC Finance Co. ("WMC"), an online provider of sub-prime mortgages and an affiliate of Chatham (which is convertible into 2,541,946 shares or approximately 12% of WMC's common stock at September 30, 2000), and was granted an option to purchase approximately 5 million shares of WMC common stock.

     On November 24, 2000 the Company and Chatham entered into an agreement whereby Chatham sold to the Company (i) 2.6 million shares of Series E cumulative preferred stock of WMC, (ii) 1,561,000 shares of Move.com common stock and, (iii) warrants to purchase 1,561,000 shares of Move.com common stock in exchange for $75.1 million in cash and 2.6 million shares of Class A common stock of WMC. In consideration for such securities, the Company also agreed to pay Chatham an additional $15 million within 90 days after consummation of the Homestore Transaction.

     Liberty Digital, Inc. Investment. On March 31, 2000, Liberty Digital, Inc. ("Liberty Digital") purchased 1,598,030 shares of Move.com common stock for $31.29 per share in exchange for consideration consisting of $10 million in cash and 813,215 shares of Liberty Digital Class A common stock valued at approximately $40 million. In the event Move.com common stock is not publicly traded by June 30, 2001, the Company will be required to exchange such shares for CD common stock.

     RESTRUCTURING COSTS AND UNUSUAL CHARGES

     During the first quarter of 2000, the Company's management, with the appropriate level of authority, formally committed to various strategic initiatives. As a result of such initiatives, the Company incurred restructuring and unusual charges of $106 million during the first quarter of 2000, of which $20 million was reclassified as discontinued operations during the third quarter of 2000. The charges of $106 million included $60 million of restructuring charges and $46 million of unusual charges.

     The restructuring initiatives were aimed at improving the overall level of organizational efficiency, consolidating and rationalizing existing processes, reducing cost structures in our underlying businesses and other related efforts. These initiatives primarily affected the Company's travel and insurance/wholesale segments and its discontinued individual membership segment. The initiatives are expected to be substantially completed by the end of the first quarter of 2001. The restructuring charges included (i) $25 million of personnel related costs primarily for severance resulting from the consolidation of business operations and certain corporate functions, (ii) $26 million of asset impairments primarily related to the planned exit of a timeshare software development business and (iii) $9 million of facility related costs for facility closures and lease obligations resulting from the consolidation and relocation of business operations.

     The unusual charges of $46 million included (i) $21 million to fund an irrevocable contribution to an independent technology trust responsible for the installation of a property management system, sponsored by us, (ii) $11 million associated with executive terminations, (iii) $7 million principally related to the abandonment of certain computer system applications, (iv) $3 million related to stock option contract modifications and (v) $4 million of other related costs.

     PRIDES LITIGATION SETTLEMENT

     On March 14, 2000, pursuant to a court order approving the previously disclosed PRIDES settlement, the Company issued approximately 25 million Rights with a calculated value of $11.71 per Right. Right holders may sell or exercise the Rights by delivering the Company three Rights together with two PRIDES in exchange for two new PRIDES (the "New PRIDES") for a period beginning upon distribution of the Rights and concluding upon expiration of the Rights (February 2001). The terms of the New PRIDES are the same as the original PRIDES, except that the conversion rate was revised and fixed so that, at the time of the issuance of the Rights, the New PRIDES had a value equal to $17.57 more than the original PRIDES.

     In connection with the issuance of the Rights, the Company recorded a non-cash credit of $41 million to litigation settlement and related costs during the first quarter of 2000, with a corresponding decrease to additional paid-in capital. The credit represented an adjustment related to the number of Rights to be issued, which was decreased by approximately 3 million, as such Rights were unclaimed and uncontested.

     On May 3, 2000, pursuant to the PRIDES settlement, the Company issued approximately 4 million additional PRIDES (the "Additional PRIDES"), with a face value of $50 per Additional PRIDES, and received approximately $91 million in cash proceeds related to the issuance of such securities. Only Additional Income PRIDES (having identical terms to the originally issued Income PRIDES) were issued, of which 3,619,374 were immediately converted into 3,619,374 New Income PRIDES and 380,626 remained Additional Income PRIDES. No Additional Growth PRIDES were issued in the offering. Upon the issuance of the Additional Income PRIDES, the Company recorded a reduction to stockholders' equity of $108 million equal to the value of the total future contract adjustment payments to be made.

     OTHER LITIGATION

     During the third quarter of 2000, the Company incurred charges of $20 million in connection with litigation asserting claims associated with accounting irregularities in the former business units of CUC and outside of the principal common shareholder class action lawsuit.

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